   As filed with the Securities and Exchange Commission on October 18, 2000
                                                     Registration No. 333-

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                               ---------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                               ---------------
                          IRONSIDE TECHNOLOGIES INC.
                         (Name of issuer in its charter)

 Yukon Territory                 7372                         98-0172098
 (State or Other
  Jurisdiction of    (Primary Standard Industrial          (I.R.S. Employer
 Incorporation or
   Organization)     Classification Code Number)        Identification Number)

                           7077 Koll Center Parkway
                         Pleasanton, California 94566
                                (925) 600-8822
  (Address and telephone number of principal executive offices and principal place of business)

                               William B. Lipsin
                     President and Chief Executive Officer
                           7077 Koll Center Parkway
                         Pleasanton, California 94566
                                (925) 600-8822
           (Name, address and telephone number of agent for service)
                               ---------------
                  Copies of all communications to be sent to:

             Henry H. Hewitt, Esq.                            Jeffrey D. Saper, Esq.
              Reed W. Topham, Esq.                             Caine T. Moss, Esq.
                Stoel Rives LLP                       Wilson Sonsini Goodrich & Rosati, P.C.
        900 SW Fifth Avenue, Suite 2300                         650 Page Mill Road
             Portland, Oregon 97204                        Palo Alto, California 94304
                 (503) 224-3380                                   (650) 493-9300

                               ---------------
       Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                        Proposed Maximum
        Title of Each Class of         Aggregate Offering Amount of Registration
     Securities to be Registered            Price(1)               Fee
--------------------------------------------------------------------------------
Common Shares, no par value..........     $75,000,000            $19,800

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.
    Includes proceeds from the sale of shares which the Underwriters have the option to purchase to cover over-allotments, if any.

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             Subject to Completion
                 Preliminary Prospectus dated October 18, 2000

PROSPECTUS

                                       Shares

                      [LOGO OF IRONSIDE TECHNOLOGIES INC.]

                                 Common Shares

                                  -----------

    This is Ironside Technologies Inc.'s initial public offering. Ironside is
selling        shares in the U.S. and Canada.

    We expect the public offering price to be between $   and $   per share.
Currently, no public market exists for the shares. After pricing of the offering, we expect that the shares will be quoted on the Nasdaq National Market under the symbol "IRON."

    Investing in the common shares involves risks that are described in the "Risk Factors" section beginning on page 6 of this prospectus.

                                  -----------

                                                        Per Share Total
                                                        --------- -----
     Public offering price.............................      $       $
     Underwriting discount.............................      $       $
     Proceeds, before expenses, to Ironside............      $       $

    The underwriters may also purchase up to an additional       shares from
Ironside at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The shares will be ready for delivery on or about       , 2000.

                                  -----------

                              Merrill Lynch & Co.

CIBC World Markets                                    Thomas Weisel Partners LLC

                                  -----------

                  The date of this prospectus is       , 2000.

                   DESCRIPTION OF GRAPHICS FOR FRONT COVER

To the far left of the page is an oval. At the top left of the oval is a drawing of a factory. Below the factory and to the right is a drawing of a truck. At the far left and at the bottom of the oval is the word
"Manufacturer." Below the word "Manufacturer" and centered in the middle of the oval appears "& Distributor." To the immediate right of the oval is a bidirectional arrow. The arrow to the right is pointing to a smaller oval. Located in the smaller oval is a drawing of a rectangular shape. Directly below the smaller oval appears "IRONSIDE Server," below which appears "Applications." Below "Applications" appears "& Infrastructure." To the immediate right of the cloud shape is a bidirectional arrow. A second bidirectional arrow is also located below the cloud shape. The arrow to the immediate right is pointing to an oval approximately the same size as the oval to the far left of the page. On the oval are located five drawings. On the far left and in the center of the oval is a drawing of a palm pilot. Above the palm pilot is a rectangular shape. Below the rectangular shape and to the right of the palm pilot is a drawing of a computer monitor with a keyboard located directly below it. To the right and above the monitor are drawings of two office buildings located next to each other. Centered at the bottom of the oval is "Buyer." The arrow pointing down from the cloud shape points to an oval. In the middle of the arrow and printed horizontally is "iXML." This oval is smaller than the oval labeled "Buyer." On the oval is a rectangular shape. Below the oval appears "IRONSIDE Exchange," directly below which appears "Services Network." Another bidirectional arrow is located under "Services Network." In the middle of the arrow and printed horizontally is "XML, xCBL, cXML." The arrow is pointing to a bracket positioned horizontally on the page. Below the bracket are three ovals in a horizontal line. On the oval located farthest to the right and appearing approximately in the middle of the page are two arrows pointing to each other. Below the arrows and in the middle of the oval is "eMarketplaces." Directly below the oval appears "Simplexis," directly below which is "MRO.com." On the oval in the middle is a drawing of a small rectangle at the top center of the oval, directly below which and in the middle of the oval is "eProcurement." Directly below "eProcurement" and at the bottom center of the oval is "System." Below the oval is "SAP"," below which and centered underneath it is "JD Edwards." Below "JD Edwards" and centered beneath it is "Ariba." On the oval to the far right and centered in the middle of the oval is "Private Networks," with "Networks" located directly beneath "Private." Centered beneath the oval is "Covisint" with "Transora" appearing directly below it.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................   6
Special Note Regarding Forward-Looking Statements........................  19
Use of Proceeds..........................................................  20
Dividend Policy..........................................................  20
Capitalization...........................................................  21
Dilution.................................................................  22
Selected Consolidated Financial Data.....................................  23
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  25
Business.................................................................  39
Management...............................................................  57
Principal Shareholders...................................................  67
Related Party Transactions...............................................  69
Description of Share Capital.............................................  71
Shares Eligible for Future Sale..........................................  73
Income Tax Considerations................................................  75
Underwriting.............................................................  79
Legal Matters............................................................  83
Experts..................................................................  83
Where You Can Find Additional Information................................  83
Index to Consolidated Financial Statements............................... F-1

                               ----------------

      You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                               PROSPECTUS SUMMARY

      The following summary highlights information that we present more fully elsewhere in this prospectus, especially "Risk Factors" and the financial statements and notes thereto.

                           Ironside Technologies Inc.

      We are a leading provider of Internet-based software applications and related services for manufacturers and distributors, or sellers, designed to facilitate and enhance business-to-business e-commerce. Our software applications and services help businesses market and sell their products and services over the Internet. Our solutions enable sellers to quickly and efficiently leverage their existing enterprise business systems and the Internet to connect with multiple buyers and online trading exchanges, while maintaining the traditional sales channels around which their enterprise infrastructure was built.

      With our products and services, sellers can interact more closely and efficiently with their customers, suppliers and other business partners through the exchange of real-time product and process information. For example, a chemical products distributor can use our products to enable engineers to compare and configure products, obtain current inventory availability information, place orders and obtain the status of orders--either from their desk, using an Internet browser, an online trading exchange or the company's procurement system, or using a wireless device while in the field. The market for business-to-business e-commerce is projected by Forrester Research to be a $2.7 trillion market by 2004.

      Our solution is comprised of two key components: the Ironworks product suite and the Ironside Network. The Ironworks product suite consists of our web-based software products that enable sellers to integrate their existing enterprise business systems into a unified e-commerce environment. It includes a set of applications that provide a convenient interface for buyers to communicate with a seller's enterprise business systems, as well as tools for creating applications with custom features. Our Ironworks software can be rapidly integrated into a broad range of operating systems and computing environments. Our recently launched Ironside Network is an access service that provides sellers with a single point of entry into multiple online trading exchanges and the flexibility to quickly and efficiently enter and exit these exchanges as they prove to be viable or non-viable channels to market products and services. Both Ironworks users and non-Ironworks users can participate in the Ironside Network.

      Sellers can use our comprehensive solution to:

    . reduce sales costs by automating transactions and enabling the electronic distribution of product information;

    . tap new revenue and market opportunities by reaching new and existing customers through a variety of channels, such as Internet browsers, automated procurement systems, wireless devices and online trading exchanges;

    . increase return on investment from existing enterprise business systems by taking advantage of our rapid implementation to quickly extend the benefits of those applications to buyers and other business partners;

    . improve supply chain efficiencies by reducing cycle times, lowering inventories and reducing error rates through the real-time exchange of information; and

    . strengthen relationships with buyers by providing them with continuous access to critical, secure, real-time information.

      We market our products to a wide range of industries. We also target certain industries in which we have gained a strong customer base and acquired significant expertise, including the chemicals and allied products, electronics, food and beverage, and office/school supplies industries. We currently have over 165 customers, including companies such as Brake Bros., General Semiconductor, Goodyear, J.L. Hammett, McKesson HBOC and Sandvik Steel. We have also established strategic relationships with operating systems and application software providers such as Clarify, IBM, Microsoft, Oracle, SAP and Sun Microsystems, system integrators such as marchFIRST and BrightStar Information Technology Group, and online trading exchanges and firms involved in the business-to-business integration of buyers and exchanges.

      Our objective is to be the leading global provider of comprehensive Internet-based software applications for sellers designed to facilitate and enhance business-to-business e-commerce. We plan to achieve this objective by:

    . leveraging our first-mover advantage to build our customer base and expand globally;

    .  leveraging our expertise in manufacturing and distribution;

    .  continuing to broaden strategic relationships;

    .  further developing our model for predictable, recurring revenues; and

    .  extending our technology and product leadership.

      We were incorporated under the laws of the Province of Ontario, Canada in February 1996 and continued under the laws of the Yukon Territory, Canada in October 1998. Our principal executive offices are located at 7077 Koll Center Parkway, Pleasanton, California 94566. Our telephone number is (925) 600-8822. Our World Wide Web address is www.ironside.com. Information on our website does not constitute a part of this prospectus.

      Ironside(R) and Ironside Powered(R) are our registered trademarks. Additionally, Ironworks(TM), IronX(TM), iXML(TM), B2BChat(TM) and Supply Chain Relationship Management(TM) are our trademarks. This prospectus contains other product names, trade names and trademarks of Ironside and of other organizations.

                                  The Offering

Common shares offered by us.....           shares

Common shares to be outstanding
 after this offering............           shares

Use of proceeds................. For general corporate purposes and working capital, including expansion of our sales and
                                 marketing activities. See "Use of Proceeds."

Risk factors.................... See "Risk Factors" and other information included in this prospectus for a discussion
                                 of factors you should carefully consider
                                 before deciding to invest in our common
                                 shares.

Proposed Nasdaq National Market
 symbol......................... IRON

      The number of shares that will be outstanding after the offering is based on 86,670,790 shares outstanding as of June 30, 2000 and excludes:

    . 15,436,184 shares issuable upon the exercise of outstanding stock options at a weighted average exercise price of $0.80;

    . 332,364 shares available for future issuance under our stock option plan; and

    . 1,403,387 common shares issuable through the exercise of convertible preferred share warrants outstanding on June 30, 2000 at a weighted average price of $1.43 per share.

                                ----------------

      Except as otherwise indicated, all of the information in this prospectus:

    . reflects the automatic conversion of all outstanding preferred shares into common shares upon the closing of this offering;

    .  reflects a   -for-1 reverse stock split of our outstanding common
       shares that was effected on   , 2000;

    .  assumes no exercise of the underwriters' over-allotment option; and

    . is expressed in United States dollars, except that references to "Cdn.$" are to Canadian dollars and references to "(Pounds)" are to British pounds.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (in thousands, except per share data)

      The following table sets forth a summary of our consolidated statements of operations data for the periods presented. You should read this data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and the accompanying Notes, included elsewhere in this prospectus. The pro forma information in the following table gives effect to the automatic conversion of all of our outstanding convertible preferred shares into common shares immediately prior to the closing of this offering.

                              Period from                                           Three Months
                           February 22, 1996        Year Ended March 31,           Ended June 30,
                          (date of inception) -----------------------------------  ----------------
                           to March 31, 1996   1997     1998     1999      2000     1999     2000
                          ------------------- -------  -------  -------  --------  -------  -------
                                                                                     (unaudited)
Consolidated Statements
 of Operations Data:
Total revenues..........        $   --        $    --  $ 1,366  $ 3,327  $  6,181  $   577  $ 4,269
Gross profit............            --             --    1,130    2,423     1,439      172    1,851
Operating expenses......            33          1,014    5,536    7,402    18,197    2,544   10,684
Loss from operations....           (33)        (1,014)  (4,406)  (4,979)  (16,758)  (2,372)  (8,833)
Net loss attributable to
 common shareholders....        $  (33)       $(1,014) $(5,300) $(5,971)  (21,986)  (2,710)  (9,973)
                                ======        =======  =======  =======  ========  =======  =======
Net loss per share:
  Basic and diluted.....        $(0.01)       $ (0.25) $ (1.31) $ (1.48) $  (5.44) $ (0.67) $ (2.47)
                                ======        =======  =======  =======  ========  =======  =======
  Weighted average
   shares used in
   computing basic and
   diluted net loss per
   share................         3,871          4,040    4,040    4,040     4,040    4,040    4,040
                                ======        =======  =======  =======  ========  =======  =======
Pro forma net loss per
 share:
  Basic and diluted
   (unaudited)..........                                                 $  (0.37)          $ (0.12)
                                                                         ========           =======
  Weighted average
   shares used in
   computing basic and
   diluted pro forma net
   loss per share
   (unaudited)..........                                                   59,363            85,698
                                                                         ========           =======

      The following table summarizes:

    .  actual consolidated balance sheet data;

    . pro forma consolidated balance sheet data giving effect to the conversion of all of our outstanding convertible preferred shares into common shares immediately prior to the closing of this offering; and

    . pro forma as adjusted consolidated balance sheet data, adjusted to give effect to the conversion of our convertible preferred shares and
       our sale of      common shares in this offering at an assumed initial
       public offering price of $     per share and after deducting estimated
       underwriting discounts and estimated offering expenses.

                                                    As of June 30, 2000
                                            -----------------------------------
                                                                     Pro Forma
                                              Actual     Pro Forma  As Adjusted
                                            ----------- ----------- -----------
                                            (unaudited) (unaudited) (unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents..................  $ 34,746     $34,746      $
Working capital............................    31,587      31,587
Total assets...............................    43,782      43,782
Capital lease obligations, long term, and
 mandatorily redeemable convertible
 preferred shares..........................    71,240         268
Total shareholders' equity (deficit).......   (36,117)     34,855

                                  RISK FACTORS

      This offering and an investment in our common shares involve a high degree of risk. You should carefully consider the following risk factors and the other information in this prospectus, including our Consolidated Financial Statements and the accompanying Notes, before investing in our common shares. Our business could be seriously harmed by any of the following risks or uncertainties. The trading price of our common shares could decline due to any of these risks or uncertainties, and you may lose all or part of your investment.

                         Risks Relating To Our Business

We are an early stage company, so we have only a limited operating history with which you can evaluate our business and prospects.

      We were incorporated in 1996. We began shipping Ironworks in 1997, and we launched the Ironside Network in April 2000. Accordingly, we have only a limited operating history with which you can evaluate our business and our prospects. In addition, our prospects must be considered in light of the risks encountered by companies in the early stages of development in new and rapidly evolving markets, especially the market for Internet-based business-to-business software. Some of the risks we face include our potential inability to:

    . attract and retain a broad base of customers that can serve as reference accounts for our ongoing sales efforts;

    .  manage competition;

    .  hire and retain qualified personnel;

    .  develop new technology;

    .  negotiate and maintain favorable strategic relationships; and

    .  plan and manage effectively the growth we expect in our business.

      If we fail to address these risks successfully our business will likely suffer.

We have a history of losses and, because for the foreseeable future we expect to increase our investment in our business faster than we anticipate growth in our revenues, we expect that we will continue to incur significant operating losses and negative cash flow and may never be profitable.

      We have spent significant funds to date to develop and refine our current software applications, to develop our sales and marketing resources and to build a professional services organization. We have incurred significant operating and net losses and negative cash flow and have never been profitable. We incurred a net loss of $19.2 million for the fiscal year ended March 31, 2000, and a net loss of $8.3 million for the quarter ended June 30, 2000. As of June 30, 2000, we had an accumulated deficit of $38.6 million.

      We expect to continue to invest significantly in our direct and indirect sales and distribution efforts, both domestically and internationally, in order to increase market awareness and sales of our software solution and the related services we offer. We also plan to continue to grow our professional services organization and our research and development effort to enhance our current software products and to expand our software applications suite. We expect to continue to hire additional personnel in all other areas of our company in order to support our growing business. In addition, we expect to continue to incur significant fixed and other costs associated with customer acquisitions and with the implementation of software applications for our customers.

      In order to achieve operating profitability, we will need to increase our customer base, decrease our customer acquisition costs and increase our number of licensed users and our revenues per customer. We cannot assure you that we will be able to increase our revenues or increase our operating efficiencies in this manner. Moreover, because we expect to continue to increase our investment in our business faster than we anticipate growth in our revenues, we expect that we will continue to incur significant operating losses and negative cash flow for the foreseeable future and we may never be profitable.

Our quarterly financial results fluctuate due to a number of factors and are difficult to predict, and if our future results are below the expectations of the public market analysts and investors, the price of our common shares may decline.

      Our quarterly revenues and results of operations are difficult to predict. We have experienced, and expect to continue to experience, fluctuations in revenues and operating results from quarter to quarter due to a number of factors, many of which are beyond our control. As a result, we believe that quarter-to-quarter comparisons of our revenues and operating results may not be accurate indicators of future performance. The reasons for these fluctuations include, but are not limited to:

    .  market acceptance of our products;

    .  budgetary constraints of our customers;

    .  the amount and timing of software license orders;

    . the amount and timing of operating costs relating to expansion of our business, operations and infrastructure;

    .  the number and timing of new hires;

    .  our utilization rate for our service professionals;

    .  changes in our pricing policies or our competitors' pricing policies;

    .  entry of new competition into our market;

    . variability in the mix of our license, service and maintenance revenues; and

    . costs related to potential acquisitions of technology or other businesses.

      We plan to increase our operating expenses significantly in order to expand our sales and marketing operations and fund greater levels of research and development. Our operating expenses, which include sales and marketing, research and development and general and administrative expenses, are based on our expectations of future revenues and are relatively fixed in the short term. If revenues fall below our expectations in a quarter and we are not able to quickly reduce our spending in response, our operating results for that quarter could be harmed. It is likely that in some future quarter our operating results may be below the expectations of public market analysts and investors, and, as a result, the price of our common shares may fall.

We currently depend on Ironworks for all of our revenues. If Ironworks does not achieve broad market acceptance, our business will be seriously harmed.

      We currently derive all of our revenues from licensing our Ironworks software and providing related professional services. We expect that we will continue to depend on revenues from Ironworks licenses and related services for the foreseeable future. As of September 30, 2000, over 165 customers had licensed our Ironworks software. If Ironworks does not achieve broad market acceptance, our business will be seriously harmed. We cannot predict whether Ironworks will be broadly accepted.

Our Ironside Network may not be commercially successful because it is at an early stage of development and because our pricing and revenue model for our Ironside Network is unproven.

      We launched our Ironside Network in April 2000, and we began processing test transactions through the Ironside Network in September 2000. As of September 30, 2000, six sellers and eleven online trading exchanges had agreed to participate in the Ironside Network. These sellers and exchanges are in the process of integrating and testing their systems with the Ironside Network. Broad and timely acceptance of our Ironside Network by both sellers of products and online trading exchanges, which is important to our future success, is subject to a number of significant risks. We cannot predict whether the Ironside Network will be broadly accepted for the following reasons:

    . online trading exchanges are relatively new and unproven, and our customers may not choose to participate in the Ironside Network or consider it a valuable feature of our solution;

    . the ability of our Ironside Network to attract and support large numbers of sellers and exchanges is unproven;

    . we need to enhance the features and services provided through our Ironside Network to achieve widespread commercial acceptance of our network, and we may be unable to do so;

    . we may be unable to significantly expand our internal resources to support the growth we expect in our Ironside Network; and

    . alternative services introduced by our competitors may gain widespread acceptance more rapidly and impede market acceptance of our Ironside Network.

      We expect to generate revenues from the Ironside Network primarily through initial implementation fees, monthly subscription licenses, per transaction fees and monthly fees for value-added services. Although we expect to derive a substantial portion of our long-term future revenues from our Ironside Network, our pricing and revenue model for the services associated with our Ironside Network is unproven. If our pricing and revenue model is not acceptable to our customers, our Ironside Network may not be commercially successful.

We derive a significant portion of our revenues from a few customers and expect to continue to do so in the future. If we lose any of these customers, or if we are unable to attract new customers, our revenues may decline.

      Revenues from one or a few customers have accounted for a significant portion of our revenues. For the fiscal year ended March 31, 1998, revenues from two customers accounted for 15% and 14% of total revenues; for the fiscal year ended March 31, 1999, revenues from one customer accounted for 11% of total revenues; and for the fiscal year ended March 31, 2000, revenues from two customers accounted for 19% and 16% of total revenues. We expect to continue to derive a significant portion of our revenues from one or a few customers in the future. To become profitable, we will need to expand significantly our base of customers as well as disaggregate our revenues across a larger number of customers. If we lose any of our key customers, or if we are unable to attract new customers once our work for our present key customers is completed, our revenues may decline, and we will likely be unable to achieve profitability.

      Approximately 16% of our revenues for the fiscal year ended March 31, 2000 related to custom design and implementation services that we provided to The Goldman Sachs Group Inc. in connection with its deployment of a custom web-based system. We expect that this project will also account for a significant portion of our revenues in fiscal 2001 and fiscal 2002. We expect this project to be substantially completed by the middle of fiscal 2002. Although we may provide these types of special services from time to time, we do not expect to receive a significant portion of our revenues from these types of services after the Goldman Sachs project has been completed.

For our last fiscal year, we derived a significant portion of our revenues from customers in certain industries, and if these industries suffer adverse economic conditions, our revenues and demand for our products may decline.

      Approximately 49% of our revenues for the fiscal year ended March 31, 2000, were derived from customers in the chemicals and allied products, electronics, food and beverage and office/school supply industries. Excluding revenues that we received for services in connection with a special project during fiscal 2000, these industries accounted for approximately 58% of our total revenues. Our reliance on customers in these industries subjects us to the economic conditions affecting these industries. If we continue to rely on these industries as major sources of revenues, and these industries suffer adverse economic conditions, there may be a significant decrease in the demand for our products, and our revenues may decline.

If we are unable to develop new software products or enhancements to our existing products on a timely and cost-effective basis, or if our new products or enhancements do not achieve market acceptance, our business would be seriously harmed.

      The life cycles of our products are difficult to predict because the market for our products is new and emerging and is characterized by rapid technological change, changing customer needs and evolving industry standards. The introduction of products employing new technologies and emerging industry standards could render our existing products and services obsolete and unmarketable. For example, our software products are based almost entirely on Java and XML technologies. If new technologies are adopted as the standard in our industry or are considered more robust than Java or XML, we may need to rewrite our software products using these technologies in order to remain competitive.

      To be successful, our products and services must keep pace with technological developments and emerging industry standards, address the rapidly evolving and increasingly sophisticated needs of our customers and achieve broad market acceptance. Consequently, our future financial performance will depend, in significant part, upon the successful development, introduction and customer acceptance of enhanced versions of our sell-side business-to-business software applications and any new products or services that we may develop or acquire. We cannot assure you that we will be successful in enhancing, upgrading or continuing to effectively market our software applications, or that any new products or services that we may develop or acquire will achieve broad market acceptance.

      In developing new products and services, we may:

    . fail to develop and market products or product enhancements that respond to technological changes or evolving industry standards in a timely or cost-effective manner;

    . encounter products, capabilities or technologies developed by others that render our products and services obsolete or noncompetitive or that shorten the life cycles of our existing products and services;

    . experience difficulties that could delay or prevent the successful development, introduction and marketing of these new products and services; or

    . fail to develop new products and services that adequately meet the evolving requirements of businesses that engage in e-commerce.

If our existing strategic relationships terminate, or if we fail to develop new strategic relationships, our business may suffer.

      We have established strategic relationships with operating system and application software providers, system integrators and online trading exchanges. These relationships expose our software to potential customers to which we may not otherwise have access and provide us with third-party service providers that our customers can use for implementation assistance. In addition, by virtue of these relationships, we gain access to the technology underlying the products and services of our strategic relationship partners, enabling us to design solutions that integrate our partners' technologies. If our relationships with any of our strategic relationship partners are terminated, or if we fail to develop new strategic relationships, we might lose sales and marketing or product development opportunities, and our business may suffer.

If we do not expand our professional services organization, or if we are unable to establish and maintain relationships with implementation and channel partners, our customers may become dissatisfied and our business may be harmed.

      Our customers typically engage us to assist them with implementation, education and training, and maintenance and support. We believe that our success depends on our ability to provide our customers with these services and to attract and educate implementation and channel partners to provide similar services to our customers. However, we cannot be certain that we can attract or retain a sufficient number of service professionals and partners. Competition for qualified personnel is intense. In addition, new personnel will require training and education and will take time to reach full productivity. If we are unable to attract and maintain these service professionals and partners, we would likely be unable to meet customer demands for our implementation services, which could hinder our ability to grow our business.

Our failure or the failure of our implementation providers to meet customer expectations regarding deployment of our products could result in negative publicity and reduced sales.

      Deploying our products is a complex process involving integration with our customers' enterprise business systems. In some cases, we deploy our products ourselves, and in other cases, our implementation providers deploy our products for us. We currently have entered into agreements with companies including marchFIRST, BrightStar and IBM to implement our products. We or our implementation providers may fail to meet customer expectations regarding the timing or manner of deployment of our products, which could result in a loss of customers, negative publicity and an inability to attract new customers. In addition, complex deployments that we undertake ourselves may also increase the amount of professional services allocated to each customer, thereby increasing our costs and adversely affecting our business and operating results.

Our lengthy sales cycle could impact the timing of our revenues.

      Generally, we are required to provide a significant level of education regarding the use and benefits of our products, and potential customers tend to engage in extensive internal reviews before making purchase decisions. In addition, the purchase of our products typically involves a significant commitment by our customers of capital and other resources and is therefore subject to delays that are beyond our control. These delays often relate to testing and acceptance of new technologies that affect key operations and internal budgetary procedures. As a result, our sales cycle can be lengthy, typically ranging from 90 to 180 days, which may have an impact on the timing of our revenues.

The business-to-business e-commerce industry is highly competitive, and we may not be able to compete effectively.

      The market for business-to-business e-commerce solutions is rapidly changing and highly competitive. We expect competition to intensify as the number of entrants and new technologies increases. We may not be able to compete successfully against current or future competitors. The competitive pressures facing us may result in reduced margins, loss of sales or decreased market share, which in turn could harm our business, operating results and financial condition.

      Our current and potential competitors include, among others:

    . other business-to-business application providers such as BroadVision, Click Commerce and Spaceworks;

    . large software vendors, companies and trading networks that develop their own business-to-business e-commerce solutions such as IBM, Microsoft, Oracle and SAP;

    . electronic data interchange, or EDI, vendors such as Harbinger, Sterling Commerce and GE Exchange Services;

    . vendors of proprietary enterprise application integration solutions such as webMethods, TIBCO and Vitria; and

    . application server vendors who have added XML capabilities to their products such as BEA and IBM.

      Many of our existing and potential customers evaluate on an on-going basis whether to develop their own e-commerce software solution or purchase it from outside suppliers. As a result, we must, on an on-going basis, educate existing and potential customers on the advantages of our software over internally developed software as well as our competitors' products. In addition, our customers and companies with whom we currently have strategic relationships may become competitors in the future.

      Some of the competitive pressures we face are the following:

    . many of our competitors and potential competitors have more experience developing Internet-based software, larger technical staffs, larger customer bases, more established distribution channels, greater brand recognition and greater financial, marketing and other resources than we do.

    . our competitors may be able to develop products and services that are superior to our software and services, that achieve greater customer acceptance or that have significantly improved functionality as compared to our existing software and future products and services.

    . negotiating and maintaining favorable customer and strategic relationships is critical to our business, and our competitors may be able to negotiate strategic relationships on more favorable terms than we are able to negotiate.

    . many of our competitors may have well-established relationships with our existing and prospective customers.

    . some of our competitors may be able to provide customers with software similar or preferable to ours at lower overall costs or to reduce their license fees aggressively in an effort to increase market share, and we may be unable to match these costs or fee reductions by our competitors.

Some of our add-on modules incorporate licensed technology from third parties, and our inability to maintain licenses for this technology, or defects in this licensed technology, could harm our business.

      We license and will continue to license from third parties certain technology integral to some of our add-on modules. For example, our eNotification and eApprovals modules incorporate technology licensed from Delano Technology Corporation and our B2BChat module incorporates technology licensed from LivePerson, Inc. Our inability to maintain any third-party product licenses could result in delays in product development until equivalent products can be identified, licensed and integrated. We also expect to require new licenses in the future as our business grows and technology evolves. We cannot assure you that we will be able to integrate the related third-party products into our products or that these licenses will be available to us on commercially reasonable terms, if at all. Furthermore, the operation of our modules that incorporate licensed technology could be impaired if errors occur in this licensed technology. It also may be more difficult to correct these errors because this licensed technology is not within our control.

We rely on our internal systems, and may rely on the internal systems of third parties, to operate and maintain our Ironside Network.

      We currently operate and maintain our Ironside Network. In the future, however, we may contract with third parties to operate and maintain our Ironside Network. If our internal systems, or the internal systems of these third parties, fail, or if they cannot be expanded or enhanced to accommodate increased use of our Ironside Network, we could lose customers and revenues, which could significantly harm our business.

If we are unable to retain our executive officers and key personnel, or to integrate new members of our senior management that are critical to our business, we may not be able to successfully manage our business or achieve our objectives.

      Our future success depends upon the continued service of our executive officers and key technical personnel. If we lose the services of one or more of our executive officers or key technical personnel, or if one or more of them decide to join a competitor or otherwise compete directly or indirectly with us, our business, operating results and financial condition could be harmed. William B. Lipsin, our President and Chief Executive Officer, would be particularly difficult to replace.

      Several of our executive officers and key personnel have recently joined us, including our Chief Financial Officer and our Senior Vice President and General Manager, Americas, who joined us in March and April 2000, respectively. Our future performance will depend, in part, on our ability to successfully integrate our newly-hired executive officers and key personnel into our management team, and our ability to develop an effective working relationship among management.

We may not be able to increase sales of our products and services if we are not able to hire and retain qualified sales and marketing personnel.

      Our solutions require a sophisticated sales and marketing effort targeted at multiple departments within an organization. Competition for qualified sales and marketing personnel is intense, and we might not be able to hire and retain adequate numbers of such personnel to maintain our growth. New hires will require training and take time to achieve full productivity. Also, our competitors may attempt to hire our employees away from us. If we are unable to hire or retain qualified sales personnel, or if newly hired personnel fail to develop the necessary skills or reach productivity when anticipated, we may not be able to expand our sales organization and increase sales of our products and services.

If our software contains defects, we could lose customers and revenues.

      Software as complex as ours often contains both known and undetected errors or performance problems. Many serious defects are frequently found during the period immediately following introduction of new software or enhancements to existing software. Although we attempt to resolve all errors that we believe would be considered serious by our customers, our software is not error-free. Undetected errors or performance problems may be discovered in the future and known errors considered minor by us may be considered serious by our customers. This could result in lost revenues or delays in customer acceptance and would be detrimental to our reputation, which could harm our business, operating results and financial condition.

Delivery of inaccurate data could harm our business and expose us to legal liability.

      The accuracy of product information and prices is critical to our customers' businesses. Our products extract and process data from sellers' enterprise business systems and facilitate the delivery of this data to buyers. The failure of our products to accurately extract, translate, process or deliver data could deter businesses from using our products, damage our business reputation, harm our ability to attract new customers and expose us to legal liability. In addition, from time to time the systems of our customers may contain inaccurate pricing or other product information. Even though such inaccuracies are not caused by our product and are not within our control, similar consequences could occur. We currently do not carry insurance that would adequately cover losses that may be incurred as a result of the delivery of inaccurate data.

We intend to expand our international sales efforts but do not have substantial experience in international markets.

      We currently have operations in Europe, and we intend to continue to expand our international sales efforts. We have limited experience in marketing, selling and supporting our products and services abroad.

Expansion of our international operations will require a significant amount of attention from our management and substantial financial resources. If we are unable to grow our international operations successfully and in a timely manner, our business and operating results could be harmed. In addition, doing business internationally involves additional risks, particularly:

    . unexpected changes in regulatory requirements, taxes, trade laws, export controls and tariffs;

    .  longer accounts receivable collection cycles;

    .  expenses associated with localizing products for foreign markets;

    .  restrictions on repatriation of earnings;

    .  differing intellectual property rights;

    .  differing labor regulations;

    . changes in a specific country's or region's political or economic conditions;

    .  burdens of complying with foreign laws;

    .  greater difficulty in staffing and managing foreign operations; and

    .  fluctuating currency exchange rates.

We have not been able to fund our operations from cash generated by our business, and we may not be able to do so in the future. If we cannot meet our future capital requirements, our business may suffer.

      We have principally financed our operations to date through the private placement of preferred shares. We currently anticipate that the net proceeds from this offering, together with our existing cash immediately prior to this offering, will be sufficient to meet our anticipated working capital and capital expenditure requirements through at least the next 12 months. However, the time period for which we believe our capital is sufficient is an estimate; the actual time period may differ materially as a result of a number of factors, risks and uncertainties. If we cannot generate sufficient cash resources from our business to fund our operations in the future, we may need to raise additional funds through public or private equity or debt financings in order to:

    . take advantage of opportunities to grow our business, including through accelerating our current international expansion plans or through acquisitions of complementary businesses or technologies;

    .  develop new and enhance existing products or services; or

    .  respond to competition.

      If we raise additional funds through the issuance of equity or convertible debt securities, it will reduce the percentage ownership of our existing shareholders. In addition, the equity may be issued at lower prices per share than that of this offering and these newly-issued securities may have rights, preferences or privileges senior to those of existing shareholders, including those acquiring shares in this offering. We cannot assure you that additional financing will be available on terms favorable to us, or at all. If we raise additional funds through the issuance of debt securities, these new securities would have rights, preferences and privileges senior to those of our common shares. The terms of these securities could also impose restrictions on our operations. If adequate funds are not available or are not available on acceptable terms, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our products and services or otherwise respond to competitive pressures would be significantly limited.

We may need to make acquisitions in order to remain competitive in our market. Our business could be adversely affected as a result of any of these future acquisitions.

      In order to remain competitive, we may find it necessary to acquire additional businesses, products or technologies. If we identify an appropriate acquisition candidate, we may not be able to negotiate the terms of the acquisition successfully, finance the acquisition, or integrate the acquired business, products or technologies into our existing business and operations. Further, completing a potential acquisition and integrating an acquired business will likely cause significant diversions of management time and resources. In addition, the key personnel of the acquired entity may decide not to work for us. If we consummate one or more significant acquisitions in which the consideration consists of stock or other securities, your equity could be significantly diluted. If we were to proceed with one or more significant acquisitions in which the consideration included cash, we could be required to use a substantial portion of our available cash, including proceeds of this offering. In addition, we may be required to amortize significant amounts of goodwill and other intangible assets in connection with future acquisitions, which could significantly reduce our income.

If the protection of our intellectual property is inadequate, our competitors may gain access to our technology, and our business may suffer.

     We depend on our ability to develop and maintain the proprietary aspects of our technology. To protect our proprietary technology, we rely primarily on a combination of licenses and other contractual provisions, confidentiality procedures, trade secrets, and patent, copyright and trademark laws. We currently have one pending patent application. Protection of our intellectual property is subject to the following risks:

    .  trade secret and copyright laws afford only limited protection;

    .  we may not be issued any patents;

    . any patents issued to us may be challenged or otherwise fail to provide us with any competitive advantages;

    . we may not develop proprietary products or technologies that are capable of being patented;

    . our existing or any future trademarks may be canceled or otherwise fail to provide meaningful protection; and

    . the validity, enforceability and type of protection of proprietary rights in Internet-related industries are uncertain and still evolving.

     Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States.

Third-party claims that we infringe upon their intellectual property rights could be costly to defend or settle.

     Litigation regarding intellectual property rights is common in the Internet and software industries. We expect that Internet technologies and software products and services may be increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionality of products in different industry segments overlaps. We may from time to time encounter disputes over rights and obligations concerning intellectual property. Third parties may bring claims of infringement against us, which may be with or without merit.

     We could be required, as a result of an intellectual property dispute, to do one or more of the following:

    . cease selling, incorporating or using products or services that rely upon the disputed intellectual property;

    . obtain from the holder of the intellectual property right a license to sell or use the disputed intellectual property, which license may not be available on reasonable terms;

    . redesign products or services that incorporate disputed intellectual property; or

    .  pay money damages to the holder of the intellectual property right.

The occurrence of any of these events could result in substantial costs and diversion of resources, which could seriously harm our business, operating results and financial condition.

      In addition, we have agreed, and may agree in the future, to indemnify certain of our customers against claims that our software infringes upon the intellectual property rights of others. We could incur substantial costs in defending ourselves and our customers against infringement claims. In the event of a claim of infringement, we and our customers may be required to obtain one or more licenses from third parties. We, or our customers, may be unable to obtain necessary licenses from third parties at a reasonable cost, or at all. Defense of any lawsuit or failure to obtain any such required licenses could harm our business, operating results and financial condition.

Fluctuations in exchange rates may affect our operating results.

      A substantial portion of our revenues are realized in U.S. dollars. A substantial portion of our operating expenses, however, are paid in Canadian dollars. Further, we receive revenues and incur expenses in currencies other than U.S. dollars and Canadian dollars. Fluctuations in the exchange rates between the U.S. dollar and other currencies may have a material effect on our results of operations. In particular, we may be adversely affected by a significant strengthening of the Canadian dollar against the U.S. dollar. We do not currently engage in currency hedging activities. Although we have not experienced significant foreign exchange rate losses to date, we may in the future, especially to the extent that we do not engage in hedging.

We have experienced significant growth in our business in recent periods, and we may not be able to manage our future growth successfully.

      Our ability to offer software and services and implement our business plan successfully in a rapidly evolving market requires an effective planning and management process. We have increased, and plan to continue to increase, the scope of our operations at a rapid rate. The number of people we employ has grown and will continue to grow substantially. As of March 31, 1999, we had a total of 64 employees. As of March 31, 2000, we had a total of 170 employees. As of September 30, 2000, we had a total of 218 employees. Future expansion efforts could be expensive and may strain our managerial and other resources. To manage future growth effectively, we must maintain and enhance our management, financial and accounting systems and controls, hire and integrate new personnel and manage expanded operations. If we do not manage growth properly, it could harm our business, operating results and financial condition.

If we become subject to product liability claims, they could be time consuming and costly to defend.

      Errors, defects or other performance problems in our software could result in financial or other damages to our customers. They could seek damages for losses from us, which, if successful, could harm our business significantly. Although our license agreements typically contain provisions designed to limit our exposure to product liability claims, existing or future laws or unfavorable judicial decisions could negate these limitations of liability provisions. We have not experienced any product liability claims to date. However, a product liability claim brought against us, even if not successful, could be time consuming and costly to defend and could harm our reputation.

Your tax liability may increase if we are treated as a passive foreign investment company.

      If at any time we are classified as a passive foreign investment company under U.S. tax laws, you may be subject to adverse tax consequences. We could be a passive foreign investment company if 75% or more of our gross income in any year is considered passive income for U.S. tax purposes. For this purpose, passive income generally includes interest, dividends, some types of rents and royalties, and gains from the sale of assets that produce these types of income. In addition, we could be classified as a passive foreign investment company if the average percentage of our assets during any year that produced passive income, or that were held to produce passive income, is at least 50%. If we are classified as a passive foreign investment company, and if you sell any of our common shares or receive some types of distributions from us, you may have to pay taxes that are higher than if we were not considered a passive foreign investment company. It is impossible to predict how much your taxes would increase, if at all.

      Although we do not anticipate classification as a passive foreign investment company, the tests for such classification are complex and fact-dependent and we cannot determine whether these tests will be met for the year 2000 or for future years. We urge you to consult your own tax advisor to discuss the potential consequences to you if at any time we qualify as a passive foreign investment company.

Because we are a Canadian company, it may be difficult for you to enforce civil liabilities claims against us.

      Some of our directors and officers and some of the experts named in this prospectus are located in Canada. Therefore, it may be difficult for you to effect service of process on these individuals. In addition, all or a substantial portion of our assets and the assets of these individuals may be located in Canada. Therefore, it may be difficult for you to satisfy a judgment against us or any of these individuals in the United States.

      In addition, a Canadian court may not permit you to bring an original action in Canada or to enforce in Canada a U.S. court judgment based upon civil liability provisions of U.S. federal securities laws. No treaty exists between the United States and Canada for the reciprocal enforcement of foreign court judgments.

                         Risks Relating To Our Industry

Continued adoption of the Internet as a method of conducting business is necessary for our future growth.

      The market for Internet-based, business-to-business integration software is relatively new and is evolving rapidly. Our future revenues and any future profits depend upon the widespread acceptance and use of the Internet as an effective medium for business-to-business commerce. The failure of the Internet to continue to develop as a commercial or business medium could harm our business, operating results and financial condition. The acceptance and use of the Internet for business-to-business commerce could be limited by a number of factors, such as the growth and use of the Internet in general, the relative ease of conducting business on the Internet, the efficiencies and improvements that conducting commerce on the Internet provides, concerns about transaction security and taxation of transactions on the Internet.

Increased security risks of online commerce may deter future use of our software and services.

      A fundamental requirement to conduct Internet-based, business-to-business e-commerce is the secure transmission of confidential information over public networks. Advances in computer capabilities, new discoveries in the field of cryptography, the development of new computer viruses or other developments may result in a compromise or breach of the security features contained in our software or the algorithms used by our customers and their business partners to protect content and transactions on online trading exchanges or proprietary information in our customers' and their business partners' databases. Anyone who is able to circumvent security measures could misappropriate proprietary, confidential customer information or cause interruptions in our customers' and their business partners' operations. Our customers and their business partners may be required to incur significant costs to protect against security breaches, including computer viruses, or to alleviate problems caused by security breaches, reducing their demand for our software. Further, a well-publicized compromise of security could deter businesses from using the Internet to conduct transactions that involve transmitting confidential information. The failure of the security features of our software to prevent security breaches, or well publicized security breaches affecting the Internet in general, could significantly harm our business, operating results and financial condition.

We depend on the speed and reliability of the Internet and our customers' internal networks.

      The recent growth in Internet traffic has caused frequent periods of decreased performance. If Internet usage continues to grow rapidly, its infrastructure may not be able to support these demands and its performance and reliability may decline. If outages or delays on the Internet occur frequently or increase in frequency, business-to-business e-commerce could grow more slowly or decline, which may reduce the demand for our solutions. The ability of our solutions to satisfy our customers' needs is ultimately limited by and depends upon the speed and reliability of both the Internet and our customers' internal networks. Consequently, the emergence and growth of the market for our software depends upon improvements being made to the entire Internet as well as to our individual customers' networking infrastructures to alleviate overloading and congestion. If these improvements are not made, the ability of our customers to utilize our solution will be hindered, and our business, operating results and financial condition may suffer.

Increasing government regulation, including the imposition of sales taxes on e-commerce transactions, could limit the market for our products and services.

      As Internet commerce evolves, we expect that federal, state or foreign agencies will adopt regulations covering issues such as user privacy, pricing, content and quality of products and services. It is possible that legislation could expose companies involved in electronic commerce to liability, which could limit the growth of electronic commerce generally. Legislation could dampen the growth in Internet usage and decrease its acceptance as a communications and commercial medium. If enacted, these laws, rules or regulations could limit the market for our products and services.

      Current regulations do not require us to collect sales or other similar taxes in respect of the exchange of goods and services through our Ironside Network. However, one or more states may seek to impose sales tax collection obligations on out-of-state companies like us that engage in or facilitate electronic commerce. A number of proposals have been made at the state and local level that would impose additional taxes on the sale of goods and services over the Internet. These proposals, if adopted, could substantially impair the growth of electronic commerce and could adversely affect our opportunity to derive financial benefit from such activities. Moreover, a successful assertion by one or more states or any foreign country that we should collect sales or other taxes on the exchange of goods and services through our Ironside Network could seriously harm our business.

      Legislation limiting the ability of the states to impose taxes on Internet-based transactions has been proposed in the U.S. Congress. This legislation could ultimately be enacted into law or this legislation could contain a limited time period in which this tax moratorium will apply. In the event that the tax moratorium is imposed for a limited time period, legislation could be renewed at the end of this period. Failure to enact or renew this legislation could allow various states to impose taxes on electronic commerce, and the imposition of these taxes could seriously harm our business.

                        Risks Relating To This Offering

Internet and technology company stock prices are especially volatile, and this volatility may depress our stock price or lead to class action litigation.

      The market for technology companies generally, and specifically the stock prices of Internet-related software companies, has been very volatile. The market price of our common shares may fluctuate significantly in response to a number of factors, some of which are beyond our control, such as changes in accounting rules and regulations, market trends and company performance. In the event of broad fluctuations in the market price of our common shares, you may be unable to resell your shares at or above the offering price.

      Securities class action litigation has often been brought against companies that experience volatility in the market price of their securities. Litigation brought against us could result in substantial costs to us in defending against a lawsuit and management's attention could be diverted from our business.

Our securities have no prior market, and our stock price may decline after the offering.

      Before this offering, there has not been a public market for our common shares, and an active public market for our common shares may not develop or be sustained after this offering. The initial public offering price has been determined by negotiations between representatives of the underwriters and us. After this offering, the market price of our common shares may fall below the initial public offering price.

Future sales of our common shares may depress our stock price.

      12,712,747 of our common shares can be sold in the public market 180 days after this offering. If substantial amounts of our common shares were to be sold in the public market following this offering, the market price of our common shares could fall. In addition, such sales could create the perception to the public of difficulties or problems with our software and services. As a result, these sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. For more information about shares eligible for sale after this offering, see "Shares Eligible for Future Sale."

We have broad discretion to use the offering proceeds, and the investment of these proceeds may not yield a favorable return.

      The net proceeds of this offering are not allocated for specific purposes. Thus, our management has broad discretion over how these proceeds are used and could spend most of these proceeds in ways with which our shareholders may not agree. The proceeds may be invested in ways that do not yield favorable returns. See "Use of Proceeds" for more information about how we plan to use our proceeds from this offering.

As a new investor, you will experience immediate and substantial dilution in the value of the common shares.

      If you purchase common shares in this offering, you will incur immediate and substantial dilution in pro forma net tangible book value. The net tangible book value of a common share purchased at an assumed initial public offering
price of $    is only $   . If the holders of outstanding options and warrants
exercise those options and warrants, you will incur further dilution.

Because certain existing shareholders own a large percentage of our voting shares, other shareholders' voting power may be limited.

      Following consummation of this offering, it is anticipated that our executive officers, directors and their affiliates will beneficially own or
control approximately    % of our common shares. In combination with entities
owning 5% or more of our outstanding common shares, this group controls
            common shares, or approximately    % of our outstanding common
shares. As a result, if such persons act together, they will have the ability to control all matters submitted to our shareholders for approval, including the election and removal of directors and the approval of any merger, consolidation or sale of all or substantially all of our assets. These shareholders may make decisions that are adverse to your interests.

Our charter, and contracts we have entered into with several members of our senior management, contain anti-takeover and other provisions that could delay or prevent an acquisition of us, even if an acquisition would be beneficial to our shareholders.

      Our restated articles of continuance provide for the issuance of an unlimited number of preferred shares in certain designated classes. Immediately following this offering, there will be no preferred shares outstanding. However, our board of directors may issue new preferred shares without shareholder approval with rights and preferences superior to the rights and preferences of our common shares. In addition to delaying or preventing a change in control of us, the issuance of a substantial number of preferred shares may adversely affect the price of our common shares.

      Furthermore, pursuant to option agreements with our executive officers, some of our key personnel and one of our directors, the options granted to these individuals become immediately exercisable in full upon the occurrence of any of the following events:

    . a consolidation, merger or plan of exchange in which we are not the surviving entity;

    .  a sale, lease or exchange of all or substantially all of our assets;

    . a tender or exchange offer in which the offeror becomes the beneficial owner of at least 20% of our common shares; or

    . individuals constituting a majority of our board of directors cease to constitute a majority during any 12 month period, unless the new directors are approved by a least two-thirds of the directors still in office.

These provisions may effectively delay or prevent an acquisition of us, even if an acquisition would be beneficial to our shareholders.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially from those anticipated in any of these forward-looking statements. In evaluating these statements, you should specifically consider various factors, including the risks and uncertainties outlined under "Risk Factors."

      We cannot guarantee future results, levels of activity, performance, or achievements expressed or implied in these forward-looking statements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results.

                                USE OF PROCEEDS

      We expect to receive approximately $    million in net proceeds from the
sale of the common shares in this offering, or $       if the underwriters
exercise their over-allotment option in full, based upon an assumed initial
public offering price of $    per share and after deducting estimated
underwriting discounts and commissions and estimated offering expenses paid and payable by us.

      Based on our current business model, we expect to use the net proceeds from this offering for general corporate purposes and working capital, including:

    .  $    to $    to fund increased sales and marketing activities;

    .  $    to $    to fund increased expenses related to hiring additional
       research and development personnel; and

    .  $    to $    to fund increased general and administrative expenses
       related to the enhancement of our infrastructure to support our growth.

      These figures are subject to change, however, depending upon our rate of revenue growth, our overall financial performance and our evolving business needs. Additionally, these expectations may prove to be inaccurate, as our financial performance may differ from our current expectations or our business needs may change as the market for our solutions evolves. As a result, the proceeds we receive from this offering may be used in a manner significantly different from our current allocation plans. Accordingly, we will have broad discretion in the way we use the net proceeds.

      We may also use a portion of the net proceeds to acquire additional businesses, products and technologies or to establish joint ventures that we believe will complement our current or future business. However, we have no specific plans, agreements or commitments to do so, and are not currently engaged in any negotiations for any such acquisition or joint venture. Pending the uses described above, we intend to invest the net proceeds of this offering in short-term investment grade, interest-bearing investments or accounts. Our management will have significant flexibility in applying the net proceeds of the offering. Our use of the net proceeds may change depending on market conditions and other factors beyond our control.

                                DIVIDEND POLICY

      We have never paid cash dividends on our common shares. We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying any cash dividends in the foreseeable future.

                                CAPITALIZATION

      The following table sets forth as of June 30, 2000:

    .  Actual consolidated balance sheet data;

    . Pro forma consolidated balance sheet data giving effect to the conversion of all of our outstanding convertible preferred shares into common shares immediately prior to the closing of this offering; and

    . Pro forma as adjusted consolidated balance sheet data, adjusted to give effect to the conversion of our convertible preferred shares and
       our sale of      common shares in this offering at an assumed initial
       public offering price of $     per share and after deducting
       estimated underwriting discounts and estimated offering expenses.

      You should read this table in conjunction with our Consolidated Financial Statements and the accompanying Notes, "Selected Consolidated Financial Data," and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this prospectus.

                                                       June 30, 2000
                                            -----------------------------------
                                                                     Pro Forma
                                              Actual     Pro Forma  As Adjusted
                                            ----------- ----------- -----------
                                            (unaudited) (unaudited) (unaudited)
                                              (in thousands except per share
                                                           data)
Cash and cash equivalents..................  $ 34,746    $ 34,746
                                             ========    ========       ===
Capital lease obligations, long-term.......  $    268    $    268
Mandatorily redeemable convertible
 preferred shares: no par value, unlimited
 authorized shares at June 30, 2000
 (unaudited); 77,756 shares issued and
 outstanding at June 30, 2000 (unaudited),
 and none pro forma (unaudited) and pro
 forma as adjusted (unaudited).............    70,972
Shareholders' equity (deficit):
  Common shares: no par value; unlimited
   authorized shares at June 30, 2000
   (unaudited); 4,040 shares issued and
   outstanding at June 30, 2000
   (unaudited), and 86,671 pro forma
   (unaudited) and      pro forma as
   adjusted (unaudited)....................        --      70,972
  Additional paid-in capital...............    17,687      17,687
  Deferred stock-based compensation........   (15,207)    (15,207)
  Accumulated other comprehensive income
   (loss)..................................       (15)        (15)
  Accumulated deficit......................   (38,582)    (38,582)
                                             --------    --------       ---
    Total shareholders' equity (deficit)...   (36,117)     34,855
                                             ========    ========       ===
    Total capitalization...................  $ 35,123    $ 35,123
                                             ========    ========

      The number of common shares outstanding at June 30, 2000 excludes:

    . 15,436,184 shares issuable upon the exercise of outstanding stock options at a weighted average exercise price of $0.80;

    . 332,364 shares available for future issuance under our stock option plan; and

    . 1,403,387 common shares issuable through the exercise of convertible preferred share warrants outstanding on June 30, 2000 at a weighted average price of $1.43 per share.

                                    DILUTION

      If you invest in our common shares, your interest will be diluted to the extent of the difference between the initial public offering price of our common shares and the pro forma as adjusted net tangible book value per common share after this offering. Our pro forma net tangible book value as of June 30, 2000 was approximately $34.9 million, or approximately $0.40 per common share. Pro forma net tangible book value per share represents the amount of tangible assets less total liabilities, divided by 86,670,790 common shares outstanding after giving effect to the conversion of all of our outstanding preferred shares into common shares upon completion of this offering.

      After giving effect to our sale of         common shares in this offering
at an assumed initial public offering price of $      per share and after
deduction of the estimated underwriting discounts and commissions and offering expenses, our pro forma as adjusted net tangible book value as of June 30, 2000
would have been approximately $      million, or $      per share. This
represents an immediate increase in pro forma net tangible book value of $
per share to existing shareholders and an immediate dilution of $      per
share to purchasers of common shares in this offering.

Assumed initial public offering price per share....................       $
  Pro forma net tangible book value per share at June 30, 2000..... $0.40
  Increase per share attributable to new investors.................
                                                                    -----
Pro forma, as adjusted net tangible book value per share after offering..........................................................
                                                                          ----
Dilution per share to new investors................................       $
                                                                          ====

      The following table sets forth, on a pro forma basis as of June 30, 2000, the total consideration paid and the average price per share paid by the existing shareholders and by new investors, before deducting estimated underwriting discounts and commissions and offering expenses payable by us at a
public offering price of $      per share.

                                 Shares Purchased  Total Consideration  Average
                                ------------------ -------------------   Price
                                  Number   Percent   Amount    Percent Per Share
                                ---------- ------- ----------- ------- ---------
Existing shareholders.......... 86,670,790      %  $69,830,000      %    $0.81
New investors..................
                                ----------   ---   -----------   ---     -----
  Total........................              100%                100%
                                ==========   ===   ===========   ===     =====

      The foregoing computations exclude 15,436,184 shares issuable upon the exercise of outstanding stock options, 332,364 shares available for future issuance under our stock option plan and 1,403,387 common shares issuable through the exercise of convertible preferred share warrants as of June 30, 2000. To the extent the option holders exercise these outstanding options or warrants, or any options or warrants we grant in the future, there will be further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

      The following selected financial data should be read in conjunction with our Consolidated Financial Statements and the accompanying Notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this prospectus. The consolidated statements of operations data for the years ended March 31, 1998, 1999 and 2000 and the consolidated balance sheet data as of March 31, 1999 and 2000 are derived from our audited financial statements included in this prospectus. The consolidated statements of operations data for the period from February 22, 1996 (date of inception) to March 31, 1996 and the year ended March 31, 1997 and the consolidated balance sheet data as of March 31, 1996, 1997 and 1998 are derived from our audited financial statements which are not included in this prospectus. The selected consolidated financial data for the three months ended June 30, 1999 and 2000 have been derived from our unaudited financial statements, and, in the opinion of management, include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of our financial position and results of operations. Historical results are not necessarily indicative of future results. The pro forma net loss per share information in the following table gives effect to the automatic conversion of all of our outstanding convertible preferred shares into common shares immediately prior to the closing of this offering.

                             Period from
                          February 22, 1996                                       Three Months
                              (date of            Year Ended March 31,           Ended June 30,
                            inception) to   -----------------------------------  ----------------
                           March 31, 1996    1997     1998     1999      2000     1999     2000
                          ----------------- -------  -------  -------  --------  -------  -------
                                (in thousands, except per share data)              (unaudited)
Consolidated Statements
 of Operations Data:
Revenues:
 License................       $   --       $    --  $ 1,258  $ 2,714  $  2,805  $   238  $ 1,751
 Services and
  maintenance...........           --            --      108      613     3,376      339    2,518
                               ------       -------  -------  -------  --------  -------  -------
   Total revenues.......           --            --    1,366    3,327     6,181      577    4,269
Cost of revenues:
 License................           --            --        5      207       268       70      219
 Services and
  maintenance
  (excluding stock-
  based compensation of
  $0, $5, $81, $6 and
  $75, respectively)....           --            --      231      697     4,474      335    2,199
                               ------       -------  -------  -------  --------  -------  -------
   Total cost of
    revenues............           --            --      236      904     4,742      405    2,418
                               ------       -------  -------  -------  --------  -------  -------
Gross profit............           --            --    1,130    2,423     1,439      172    1,851
                               ------       -------  -------  -------  --------  -------  -------
Operating expenses:
 Research and
  development
  (excluding stock-
  based compensation of
  $0, $19, $142, $17
  and $150,
  respectively).........           16           418    1,022    1,273     3,226      553    1,424
 Sales and marketing
  (excluding stock-
  based compensation of
  $0, $38, $379, $32
  and $1,501,
  respectively).........           10           389    3,276    4,689    11,568    1,494    5,856
 General and
  administrative
  (excluding stock-
  based compensation of
  $0, $66, $398, $31
  and $610,
  respectively).........            7           207    1,238    1,312     2,403      411    1,068
 Stock-based
  compensation..........           --            --       --      128     1,000       86    2,336
                               ------       -------  -------  -------  --------  -------  -------
   Total operating
    expenses............           33         1,014    5,536    7,402    18,197    2,544   10,684
                               ------       -------  -------  -------  --------  -------  -------
Loss from operations....          (33)       (1,014)  (4,406)  (4,979)  (16,758)  (2,372)  (8,833)
Interest income.........           --            --       76       98       544       27      548
Interest expense........           --            --      (24)     (16)   (2,971)     (10)      (6)
                               ------       -------  -------  -------  --------  -------  -------
Net loss................          (33)       (1,014)  (4,354)  (4,897)  (19,185)  (2,355)  (8,291)
Accretion of mandatorily
 redeemable convertible
 preferred shares to
 redemption value.......           --            --     (946)  (1,074)   (2,801)    (355)  (1,682)
                               ------       -------  -------  -------  --------  -------  -------
Net loss attributable to
 common shareholders....       $  (33)      $(1,014) $(5,300) $(5,971) $(21,986) $(2,710) $(9,973)
                               ------       -------  -------  -------  --------  -------  -------
Net loss per share:
 Basic and diluted......       $(0.01)      $ (0.25) $ (1.31) $ (1.48) $  (5.44) $ (0.67) $ (2.47)
                               ======       =======  =======  =======  ========  =======  =======
 Weighted average
  shares used in
  computing basic and
  diluted net loss per
  share.................        3,871         4,040    4,040    4,040     4,040    4,040    4,040
                               ======       =======  =======  =======  ========  =======  =======
Pro forma net loss per
 share:
 Basic and diluted
  (unaudited)...........                                               $  (0.37)          $ (0.12)
                                                                       ========           =======
 Weighted average
  shares used in
  computing basic and
  diluted pro forma net
  loss per share
  (unaudited)...........                                                 59,363            85,698
                                                                       ========           =======

                                    As of March 31,
                          ----------------------------------------   June 30,
                          1996  1997    1998      1999      2000       2000
                          ----  -----  -------  --------  --------  -----------
                                     (in thousands)                 (unaudited)
Consolidated Balance
 Sheet Data:
Cash and cash
 equivalents............. $ --  $   3  $ 1,269  $  3,014  $ 15,880   $ 34,746
Working capital
 (deficit)...............  (38)  (415)   1,141     3,557    13,269     31,587
Total assets.............    8    217    2,290     5,542    23,575     43,782
Capital lease
 obligations, long-term,
 and mandatorily
 redeemable convertible
 preferred shares........   --      3    7,855    15,310    45,032     71,240
Total shareholders'
 deficit.................  (33)  (313)  (6,346)  (11,227)  (28,935)   (36,117)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion should be read in conjunction with our Consolidated Financial Statements and the accompanying Notes, included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors including those set forth under "Risk Factors" and elsewhere in this prospectus. See "Special Note Regarding Forward Looking Statements."

Overview

      We were founded in February 1996, and from that date through April 1997 we were primarily engaged in conducting research and developing our initial products. In April 1997, we began selling our Ironworks software products and related services. Following the release of Ironworks, we accelerated the recruitment of personnel, purchased additional operating assets, commenced marketing of our products and services and substantially invested in building a direct sales force.

      We currently sell our products and services primarily in North America and Europe, through our direct sales force. Prior to fiscal 2000, almost all of our sales were in North America. Total sales outside of North America accounted for 13% of our total revenues for fiscal 2000 and 18% for the quarter ended June 30, 2000. Substantially all of our sales outside of North America were in Europe. We expect that sales outside of North America will increase as a percentage of our total revenues as a result of our increased efforts to market our products in Europe and the Asia-Pacific region.

Sources of Revenues

      Currently, our revenues are principally derived from sales of software licenses and services. Our license revenues are derived from our Ironworks software products and include both server licenses and end-user licenses. Our Ironworks software typically consists of a single server license and a certain number of end-user licenses. A server license allows a customer to run the Ironworks software on a single server. Our customers typically purchase a single server license in connection with an Ironworks installation, but some large customers may purchase multiple server licenses. End-user license fees are based on the number of individual end-users that access our customer's enterprise business systems through the Ironworks software. License revenues accounted for 45% of our total revenues in fiscal 2000 and 41% for the quarter ended June 30, 2000.

      We receive services revenues from maintenance and support contracts and the delivery of implementation consulting and training services. Customers who license our Ironworks products generally purchase one-year maintenance contracts, which provide software upgrades and technical support. These maintenance contracts are renewable at the customer's option for a fee. To date, all customers who have licensed our software products have purchased initial maintenance contracts for technical support. We also provide implementation and various other consulting services to customers who purchase our Ironworks products, and we offer fee-based training services to our customers. Although we intend to continue to provide implementation and training services, we also expect to increasingly rely on third-party consulting organizations to deliver these services directly to purchasers of our Ironworks products. Services and maintenance revenues accounted for 55% of our total revenues in fiscal 2000 and 59% for the quarter ended June 30, 2000.

      We also intend to generate revenues from our Ironside Network, which we launched in April 2000. We have not yet generated revenues from products and services related to the Ironside Network. We expect to generate revenues from the Ironside Network primarily through initial implementation fees, monthly subscription licenses, per transaction fees and monthly fees for value-added services. We intend to classify revenues received from monthly subscription licenses and monthly fees for value-added services as license revenues, and revenues received from implementation fees and per transaction fees as services revenues. The monthly subscription license fee we charge will be a fixed amount based on the number of exchanges with which the seller desires to transact business through the Ironside Network. We also intend to charge a fixed fee to sellers for transactions facilitated by the Ironside Network. In addition, we intend to enter into revenue sharing arrangements with third parties that provide value-added services in connection with transactions facilitated by the Ironside Network, such as business intelligence, content management, hosting, shipping and logistics, insurance and financial services.

      Approximately 16% of our revenues for the fiscal year ended March 31, 2000 related to custom design and implementation services that we provided to The Goldman Sachs Group in connection with its deployment of a custom web-based system. We expect that this project will also account for a significant portion of our revenues in fiscal 2001 and fiscal 2002. We expect this project to be substantially completed by the middle of fiscal 2002. The services we are providing in connection with this project are not directly related to our software products or the Ironside Network. Although we may provide these types of special services from time to time, we do not expect to receive a significant portion of our revenues from these types of services after the Goldman Sachs project has been completed.

      Revenues from two customers accounted for 15% and 14% of total revenues for the year ended March 31, 1998. One customer accounted for 11% of total revenues for the year ended March 31, 1999. Two customers accounted for 19% and 16% of total revenues for the year ended March 31, 2000. Two customers accounted for 27% and 13% of total revenues for the quarter ended June 30, 2000.

Revenue Recognition

      We enter into software arrangements that consist of multiple elements, such as licenses, maintenance contracts and services. We generally recognize revenue under the residual method as prescribed by Statement of Position No. 97-2 "Software Revenue Recognition" and Statement of Position No. 98-9 "Modification of SOP 97-2 with Respect to Certain Transactions" whereby revenue is allocated to each undelivered element when sold separately and the residual amount is then allocated to the delivered element. The license revenues are recognized when there is persuasive evidence of an arrangement with a fixed and determinable fee that is probable of collection and when delivery has occurred.

      For contracts involving significant implementation or customization essential to the functionality of our products, we recognize license and service revenues under the percentage-of-completion method using labor hours incurred as the measure of progress towards completion. We classify revenues from these arrangements as license and services and maintenance revenues, respectively, based upon the estimated fair value of each element. Provisions for estimated contract losses are recognized in the period in which the loss becomes probable and can be reasonably estimated.

      License revenues from reseller arrangements are recognized upon receipt of payment from the reseller relating to sales to third parties. Our agreements with our customers and resellers do not contain product return rights.

      Services and maintenance revenues consist of professional services and maintenance fees. Professional services primarily consist of software implementation and training. Professional services revenue is recognized as such services are performed. Services revenues from maintenance agreements, which include services such as technical product support and an unspecified number of product upgrades, is recognized ratably over the term of the agreement, which is generally one year.

      The revenues that we expect to generate from the Ironside Network will primarily consist of implementation fees, monthly subscription license fees, per transaction fees and monthly fees for value-added services. Implementation fees and subscription license fees will be recognized on a ratable basis over the term of the agreement. Revenues from transaction fees will be recognized as these services are performed. Revenues from monthly fees for value-added services will be recognized as these services are rendered.

Cost of Revenues

      Our cost of license revenues includes royalties payable to third parties for technology integrated into our products, the cost of manuals and product documentation, production media used to deliver our products and shipping costs, including the costs associated with the electronic transmission of software to new customers. We recently introduced additional product modules that incorporate technology of third parties. Our cost of revenues for products that incorporate third-party software is generally higher than the cost of revenues for products that do not incorporate third-party software. Our cost of license revenues could increase as a percentage of revenues in future periods if sales of these product modules incorporating third-party software increase. We also expect our cost of license revenues to include hosting and other expenses related to the Ironside Network.

      Our cost of services and maintenance revenues includes salaries and related expenses for our customer support, implementation and training services organizations, costs of third parties contracted to provide consulting services to customers, and expenses related to our facilities, communications and depreciation of our assets. Any costs related to warranty provisions in our software license agreements is expensed as cost of services and maintenance revenues. Our cost of service revenues can fluctuate depending on the amount of professional services provided by us compared to third-party service providers acting as our subcontractors, which generally results in higher cost of revenues for us.

Operating Expenses

      Our operating expenses are classified into four categories: research and development, sales and marketing, general and administrative, and stock-based compensation. We classify charges to these operating expense categories based on the nature of the expenditures. Although each category includes expenses that are unique to such category, there are commonly recurring expenditures included in these categories, such as salaries, employee benefits, bonuses, travel and entertainment, third-party professional fees and communication costs. We allocate the costs for facilities, office equipment including computers, and related charges to the operating expense categories based on employee headcount and square footage utilized.

      Research and Development. Research and development expenses consist primarily of activities related to the research, development and enhancement of our software and service offerings, as well as quality assurance and testing. All costs incurred in the research and development of software products and enhancements to existing products have been expensed as incurred. We have expensed all software development costs because the period between the achievement of technological feasibility, which we define as the establishment of a working model, and the general availability of such software to customers has historically been short, and software development costs qualifying for capitalization have historically been insignificant. We expect to incur greater research and development expenses as we further enhance our existing products and develop new products that address the evolving needs of our customers.

      Sales and Marketing. Sales and marketing expenses consist primarily of activities related to our direct and indirect sales force, lead generation, and promotional expenses such as public relations, seminars, trade shows, marketing programs and marketing collateral materials. We intend to increase our use of indirect channel partners to broaden the distribution of our products.

      General and Administrative. General and administrative expenses primarily relate to executive, financial, and human resources personnel, as well as expenses for legal services, financial services, and other professional services. We expect to incur greater general and administrative expenses associated with our reporting obligations as a public company and for investor relations.

      Stock-based Compensation. Stock-based compensation expenses consist of the non-cash compensation recorded in connection with the granting of options to employees and non-employees as a result of the issuance of these options with exercise prices deemed to be less than the fair market value of our common shares at the date of issuance.

Results of Operations

      The following table sets forth our financial data for the fiscal years ended March 31, 1998, 1999 and 2000 and the three months ended June 30, 1999 and 2000. Our historical operating results are not necessarily indicative of the results for any future period.

                                                              Three Months
                                                                  Ended
                                   Year Ended March 31,         June 30,
                                 --------------------------  ----------------
                                  1998     1999      2000     1999     2000
                                 -------  -------  --------  -------  -------
                                      (in thousands)           (unaudited)
   Consolidated Statements of
    Operations Data
   Revenues:
     License.................... $ 1,258  $ 2,714  $  2,805     $238   $1,751
     Services and maintenance...     108      613     3,376      339    2,518
                                 -------  -------  --------  -------  -------
       Total revenues...........   1,366    3,327     6,181      577    4,269
   Cost of revenues:
     License....................       5      207       268       70      219
     Services and maintenance
      (excluding stock-based
      compensation of $0, $5,
      $81, $6 and $75,
      respectively).............     231      697     4,474      335    2,199
                                 -------  -------  --------  -------  -------
       Total cost of revenues...     236      904     4,742      405    2,418
                                 -------  -------  --------  -------  -------
   Gross profit.................   1,130    2,423     1,439      172    1,851
                                 -------  -------  --------  -------  -------
   Operating expenses:
     Research and development
      (excluding stock-based
      compensation of $0, $19,
      $142, $17 and $150,
      respectively).............   1,022    1,273     3,226      553    1,424
     Sales and marketing
      (excluding stock-based
      compensation of $0, $38,
      $379, $32 and $1,501,
      respectively).............   3,276    4,689    11,568    1,494    5,856
     General and administrative
      (excluding stock-based
      compensation of $0, $66,
      $398, $31 and $610,
      respectively).............   1,238    1,312     2,403      411    1,068
     Stock-based compensation...      --      128     1,000       86    2,336
                                 -------  -------  --------  -------  -------
       Total operating
        expenses................   5,536    7,402    18,197    2,544   10,684
                                 -------  -------  --------  -------  -------
   Loss from operations.........  (4,406)  (4,979)  (16,758)  (2,372)  (8,833)
   Interest income (expense),
    net.........................      52       82    (2,427)      17      542
                                 -------  -------  --------  -------  -------
   Net loss..................... $(4,354) $(4,897) $(19,185) $(2,355) $(8,291)
                                 =======  =======  ========  =======  =======

      The following table sets forth our financial data as a percentage of total revenues for the fiscal years ended March 31, 1998, 1999 and 2000 and the three months ended June 30, 1999 and 2000. These historical percentages are not necessarily indicative of the percentages for any future period.

                                                            Three Months
                                                             Ended June
                                 Year Ended March 31,            30,
                                 ------------------------   ---------------
                                  1998     1999     2000     1999     2000
                                 ------   ------   ------   ------   ------
                                                             (unaudited)
   Consolidated Statements of
    Operations Data
   Revenues:
     License....................   92.1 %   81.6 %   45.4 %   41.2 %   41.0 %
     Services and maintenance...    7.9     18.4     54.6     58.8     59.0
                                 ------   ------   ------   ------   ------
       Total revenues...........  100.0    100.0    100.0    100.0    100.0
   Cost of revenues:
     License....................    0.4      6.2      4.3     12.1      5.1
     Services and maintenance...   16.9     21.0     72.4     58.1     51.5
                                 ------   ------   ------   ------   ------
       Total cost of revenues...   17.3     27.2     76.7     70.2     56.6
                                 ------   ------   ------   ------   ------
   Gross profit.................   82.7     72.8     23.3     29.8     43.4
                                 ------   ------   ------   ------   ------
   Operating expenses:
     Research and development...   74.8     38.3     52.2     95.8     33.4
     Sales and marketing........  239.8    140.9    187.1    258.9    137.2
     General and
      administrative............   90.6     39.4     38.9     71.2     25.0
     Stock-based compensation...     --      3.8     16.2     15.0     54.7
                                 ------   ------   ------   ------   ------
       Total operating
        expenses................  405.2    222.4    294.4    440.9    250.3
                                 ------   ------   ------   ------   ------
   Loss from operations......... (322.5)  (149.6)  (271.1)  (411.1)  (206.9)
   Interest income (expense),
    net.........................    3.8      2.5    (39.3)     3.0     12.7
                                 ------   ------   ------   ------   ------
   Net loss..................... (318.7)% (147.1)% (310.4)% (408.1)% (194.2)%
                                 ======   ======   ======   ======   ======

Three Months Ended June 30, 1999 and 2000

Revenues

      License revenues increased from $238,000 for the three months ended June 30, 1999 to $1.8 million for the same period in 2000, an increase of $1.5 million, or 636%. This increase was primarily due to the increased market acceptance of our Ironworks product suite in North America and to sales generated by our European sales office, which opened in September 1999. During this period, we increased our total sales and marketing personnel from 27 to
72. License revenues during this period also increased due to additional sales of our prepackaged integrated solutions for commonly-used ERP systems and of enhanced versions of our Ironworks software.

      Services and maintenance revenues increased from $339,000 for the three months ended June 30, 1999 to $2.5 million for the same period in 2000, an increase of $2.2 million, or 643%. This increase was primarily due to an increase in service revenues during this period in connection with increased licensing activity. This increase also reflects service revenues attributable to the design and implementation services we provided to Goldman Sachs. Our total number of implementation, service and training personnel grew from 20 on June 30, 1999 to 52 on June 30, 2000. Our maintenance revenues also increased during this period as our customer base grew.

Cost of Revenues

      Cost of license revenues increased from $70,000 for the three months ended June 30, 1999 to $219,000 for the same period in 2000, an increase of $149,000, or 213%. This increase was primarily attributable to increased licensing activities, composed primarily of royalties payable to third parties for technology incorporated into some of our add-on product modules. As a percentage of revenues, cost of license revenues decreased from 12% for the three months ended June 30, 1999 to 5% for the same period in 2000.

      Cost of services and maintenance revenues increased from $335,000 for the three months ended June 30, 1999 to $2.2 million for the same period in 2000, an increase of $1.9 million, or 556%. This increase was primarily attributable to the hiring of additional implementation, service and training personnel and the use of third-party implementation providers that we subcontracted during this period to support expanding our customer base. As a percentage of revenues, cost of services and maintenance revenues decreased from 58% for the three months ended June 30, 1999 to 52% for the same period in 2000.

Operating Expenses

      Research and Development. Research and development expenses increased from $553,000 for the three months ended June 30, 1999 to $1.4 million for the same period in 2000, an increase of $0.9 million, or 158%. Our total number of product development personnel grew from 26 on June 30, 1999 to 53 on June 30, 2000. As a result of the increased headcount and the use of contract programmers, personnel costs related to product development increased from $440,000 for the three months ended June 30, 1999 to $1.1 million for the same period in 2000. As a percentage of revenues, research and development expenses decreased from 96% for the three months ended June 30, 1999 to 33% for the same period in 2000, due primarily to the fact that our revenues grew faster than our research and development expenses.

      Sales and Marketing. Sales and marketing expenses increased from $1.5 million for the three months ended June 30, 1999 to $5.9 million for the same period in 2000, an increase of $4.4 million, or 292%. This increase resulted primarily from the expansion of our direct sales force and our investment in sales and marketing infrastructure, including costs related to the opening of our sales office in the United Kingdom in September 1999. We also significantly increased spending for marketing activities, such as trade shows, advertising and other promotional expenses to grow our customer base. As a percentage of revenues, sales and marketing expenses decreased from 259% for the three months ended June 30, 1999 to 137% for the same period in 2000, due primarily to the fact that our revenues grew faster than our sales and marketing expenses.

      General and Administrative. General and administrative expenses increased from $411,000 for the three months ended June 30, 1999 to $1.1 million for the same period in 2000, an increase of $0.7 million, or 160%. This increase is primarily due to the hiring of executive, finance and administrative personnel needed to support the growth of our business. As a percentage of revenues, general and administrative expenses decreased from 71% for the three months ended June 30, 1999 to 25% for the same period in 2000, due primarily to the fact that our revenues grew faster than general and administrative expenses. Personnel costs associated with general and administrative functions increased from $241,000 in the three months ended June 30, 1999 to $574,000 for the same period in fiscal 2000.

Fiscal Years Ended March 31, 1998, 1999 and 2000

Revenues

      License revenues increased from $1.3 million in fiscal 1998, to $2.7 million in fiscal 1999, to $2.8 million in fiscal 2000. This increase in each year is primarily attributable to increased market acceptance of our Ironworks product suite in North America and increased sales generated by our operations in Europe. Sales growth was enhanced during this period by our expanded sales and marketing efforts, expansion into new vertical market segments, the introduction of new products and the upgrading of existing products. Sales to new customers accounted for license revenues of $1.3 million in fiscal 1998, $2.3 million in fiscal 1999 and $2.1 million in fiscal 2000. License revenues of $404,000 in fiscal 1999 and $749,000 in fiscal 2000 related to sales to existing customers during those periods. Sales to existing customers consisted primarily of additional server and end-user licenses.

      Services and maintenance revenues increased from $108,000 in fiscal 1998, to $613,000 in fiscal 1999, to $3.4 million in fiscal 2000. The increase from fiscal 1998 to fiscal 1999 reflects increased implementation service revenues in connection with increased licensing activity, as well as the performance of a larger proportion of implementation services by our personnel as opposed to third parties. The increase from fiscal 1999 to fiscal 2000 reflects a significant increase in the amount of service revenues attributable to the design and implementation services we provided to Goldman Sachs during that period. Our total number of implementation, service and training personnel grew from seven on March 31, 1998 to 12 on March 31, 1999, to 47 on March 31, 2000. This increased capacity, combined with our use of third-party implementation service providers, allowed us to provide more implementation services. Our maintenance revenues also increased during this period as our customer base grew.

Cost of Revenues

      Cost of license revenues increased from $5,000 in fiscal 1998, to $207,000 in fiscal 1999, to $268,000 in fiscal 2000. The increase in each year was primarily attributable to increased licensing activities, and consisted primarily of royalties payable to third parties for technology incorporated into our products. As a percentage of revenues, cost of license revenues increased from 0.4% in fiscal 1998 to 6.2% in fiscal 1999, and decreased as a percentage of revenues to 4.3% in fiscal 2000. Royalties that we pay to third parties vary depending on the types of software products sold and the extent to which those products incorporate technology of third parties. We pay royalties in connection with some of our add-on product modules, and, historically, we paid royalties in connection with sales of some of our prepackaged integrated solutions. Cost of revenues as a percentage of revenues was higher in fiscal 1999 due to higher sales of these types of prepackaged integrated solutions. We no longer pay royalties to third parties in connection with sales of our prepackaged integrated solutions.

      Cost of services and maintenance revenues increased from $231,000 in fiscal 1998, to $697,000 in fiscal 1999, to $4.5 million in fiscal 2000. The increase in each year is primarily attributable to the hiring of additional implementation, service and training personnel. Beginning in the third quarter of fiscal 1998, we began to hire implementation and technical support personnel. In the fourth quarter of fiscal 1998, we began to hire training personnel to provide training services to customers and implementation providers. Our total implementation, service and training personnel grew from seven on March 31, 1998, to 12 on March 31, 1999, to 47 on March 31, 2000. In addition, we contracted with a number of independent contractors during fiscal 2000 to provide services in connection with the Goldman Sachs project. As a result of the increased headcount and the use of independent contractors, personnel costs related to services and maintenance functions increased from $145,000 in fiscal 1998, to $378,000 in fiscal 1999, to $2.5 million in fiscal 2000. Cost of services and maintenance revenues for fiscal 2000 also reflect a $1.1 million charge for expected future costs relating to the installation of a new product release to replace third-party software we installed for some of our customers. We expect to complete these replacements during fiscal 2001. In addition, cost of services and maintenance revenues for fiscal 2000 include a $383,000 charge for the loss we expect to incur on implementations of the new product release.

      We expect our cost of services and maintenance revenues to increase as a result of our continued expansion of our services and maintenance staff. Because services and maintenance revenues have substantially lower margins than license revenues, this expansion will reduce our gross margins if our license revenues do not increase significantly. We expect cost of services and maintenance revenues to vary from period to period depending on the mix of services we provide and the overall utilization rates of our services staff.

Operating Expenses

      Research and Development. Research and development expenses increased from $1.0 million in fiscal 1998, to $1.3 million in fiscal 1999, to $3.2 million in fiscal 2000. The increase in research and development expenses in each year was related primarily to an increase in the number of software engineers and other technical staff supporting the development, testing and quality assurance of new releases of our software products. Our research and development staff increased from 13 on March 31, 1998, to 18 on March 31, 1999, to 42 on March 31, 2000. As a percentage of revenue, research and development expenses decreased from 75% in fiscal 1998, to 38% in fiscal 1999, due primarily to the fact that our revenues grew faster than research and development expenses. Research and development increased as a percentage of revenues to 52% in fiscal 2000, due primarily to expenses associated with the development of new product modules, the development of Ironworks 5.0 and the development of additional prepackaged integrated solutions for commonly used ERP systems. We believe that continued investment in research and development is critical to our strategic objectives, and, accordingly, we expect that the dollar amounts of research and development expenses will increase in future periods, but may fluctuate as a percentage of our revenues from period to period.

      Sales and Marketing. Sales and marketing expenses increased from $3.3 million in fiscal 1998, to $4.7 million in fiscal 1999, to $11.6 million in fiscal 2000. The increase in sales and marketing expenses in each year resulted primarily from building a direct sales force and investing in sales and marketing infrastructure. As a percentage of revenues, sales and marketing expenses decreased from 240% in fiscal 1998, to 141% in fiscal 1999, primarily due to the fact that our revenues grew faster than our sales and marketing expenses. Sales and marketing expenses increased as a percentage of revenues to 187% in fiscal 2000, due primarily to increased staffing of sales and marketing personnel as we established new North American sales offices and opened our first European sales office in the United Kingdom. Personnel costs associated with sales and marketing functions increased from $1.8 million in fiscal 1998, to $2.7 million in fiscal 1999, to $7.2 million in fiscal 2000. We also significantly increased spending for marketing activities, such as trade shows, advertising and other promotional expenses. Costs associated with these marketing activities increased from $704,000 in fiscal 1998, to $1.0 million in fiscal 1999, to $2.2 million in fiscal 2000. We anticipate that our sales and marketing expenses will continue to increase in absolute dollar amounts in future periods as we continue to expand our sales and marketing efforts, but may fluctuate as a percentage of total revenues from period to period.

      General and Administrative. General and administrative expenses increased from $1.2 million in fiscal 1998, to $1.3 million in fiscal 1999, to $2.4 million in fiscal 2000. The year-to-year increase in general and administrative expenses resulted primarily from the addition of executive, finance and administrative personnel to support the growth of our business during these periods. As a percentage of revenues, general and administrative expenses decreased from 91% in fiscal 1998, to 39% in fiscal 1999 due primarily to the fact that our revenues grew faster than our general and administrative expenses. General and administrative expenses remained at 39% in fiscal 2000. Personnel costs associated with general and administrative functions increased from $1.0 million in fiscal 1998, to $1.2 million in fiscal 1999, to $1.8 million in fiscal 2000. We expect general and administrative expenses to continue to increase as we add personnel to support expanding operations, incur additional costs related to the growth of our business and assume the reporting requirements of a public company. These expenses, however, may fluctuate as a percentage of revenues from period to period.

      Stock-Based Compensation. We recorded aggregate deferred compensation of $497,000 in fiscal 1999, $4.4 million in fiscal 2000 and $13.7 million in the quarter ended June 30, 2000 related to stock option grants to employees. Of the deferred compensation, $128,000 was amortized in fiscal 1999, $1.0 million was amortized in fiscal 2000 and $2.3 million was amortized in the quarter ended June 30, 2000. For the remainder of fiscal 2001 and in fiscal 2002, we expect to amortize stock-based compensation of:

                                                           Expected Amortization
                                                              of Stock-Based
                                                               Compensation
                                                           ---------------------
                                                              (in thousands)
   Quarter Ending
   --------------
   September 30, 2000.....................................        $2,264
   December 31, 2000......................................         2,244
   March 31, 2001.........................................         2,172
   June 30, 2001..........................................         1,364
   September 30, 2001.....................................         1,181
   December 31, 2001......................................         1,168
   March 31, 2002.........................................         1,133

      The remaining unamortized, unearned stock-based compensation will be approximately $2.6 million for the fiscal year ended March 31, 2003, and $1.0 million for the fiscal year ended March 31, 2004, and $31,000 for the fiscal year ended March 31, 2005.

      Interest Income (Expense), Net. We had net interest income of $52,000 in fiscal 1998 and $82,000 in fiscal 1999, compared to net interest expense of $2.4 million in fiscal 2000. Net interest expense for fiscal 2000 included $3.0 million of interest expense related to the beneficial conversion feature of convertible promissory notes issued in July and September 1999, which were converted into preferred shares in October 1999. The $2.9 million of interest expense represents the difference between the fair value at the respective dates of issuance and the conversion price most beneficial to the holders of the notes. We had $542,000 of net interest income for the three months ended June 30, 2000 resulting primarily from interest on proceeds from the issuance of preferred shares.

      Provision for Income Taxes. As of March 31, 2000, we had available net operating loss carryforwards for Canadian and United Kingdom purposes of approximately $23.1 million and $1.3 million, respectively. The Canadian net operating loss carryforwards begin to expire in 2003 and the United Kingdom net operating losses do not expire. Approximately $11.4 million of the Canadian net operating loss carryforwards relate to our U.S. operations. As such, they may be utilized to reduce United States taxable income arising from operations in the United States and begin to expire in 2013 for U.S. tax purposes. The Canadian net operating losses are subject to certain Canadian and United States net operating loss restrictions that may apply on any change of control of our company, which could adversely effect the amounts of and benefits to be derived therefrom in certain circumstances. We have provided a full valuation allowance on the deferred tax asset because of the uncertainty regarding this realization. Our accounting for deferred taxes under Statement of Financial Accounting Standards No. 109 involves the evaluation of a number of factors concerning the realizability of our deferred tax assets. In concluding that a full valuation allowance was required, management primarily considered factors such as our history of operating losses and expected future losses and the nature of our deferred tax assets.

Quarterly Results of Operations

      The following table presents our unaudited quarterly results of operations for each of the four quarters in the period ended March 31, 2000 and the quarter ended June 30, 2000. You should read the following table in conjunction with our Consolidated Financial Statements and the accompanying Notes, included elsewhere in this prospectus. We have prepared this unaudited information on the same basis as our audited consolidated financial statements. This table includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented. You should not draw any conclusions about our future results from the results of operations for any quarter.

                                         Quarter Ended
                         ----------------------------------------------------
                         June 30,   Sept. 30,  Dec. 31,   Mar. 31,   June 30,
                           1999       1999       1999       2000       2000
                         --------   ---------  --------   --------   --------
                         (in thousands, except as a percentage of net
                                           revenues)
Consolidated Statement
 of Operations Data:
Revenues:
  License............... $   238     $   402   $   950    $ 1,215    $ 1,751
  Services and
   maintenance..........     339         224     1,043      1,770      2,518
                         -------     -------   -------    -------    -------
    Total revenues......     577         626     1,993      2,985      4,269
Cost of revenues:
  License...............      70          33       137         28        219
  Services and
   maintenance..........     335         408     2,010      1,721      2,199
                         -------     -------   -------    -------    -------
    Total cost of
     revenues...........     405         441     2,147      1,749      2,418
                         -------     -------   -------    -------    -------
Gross profit............     172         185      (154)     1,236      1,851
                         -------     -------   -------    -------    -------
Operating expenses:
  Research and
   development..........     553         633       909      1,131      1,424
  Sales and marketing...   1,494       1,944     2,903      5,227      5,856
  General and
   administrative.......     411         418       547      1,027      1,068
  Stock-based
   compensation.........      86         244       282        388      2,336
                         -------     -------   -------    -------    -------
    Total operating
     expenses...........   2,544       3,239     4,641      7,773     10,684
                         -------     -------   -------    -------    -------
Loss from operations....  (2,372)     (3,054)   (4,795)    (6,537)    (8,833)
Interest income
 (expense), net.........      17      (2,931)      234        253        542
                         -------     -------   -------    -------    -------
Net loss................ $(2,355)    $(5,985)  $(4,561)   $(6,284)   $(8,291)
                         =======     =======   =======    =======    =======
As a Percentage of Net
 Revenues:
Revenues:
  License...............    41.2%       64.2%     47.7%      40.7%      41.0%
  Services and
   maintenance..........    58.8        35.8      52.3       59.3       59.0
                         -------     -------   -------    -------    -------
    Total revenues......   100.0       100.0     100.0      100.0      100.0
Cost of revenues:
  License...............    12.1         5.3       6.9        0.9        5.1
  Services and
   maintenance..........    58.1        65.2     100.8       57.7       51.5
                         -------     -------   -------    -------    -------
    Total cost of
     revenues...........    70.2        70.5     107.7       58.6       56.6
                         -------     -------   -------    -------    -------
Gross profit............    29.8        29.5      (7.7)      41.4       43.4
                         -------     -------   -------    -------    -------
Operating expenses:
  Research and
   development..........    95.8       101.1      45.6       37.9       33.4
  Sales and marketing...   258.9       310.5     145.8      175.1      137.2
  General and
   administrative.......    71.2        66.8      27.4       34.4       25.0
  Stock-based
   compensation.........    15.0        39.0      14.1       13.0       54.7
                         -------     -------   -------    -------    -------
    Total operating
     expenses...........   440.9       517.4     232.9      260.4      250.3
                         -------     -------   -------    -------    -------
Loss from operations....  (411.1)     (487.9)   (240.6)    (219.0)    (206.9)
Interest income
 (expense), net.........     3.0      (468.2)     11.7        8.5       12.7
                         -------     -------   -------    -------    -------
Net loss................  (408.1)%    (956.1)%  (228.9)%   (210.5)%   (194.2)%
                         =======     =======   =======    =======    =======

Fluctuations in Quarterly Results

Revenues

      Our license revenues increased in each of the five quarters ended June 30, 2000 due primarily to increased market acceptance of our Ironworks product suite and the expansion of our sales force. During this period we increased our total sales and marketing headcount from 27 to 72. This contributed to an increase in the number of customers from 83 to 152 and led to increases in license revenues from the sale of our Ironworks products.

      Our services and maintenance revenues also increased during the five quarters ended June 30, 2000. Service revenues decreased slightly during the quarter ended September 30, 1999, compared to the quarter ended June 30, 1999, due to a decrease in the number of implementations performed during the quarter ended September 30, 1999. Implementations are the primary components of our services and maintenance revenues. The number of implementations we perform during a particular quarter is related to the number of license orders we generate in the preceding quarter. We performed more implementations during the quarter ended June 30, 1999, compared to the quarter ended September 30, 1999, as a result of a greater number of license orders in the quarter ended March 31, 1999. Service revenues for the quarter ended March 31, 2000 and June 30, 2000 reflect $546,000 and $1.2 million of service revenues relating to services we performed for Goldman Sachs. These services were not related to software licenses. Our maintenance revenues increased in each of the five quarters ended June 30, 2000, as the revenues from the maintenance contracts that we sold to our growing customer base are being recognized over the period of the maintenance contracts.

Cost of Revenues

      Our cost of license revenues fluctuated during the five quarters ended June 30, 2000, due to the types of software licenses sold during these periods. Royalties that we pay to third parties vary depending on the types of software products sold and the extent to which those products incorporate technology of third parties. In particular, we historically paid royalties in connection with sales of some of our prepackaged integrated solutions. We no longer pay royalties to third parties in connection with sales of our prepackaged integrated solutions.

      Our cost of services and maintenance revenues increased in the five quarters ended June 30, 2000, due primarily to an increase in the number of services and maintenance personnel to support our customer base. During the five quarters ended June 30, 2000, our implementation, service and training personnel grew from 12 to 52. The personnel costs associated with this headcount increased from $246,000 during the quarter ended June 30, 1999 to $830,000 during the quarter ended June 30, 2000. Cost of services and maintenance revenues for the quarter ended December 31, 1999 reflects a $1.1 million charge for expected future costs relating to the installation of a new product release to replace third-party software we installed for some of our customers. In addition, cost of services and maintenance revenues for the quarter ended March 31, 2000 include a charge of $383,000 for the loss we expect to incur on implementations of the new product release. Our cost of services and maintenance revenues represented 94% of our total cost of revenues during fiscal 2000.

Operating Expenses

      Our operating expenses have generally increased in absolute dollars each quarter because of increased staffing in our sales and marketing, research and development and general and administrative functions necessary to support our growth. Our total number of employees increased from 64 on March 31, 1999, to 82 on June 30, 1999, to 103 on September 30, 1999, to 122 on December 31, 1999,
to 170 on March 31, 2000 to 208 on June 30, 2000. In addition, sales and marketing expenses increased due to higher costs for marketing programs, sales commissions and sales office expenses. In addition to costs related to increased headcount, general and administrative expenses increased due to a larger amount of legal, accounting and other professional fees.

Liquidity and Capital Resources

      From inception to June 30, 2000, we financed our operations primarily through private placements of preferred shares, with net proceeds of approximately $66.2 million, loans from related parties of $725,000 and the use of equipment leases of $563,000. As of June 30, 2000, we had $34.7 million in cash and cash equivalents, and $31.6 million in working capital.

      Net cash used in operating activities was $4.1 million in fiscal 1998, $5.1 million in fiscal 1999, $11.7 million in fiscal 2000 and $5.1 million for the three months ended June 30, 2000. Net cash flows used in operating activities in each period reflect increasing net losses and, to a lesser extent, accounts receivable, prepaid expenses and other current assets, offset in part by increases in accounts payable and accrued liabilities and non-cash charges.

      Net cash used in investing activities was $358,000 in fiscal 1998, $237,000 in fiscal 1999, $2.5 million in fiscal 2000 and $1.0 million for the three months ended June 30, 2000. Net cash used in investing activities reflects purchases of property and equipment in each period and $316,000 of restricted cash in fiscal 2000. Restricted cash consists of cash that is designated as collateral for capital lease obligations.

      Net cash from financing activities was $5.7 million in fiscal 1998, $7.3 million in fiscal 1999, $27.0 million in fiscal 2000 and $25.0 million for the three months ended June 30, 2000. These cash flows reflect primarily proceeds from private sales of preferred shares and convertible promissory notes.

      Capital expenditures, including capital leases, were $380,000 in fiscal 1998, $351,000 in fiscal 1999, $2.6 million in fiscal 2000 and $1.0 million for the three months ended June 30, 2000. Capital expenditures increased significantly in fiscal 2000 due to the expansion of our corporate headquarters in Pleasanton, California, the opening of our sales offices in Alpharetta, Georgia and Slough, United Kingdom and investments in computer equipment related to increased headcount and the launch of the Ironside Network.

      We expect to experience a significant increase in our operating expenses, particularly research and development, sales and marketing expenses and general and administrative expenses, for the foreseeable future in order to execute our business plan. As a result, we anticipate that such operating expenses, as well as planned capital expenditures, will constitute a material use of our cash resources. In addition, we may utilize cash resources to fund acquisitions or investments in complementary businesses, technologies or product lines. We believe our existing cash balances, together with the net proceeds from the sale of the common shares in this offering, will be sufficient to meet our working capital and operating resource expenditure requirements for at least the next 12 months. Thereafter, we may find it necessary to obtain additional equity or debt financing. In the event additional financing is required, we may not be able to raise it on acceptable terms or at all.

Recently Issued Accounting Pronouncements

      In June 1998, the Financial Accounting Standards Board, FASB, issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In July 1999, the FASB issued SFAS No. 137, "Accounting with Derivative Instruments and Hedging Activities Deferral of the Effective Date of FASB Statement No. 133. SFAS 137 deferred the effective date until the first fiscal quarter of the first fiscal year beginning after June 15, 2000. We will adopt SFAS 133 in the quarter ended June 30, 2001. We have not engaged in hedging activities or invested in derivative instruments and accordingly, we do not believe implementation of SFAS 133 will have a material effect on our financial statements.

      In December 1999, the SEC issued Staff Accounting Bulletin ("SAB") No.101, "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB No. 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. We have incorporated the impact of SAB No. 101 into our financial position and results of operations.

      In March 2000, the FASB issued FIN No. 44, "Accounting for Certain Transactions Involving Stock Compensation--an interpretation of APB Opinion No. 25". This Interpretation clarifies the definition of employee for purposes of applying APB No. 25, "Accounting for Stock Issued to Employees," or APB 25, the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and the accounting for an exchange of stock compensation awards in a business combination. This Interpretation is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. We do not expect the adoption of FIN No. 44 to have a material effect on our financial position or results of operations.

European Economic and Monetary Union (EMU) New European Currency

      On January 1, 1999, member countries of the European Economic and Monetary Union established fixed conversion rates between their existing national currencies and one common currency--the Euro. The Euro trades on currency exchanges and, during a three-year dual-currency transition period, either the Euro or the national currencies may be used in business transactions. Beginning in January 2002, new Euro-denominated bills and coins will be issued, and the national currencies will be withdrawn from circulation. Our European operating subsidiary is implementing plans to address the systems and business issues raised by the Euro currency conversion. These issues include, among others, (1) the need to adapt computer and other business systems and equipment to accommodate Euro-denominated transactions; and (2) the competitive impact of cross-border price transparency, which may make it more difficult for businesses to charge different prices for the same products on a country-by-country basis, particularly once the Euro currency is issued in 2002. While we anticipate that the Euro conversion will not have a material adverse impact on our financial condition or results of operations, we cannot assure you that our key vendors, customers and distributors will not be affected by such Euro currency issues, which could have an adverse effect on our business, operating results and financial condition. Further, there can be no assurance that the currency market volatility will not increase, which could have an adverse effect on our Euro exposures.

Qualitative and Quantitative Disclosures About Market Risk

Foreign Currency Risk

      We develop our products in Canada and market our products in North America, Europe and the Asia-Pacific region. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. As our sales are currently primarily made or denominated in U.S. dollars, a strengthening of the dollar could make our products less competitive in foreign markets.

      A substantial portion of our revenues are realized in U.S. dollars. A substantial portion of our operating expenses, however, are paid in Canadian dollars. Further, we receive revenues and incur expenses in currencies other than U.S. dollars and Canadian dollars. Fluctuations in the exchange rates between the U.S. dollar and other currencies may have a material effect on our results of operations. In particular, we may be adversely affected by a significant strengthening of the Canadian dollar against the U.S. dollar. We do not currently engage in currency hedging activities. Although we have not experienced significant foreign exchange rate losses to date, we may in the future, especially to the extent that we do not engage in hedging.

      The economic impact of currency exchange rate movements on our operating results is complex because such changes are often linked to variability in real growth, inflation, interest rates, governmental actions and other factors. These changes, if material, may cause us to adjust our financing and operating strategies. Consequently, isolating the effect of changes in currency does not incorporate these other important economic factors.

Interest Rate Risk

      Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly because our investments are in cash and cash equivalents. Due to the short-term nature of our investments, we believe that there is no material risk exposure.

                                    BUSINESS

Overview

      We are a leading provider of Internet-based software applications and related services for manufacturers and distributors, or sellers, designed to facilitate and enhance business-to-business e-commerce. Our software applications and services help businesses market and sell their products and services over the Internet. Our solutions enable sellers to quickly and efficiently leverage their existing enterprise business systems and the Internet to connect with multiple buyers and online trading exchanges. With our products and services, sellers can interact more closely and efficiently with their customers, suppliers and other business partners through the exchange of real-time product and process information.

      Our solutions allow sellers to access the existing and emerging opportunities for business-to-business e-commerce, while maintaining the traditional sales channels around which their existing enterprise infrastructure was built. This enables sellers to continue to process orders and communicate with buyers through important traditional channels, such as phone and fax, while also enabling them to communicate with buyers using new channels, such as a web browser, a wireless device or an online trading exchange. By complementing existing systems, our products and services allow sellers to evolve their business strategy to reflect the appropriate blend of traditional business and e-commerce practices.

Industry Background

Growth of the Internet and Business-to-Business E-Commerce

      The widespread adoption of the Internet as a business communication platform has created a foundation for business-to-business e-commerce that has enabled organizations to tap new revenue streams, streamline cumbersome processes, lower costs, improve productivity and increase customer satisfaction. As a result, a growing number of companies are seeking to use the Internet to buy and sell products and services. Forrester Research estimates that the annual value of business-to-business e-commerce in the United States will increase by 564% from an estimated $406 billion in 2000 to nearly
$2.7 trillion in 2004, accounting for more than 17% of the total dollar value of business trade.

      Forrester Research estimates that 47% of the combined value of business-to-business e-commerce transactions in 2004 will be conducted through bilateral trade via seller/extranet sites. Seller sites are Internet sites, maintained by sellers, that allow buyers to purchase products or services. Seller sites range from relatively simple catalog sites to sophisticated, fully functional e-commerce sites. These sophisticated seller sites allow users to complete complex business-to-business transactions that involve the sale of products and services with multiple features and options, or custom pricing or service options. These complex transactions require real-time communication between the enterprise business systems of sellers and buyers.

      The Internet has also led to the development of online trading exchanges, which have emerged as important channels for business-to-business e-commerce. Online trading exchanges are services that connect multiple sellers and buyers through one marketplace over the Internet. Using an exchange, or marketplace, sellers can communicate with multiple buyers, and buyers can similarly communicate with multiple sellers, without the difficulties and expense that would be required to establish direct connections between each seller and each buyer. Forrester Research estimates that business-to-business e-commerce transactions through marketplaces in the United States will increase from $55 billion in 2000 to over $1.4 trillion in 2004, representing an annual growth rate of 126%.

Current Approaches to Business-to-Business E-Commerce Integration are
Inadequate

      Historically, sellers have relied on a combination of sales personnel, telephones, fax machines and email to sell products to their customers. In recent years, the business environment has grown increasingly competitive, forcing companies to seek new ways to improve productivity and customer satisfaction. Over the last decade, companies have also invested heavily in enterprise resource planning, or ERP, systems supplied by vendors such as Baan, JD Edwards, Oracle, PeopleSoft and SAP and supply chain management software from companies such as i2 and Manugistics to automate and improve the efficiency of their internal business processes. Historically, however, these systems have not readily supported business processes beyond the borders of the enterprise. As a result, companies have had difficulties achieving efficiencies from integration of their business processes with those of their customers, suppliers and other business partners. The variety of computing environments and the inability to share information across these environments have been major impediments to the growth of business-to-business e-commerce.

      Online trading exchanges have their own challenges and limitations. These exchanges use multiple transaction formats, resulting in the absence of a common transaction standard or protocol. Due to the considerable time and expense necessary to customize existing enterprise business systems to work with a particular exchange, sellers are faced with difficult decisions as to which protocols and standards to adopt and which exchanges will provide a long-term return on investment. In order to be successful, an online trading exchange must develop a long-term value proposition that will attract the participation of multiple buyers and sellers. In addition, an exchange must build the necessary and costly infrastructure to accommodate the integration of both buyer and seller systems. Existing exchanges have been developed primarily to provide business buyers with an efficient means of locating and purchasing materials required for production and operations and have not addressed the difficulties associated with integrating the enterprise business systems of sellers with these exchanges.

      Only a limited number of approaches have been developed to address the impediments and difficulties associated with integrating sellers' enterprise business systems into an e-commerce environment. For example, several enterprise application vendors, which focus on integrating existing applications and data sources within an enterprise, have connected single sellers with a single buyer or single exchange. This type of integration generally involves static data, which can become quickly out of date, rather than software that is able to access valuable real-time information from a seller's enterprise business systems. These types of systems generally do not allow buyers to obtain real-time information about current inventories or promised delivery dates and require extensive customized integration, which takes significant time and resources. In addition, these approaches generally provide limited functionality and limited ability to efficiently increase capacity as required, or scalability.

Our Opportunity

      We believe there is a significant market opportunity for a comprehensive business-to-business e-commerce solution that enables sellers to integrate their existing enterprise business solutions with independent buyers and online trading exchanges. This type of solution must provide sellers with fast, efficient and scalable integration with multiple independent buyers and exchanges. It should also allow sellers to offer their business partners the ability to exchange information and conduct transactions over the Internet in a secure, reliable environment and on a real-time basis, regardless of installed technology infrastructure. We believe a solution that is easy to use, can be deployed quickly, and is based on Internet technology offers significant advantages over traditional client-server architectures. These advantages include the ability to be deployed over a broad range of browser-enabled devices and ease of integration with other Internet-based software applications.

      As the use of online trading exchanges by business buyers grows, it is becoming increasingly important for sellers to make their products available for sale through these exchanges. Online trading exchanges represent a significant opportunity for sellers to reach both new and existing customers more efficiently. We believe it will be crucial for sellers to have the flexibility to sell their products through multiple exchanges in order to remain competitive. Further, we believe it will be important for sellers to quickly and efficiently enter and exit these exchanges as they prove to be viable or non-viable channels to market their products and services.

The Ironside Solution

      Our comprehensive solution provides sellers with fast and efficient integration with both direct buyers and online trading exchanges. Our solution consists of two key components: our Ironworks product suite and the Ironside Network. The Ironworks product suite consists of our web-based software products that enable sellers to integrate their existing enterprise systems with multiple buyers and online trading exchanges. In addition, the Ironworks product suite delivers a set of applications that provide a convenient interface for buyers to communicate with a seller's enterprise systems using an Internet browser, procurement system or wireless device, as well as tools for creating applications with custom features. Our recently launched Ironside Network is an access service that provides sellers with a single point of entry into multiple online trading exchanges and the flexibility to enter and exit these exchanges quickly and efficiently. In order to facilitate the efficient integration of our products, our experienced professional services team, together with our certified partners, provides implementation services, training and maintenance and support. Our products are designed to provide manufacturers and distributors with a real-time, interactive, business-to-business e-commerce solution. By implementing our comprehensive solution, sellers can achieve cost savings, take advantage of significant new market opportunities and increase customer satisfaction.

      We believe our solution offers the following key benefits to sellers:

Reduced Operating Costs

      Our solutions enable sellers to reduce sales costs through automation, improved access and improved customer service. By automating transactions, sellers can reduce the costs associated with, and reduce the potential for error inherent in, paper-based ordering and payment processes. Our solutions also enable buyers to access a seller's systems to obtain product information, thereby reducing the costs of providing this information to buyers. Our solutions allow sellers to combine this product information with the customer-specific business logic, such as pricing calculations and product configurations, necessary to guide a buyer through a purchase decision, further reducing call center and other sales and marketing costs.

New Revenue and Market Opportunities

      The Ironworks product suite enables sellers to increase revenues by reaching new and existing customers through a variety of channels, such as Internet browsers, automated procurement systems or wireless devices. Buyers are able to access valuable information and to complete transactions at all times of the day, even after normal business hours. The Ironside Network provides our customers with immediate access to the new revenue and market opportunities that are quickly emerging through online trading exchanges. As new exchanges emerge, our customers can quickly connect to these exchanges and begin selling to new buyers that are being serviced by these exchanges. By allowing our customers to quickly and efficiently enter and exit online trading exchanges, our solutions also help minimize the risk of participating in new exchanges that may not be successful.

Increased Return on Technology Investments and Rapid Implementation

      Over the years, companies have invested significant amounts in ERP systems and other enterprise business systems to increase the efficiency of their internal operations. By effectively integrating our customers' enterprise business systems to the e-commerce environment, our solutions help maximize the returns on these investments by extending the benefits of those applications to a seller's customers and other business partners. Implementation time for our solutions ranges from less than one month to six months. We believe that our rapid implementation results in a shorter payback period and a higher return on investment for our customers.

Improved Supply Chain Efficiencies

      In addition to increasing their return on investment in existing enterprise business systems, our customers can use our software to achieve significant cost savings and productivity enhancements in their supply chain by reducing cycle times, lowering inventories and reducing error rates through the real-time exchange of information. Closer integration with their suppliers and buyers helps our customers improve their planning and forecasting capabilities as order information is relayed in real-time to manufacturing and distribution facilities.

Stronger Relationships with Buyers

      Our solutions enable sellers to deliver valuable real-time information to buyers, including product specific pricing and availability. In addition, buyers are able to use multiple access methods, including browser, wireless device, procurement system or online trading exchange to receive this information directly from a seller's enterprise business systems. Further, our web-based solutions make real-time information available to buyers outside of normal business hours, thereby increasing convenience for buyers. As a result of continuous access to this information, buyers develop stronger relationships with sellers.

Strategy

      Our objective is to be the leading global provider of comprehensive Internet-based software applications for sellers designed to facilitate and enhance business-to-business e-commerce. Key elements of our strategy include:

Leverage First-Mover Advantage to Build Customer Base and Expand Globally

      We believe we currently provide the most comprehensive business-to-business e-commerce solution, as compared to our competitors. We have established a strong presence in North America and Europe with a solid customer base comprised of over 165 customers in a variety of industries. We intend to capitalize on our market position and further build our customer base by continuing to focus on sellers, complementing existing buyer-focused solutions, and by aggressively marketing our solutions globally.

      We intend to attract influential sellers in diverse industries to adopt our solutions in order to expand our base of customers. We believe our recently launched Ironside Network enhances the value of our solutions for our customers. As new online trading exchanges are added to the Ironside Network, our solutions become more valuable to sellers who desire to sell their products through those exchanges. Similarly, the integration of an influential seller to an exchange participating in the Ironside Network makes our solutions attractive to other sellers who desire to sell their products through that participating exchange.

Leverage Expertise in Manufacturing and Distribution

      Manufacturers and distributors represent one of the largest market opportunities for e-commerce software solution providers. Within this market, we have targeted the chemicals and allied products, electronics, food and beverage, and office/school supplies industries. We targeted these industries in particular because they each have a large number of companies with significant annual revenues, and these companies typically generate revenues through sales of a relatively large number of products to a large number of buyers. Forrester Research estimates that business-to-business e-commerce in the computing and electronics, food and agriculture, petrochemicals, paper and office products, and pharmaceutical and medical products industries will be nearly $1.5 trillion in the aggregate in 2004, accounting for over 54% of the total dollar value of business-to-business e-commerce. Our products are ideally suited for the complex distribution systems, frequent customer interaction and high transaction volumes associated with these industries. We have an established customer base and strong relationships in these industries, and we have developed substantial in-house industry knowledge and expertise. We believe this knowledge and expertise provides us with a significant competitive advantage and enables us to develop tailored solutions that address problems faced by participants in these industries. We intend to continue to build upon our expertise and increase our customer penetration in our targeted industries.

Continue to Broaden Strategic Relationships

      We plan to build upon our existing strategic technical and sales relationships with industry leaders in the areas of e-commerce, systems integration, and value-added services. We will continue to work with existing and new partners to expand our customer base, accelerate our product roll-outs, integrate best-of-class technology into our products, and provide additional value-added services to our customers. These relationships allow us to focus on our industry and technology expertise while taking advantage of the strengths of complementary solutions and the influence of these industry leaders. We believe that our strategic relationships will accelerate the widespread deployment of our solutions.

Further Develop Model for Predictable, Recurring Revenues

      Our current business model provides revenues from a number of sources, including new license sales, maintenance fees and professional services fees. We also intend to receive subscription fees and transaction fees from sellers using our Ironside Network. We expect that our market leadership position and our growing network of strategic relationships will provide a predictable source of revenues over time.

Extend Technology and Product Leadership

      We believe that, compared to our competitors, we currently provide the most comprehensive seller-focused business-to-business e-commerce solution supporting multiple protocols and data format standards. In July 2000, we further expanded the functionality of the Ironworks product suite to include new features, such as template order entry, order approval workflow and intelligent promotion. The Ironside Network was also enhanced in July 2000 to include content management and syndication features, as well as additional foreign language support. We intend to continue investing in research and development to ensure that our products incorporate the latest technologies and standards. We also intend to increase the performance, functionality and ease of use of our products by integrating new technologies into our software and supporting a wider range of enterprise applications.

Products

      Our products can be categorized as follows:

    .  Ironworks

    .  Ironside Powered Development Kit

    .  Ironside Network

Ironworks

      Ironworks is a web-based software product that enables sellers to integrate their existing enterprise business systems into a single, unified e-commerce environment. The Ironworks software consists of server software and a suite of business applications. The server software runs on a server connected to a seller's computer network and provides seamless integration to a seller's existing enterprise business systems. We refer to a server running our Ironworks software as an "Ironside Powered Server." The business applications, which are launched by the Ironside Powered Server over the Internet, provide a convenient interface for buyers to access the seller's enterprise business systems. We use our patent-pending Ultra Thin Client, or UTC, technology to develop the Ironworks business applications. The UTC technology minimizes the part of the application that must be sent from the seller's system to the buyer over the Internet, resulting in reduced data transfer times.

[Graphic material omitted. The graphic contains two headings. The heading to the left of the page is entitled "Buyer." The heading to the right of the page is entitled "Seller." Under the "Buyer" heading is a drawing of a computer monitor and keyboard. The words "End-user PC" appear above the monitor. The words "Wireless Device" appear to the right of the monitor, underneath of which is a drawing of a personal digital assistant. Appearing below the computer is a drawing of a computer network server and to the right of the server the words "Buyer Enterprise System" are written. A bracket appears to the right of all three drawings. A cloud shape is to the right of the bracket with the word "Internet" written inside. There are three lightening bolts surrounding the cloud, one pointing down and two pointing to the right, to graphics located under the "Seller" heading. Under the "Seller" heading is a drawing of a server with the words "Ironworks Server" written inside. Appearing to the right of this server is another bracket, which is bracketing a rectangle. Above the rectangle the word "Enterprise" is written. Inside the rectangle are five shaded boxes, arranged vertically. The following words or letter combinations appear, one in each box, beginning at the top: "ERP," "SCN," "CRN," "Logistics," "Legacy."]

      Our Ironworks software allows buyers to use an Internet browser, procurement system or wireless device to securely execute specific business processes and receive information. Through the Ironworks suite of business applications, we currently deliver to sellers and their buyers the following Internet-enabled business processes:

    . Order / Quote Entry, enabling buyers to enter orders or obtain quotes;

    .  Order Status, enabling buyers to obtain the status of orders;

    . Product Inquiry, enabling buyers to determine product functionality and availability;

    . Product Configuration, enabling buyers to configure products with multiple features;

    . User Administration, enabling sellers to set restrictions for specific users;

    . Product Administration, enabling sellers to adjust product lists and pricing; and

    . External Advertising and Communication, enabling sellers to promote their products or the products of others through the Ironworks software.

      To speed deployment, we have developed prepackaged integrated solutions for many of the commonly used ERP systems. These prepackaged integrated solutions include:

    .  Ironworks for SAP;

    .  Ironworks for Oracle;

    .  Ironworks for JD Edwards;

    .  Ironworks for eBPCS (SSA);

    .  Ironworks for JBA; and

    .  Ironworks for PRISM (Marcam).

      Using these prepackaged integrated solutions, a team of our service professionals or a team from one of our certified implementation partners can rapidly integrate Ironworks with a seller's existing ERP system. The implementation time for most of these deployments ranges from less than one month to four months, although we have not yet implemented our Ironworks for Oracle prepackaged integrated solution.

      Customers using certain enterprise business systems are often better served by a custom Ironworks solution rather than a prepackaged integrated solution. These systems include those supplied by Baan, PeopleSoft and other providers. We can easily adapt Ironworks to these systems because Ironworks is based on an open architecture. In addition, Ironworks can be easily adapted to supply chain management systems, logistics systems, distribution systems and other types of enterprise business systems. We use templates and other tools to reduce the deployment time for custom Ironworks solutions for systems such as Baan and PeopleSoft. Custom Ironworks deployments generally can be performed in three to six months.

      We also offer a variety of modules that can be purchased by our customers to further enhance the functionality of Ironworks, including improved collaboration capabilities, order approval functionality and access. These modules include:

    . eNotification, which adds email activities leveraging work-flow processing to a seller's e-commerce environment in order to facilitate more effective communication with buyers;

    . eApprovals, a set of rules-based workflows that simplify, streamline and automate a buyer's internal order-approval processes;

    . B2BChat, which enables sellers to provide real-time interactive responses to buyer questions, increasing customer satisfaction and optimizing order sizes by dynamically matching buyers' needs with available solutions;

    . eWireless, which allows sellers to give their field sales force and their buyers real-time access to information, such as order status, directly from a wireless device; and

    . Ironside Access, which allows sellers to give buyers the ability to connect using certain other technologies, such as EDI, procurement systems and HTML-based systems.

      We developed the Ironside Access module internally. All of the other modules we currently offer use technology developed by other companies, which we adapted for use within Ironworks. We pay a license fee to the developers of these technologies when we license the related modules to our Ironworks customers. We intend to continue to provide additional modules that will enhance the functionality of Ironworks. Currently, we are working to develop an advanced search engine module, a vendor-managed inventory module and a payment processing module.

Ironside Powered Development Kit

      The core business applications that we offer as part of Ironworks facilitate the most common business processes. For many of our customers, these applications are sufficient to meet their immediate needs for an effective e-commerce solution. Other customers, however, need the ability to customize the applications or develop additional applications that meet their unique requirements. For these customers, we offer the Ironside Powered Development Kit.

      The Ironside Powered Development Kit, or iDK, provides a framework for customizing our Ironworks software. The iDK is a set of software tools for creating e-commerce applications tailored to a seller's unique business needs. Some applications that can be created with the iDK include:

    .  Accounts Receivable Status;

    .  Online Warranty Registration;

    .  Customer Cash Management;

    .  New Customer Registration;

    .  Returns Authorization;

    .  Customer Demand Forecasting; and

    .  Patient Care Registration.

      In order to allow a customer to effectively use the iDK, we certify one or more programmers within an Ironworks customer's organization through Ironside iDK training.

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

Ironside Network

      We designed our Ironside Network to provide sellers with a single point of entry into multiple online trading exchanges and the flexibility to quickly enter and exit exchanges. The Ironside Network will facilitate transactions across multiple exchanges providing sellers with immediate access to new markets and revenue streams.

[Graphic material omitted. In the center of the graphic is on oval labeled "Ironside.net Transaction Exchange." Above the central oval are three ovals arranged in a row from left to right, each labeled "Trading Exchanges." Each of the "Trading Exchanges" ovals is joined to the central oval with a bidirectional arrow labeled "XML". Below the central oval is an oval labeled "Sellers," which is joined to the central oval with a bidirectional arrow labeled "iXML." To the left of the central oval are three smaller ovals arranged diagonally from upper left to lower right, labeled "Shipping & Logistics," "Payment" and "Insurance," respectively. Each of these smaller ovals is joined to the central oval with a line. To the right of the central oval are three smaller ovals arranged diagonally from upper right to lower left, labeled "Business Intelligence," "Document Management" and "Hosting Services," respectively. Each of these smaller ovals is joined to the central oval with a line.]

      We developed the Ironside Network to:

    . enable sellers to participate in online trading exchanges, which have emerged as important new market channels;

    . protect sellers from volatility in the technology standards and other dynamics associated with online trading exchanges;

    . allow buyers within online trading exchanges to obtain access to as many sellers as possible; and

    . provide transaction-centric and business intelligence and other value-added services for both buyers and sellers.

      The Ironside Network consists of three major elements:

    . IronsideX, which enables sellers to use the Ironside Network if they do not already use our Ironworks software;

    . Ironside.Net, which converts transaction formats and facilitates communication between the systems of buyers and sellers; and

    . IronsideXCHANGE, which allows online trading exchanges to participate in the Ironside Network if they have not already adopted a common industry transaction format.

      IronsideX. IronsideX is a software application that facilitates transactions with exchanges participating in the Ironside Network. IronsideX provides the necessary bridge between the Ironside Network and the back office systems of sellers. A seller that does not currently use Ironworks can use IronsideX to participate in the Ironside Network. IronsideX does not include the Ironworks suite of business applications that facilitate direct sales to buyers without utilizing an exchange.

      We install IronsideX and provide any necessary implementation and training services for a one-time fee that is considerably lower than the license and implementation fees for a full deployment of our Ironworks product suite. This makes IronsideX a relatively inexpensive way for sellers to begin using the Ironside Network. We intend to charge sellers monthly subscription fees and transaction fees to participate in the Ironside Network. These fees will be the same for both IronsideX and Ironworks users participating in the Ironside Network.

      Based on our installations of Ironworks and beta-test installations of IronsideX, we believe that 90% of all IronsideX installations can be performed in 20 business days or less. We believe the combination of low-cost entry and fast installation makes IronsideX attractive to sellers who want a cost-effective, low-risk alternative that allows them to participate in e-commerce activities via online trading exchanges.

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

      Ironside.Net. Ironside.Net facilitates communication between the systems of buyers by routing transactions and converting transactions formats. The buyers in these transactions can be purchasing either directly from a seller or through an online trading exchange. The sellers can be individual sellers, such as manufacturers on distributors, or online trading exchanges.

      Ironside.Net has been designed to convert different buyer transaction formats to iXML. iXML is a transaction format that we developed to describe business transactions and facilitate communication between the different systems of buyers and sellers through the Ironside Network. iXML is based on eXtensible Markup Language, or XML, a recent standard that defines a universal method for structuring data. Because Ironside.Net can convert transaction formats to iXML, sellers can participate in a variety of online trading exchanges that use different, commonly-used transaction standards, such as:

    .  Ariba cXML;

    .  BizTalk;

    .  Clarus Fusion;

    .  Commerce One xCBL;

    .  EDI;

    .  OBI;

    .  RosettaNet;

    .  UDDI; and

    .  Proprietary email formats.

      Once a buyer's transaction formats are converted to iXML through Ironside.Net, they are communicated to the seller's enterprise business systems for processing.

      In addition to facilitating e-commerce transactions, we intend to provide the following additional value-added services through Ironside.Net:

    . Business intelligence, which will give sellers data regarding certain online trading exchanges, such as transaction volume comparisons and transaction content;

    . Content management, which will facilitate delivery and updating of sellers' content information, such as product catalog and stock keeping unit, or SKU, information;

    . Hosting, which will allow sellers to use our servers, rather than their own servers, to run IronsideX;

    . Shipping and logistics, which will enable sellers to determine the best shipping and logistics mechanism to meet a buyer's needs;

    . Insurance, which will provide insurance for the completion of transactions and the delivery of products; and

    . Financial, which will include credit analysis, lines of credit and payment processing.

      Services, such as content management, shipping and logistics, insurance and financial services will be provided by third parties. We intend to enter into revenue sharing or other fee arrangements with these service providers with respect to the services they provide through the Ironside Network.

      Hosting and content management services became available through the Ironside Network in October 2000. We expect our remaining value-added services currently in development to be implemented during the first half of 2001.

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

      In addition to the value-added services relating to online trading exchanges, the Ironside Network has the capacity to host subscription-based business applications that are not related to online trading exchanges. For example, we have entered into a relationship with a wireless infrastructure provider that enables us to provide subscription-based wireless services to our customers. This wireless service uses the Ironside Network to facilitate communication with a seller's enterprise business systems through wireless devices.

      IronsideXCHANGE. There are a number of online trading exchanges that currently provide trading and auctioning functions. Many of these exchanges, however, do not have real-time integration to the enterprise business systems of participating sellers, and they have not adopted one of the common industry transaction standards that would permit them to participate in the Ironside Network. For these exchanges, we offer IronsideXCHANGE, which allows an exchange to participate in the Ironside Network and provides the exchange with real-time integration to the enterprise business systems of sellers participating in the Ironside Network. We provide the IronsideXCHANGE software to interested online trading exchanges at no charge. We believe it is in our customers' best interests for Ironside to facilitate the participation of a wide variety of online trading exchanges in the Ironside Network.

Professional Services

      Our professional services organization helps our customers maximize the value of their technology investments, reduce implementation times and minimize the burden on internal information systems and resources by providing a range of services that facilitate the integration of our solutions. By teaming with a range of leading implementation partners and channel partners, we deliver comprehensive systems integration services, implementation services, education and training services and technical support services for our solutions. Our professional services are grouped into three categories:

      Implementation Services. Our team of over 50 experienced service professionals provides customers and partners with project management, application integration, configuration services and technical support to deploy our solutions. Our streamlined implementation methodology enables the successful deployment of some of our solutions in less than one month. Our team tailors the scope of integration and configuration services to meet each customer's individual needs.

      Education and Training Services. We are committed to delivering the knowledge and tools needed for the successful implementation and deployment of our Ironside Powered solutions to our customers and to our channel partners. We have created a comprehensive curriculum to meet these needs that includes hands-on classes for customers as well as partners and certification upon completion of the courses. The classes, which are typically five days in duration, are conducted at one of our in-house training facilities located in Pleasanton, California; Alpharetta, Georgia; Toronto, Canada; and Slough, United Kingdom. When requested by customers or partners, we conduct training at their locations. To date, over 350 individual customers and partners have received Ironside certification.

      Maintenance and Support Services. We provide maintenance and support through our call centers located in Toronto, Canada and Slough, United Kingdom to customers that purchase our products directly from us. Each of our implementation partners has been certified and has integrated the support requirements for Ironworks into their existing customer support organizations. Our partners are responsible for installation, call support, training, maintenance, upgrades, new release installations and day-to-day trouble shooting for their base of customers. We are committed to supporting our partners by creating new releases, software fixes and browser support. By working together with our partners, we believe we can ensure the highest degree of customer satisfaction.

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

Customers

      As of September 30, 2000, we had licensed our software to over 165 customers. In the fiscal year ended March 31, 2000, two customers, Goodyear Tire and Rubber Co. and The Goldman Sachs Group, Inc. accounted for approximately 19% and 16%, respectively, of our total revenues. Our customers are primarily mid-tier manufacturers and distributors and represent a broad spectrum of enterprises within diverse industries. A significant number of our customers are manufacturers and distributors in the chemicals and allied products, food and beverage, electronics and office/school supplies industries. We specifically target these industries for two reasons. First, each of these industries has a large number of sellers with significant annual revenues. Second, companies in these industries typically generate revenues through sales of a relatively large number of products to a large number of buyers. Our products are ideally suited for the complex distribution systems and high transaction volumes associated with these industries. The following is a list of substantially all of our customers that have purchased at least $100,000 of software licenses and related services since February 1996:

    Food / Foodservice / Beverage         Chemicals and Allied Products
    Bacardi                               Busack & Shamban
    The Boelter Companies                 Chemfab
    Brake Bros.                           The D-M-E Company
    Cacique                               Ellis & Everard
    Mother Parker's Tea and Coffee        Goodyear Tire & Rubber
    Serca Foodservice                     Intertape Polymer
    South Beach Beverages                 MacDermid
    United Distillers and Vintners        Performance Polymers
                                          Sulzer Metco

    Electronics                           Tyco Adhesives
    Beamscope Canada

    The DAC Group                         Office / School Supplies
    European Telecom                      Central National-Gottesman
    Express Computer Supply               Fox River Paper Company
    General Semiconductor                 J.L. Hammett
    Marconi                               School Specialty
    Paradyne                              W.B. Mason
    ROCOM (UK)

    Weidmuller                            Medical / Health Supplies

                                          Bellco Health
    Metals / Industrial / Commercial      McKesson HBOC
    Asahi America                         Safeskin (a subsidiary of Kimberly
    Automotive Group                      Clark)
    Gustafson                             Sauflon Pharmaceuticals
    HRP                                   Songbird Hearing

    Huhtamaki Van Leer
    Kawneer Company                       Other Customers
    Plieger                               The Goldman Sachs Group
    Production Tool Supply                Malden Mills
    PWS Distributors                      Mastercraft Fabrics
    Sandvik Steel                         New Creative Enterprises
    Velux America                         Plasti-Line
    York Wallcovering                     Velcro

      The Ironside Network was launched in April 2000, and only a small number of test transactions have been processed to date through the Ironside Network. We are targeting existing Ironworks users as well as new customers as potential subscribers to the Ironside Network. As of September 30, 2000, six sellers and eleven online trading exchanges had agreed to participate in the Ironside Network. These sellers and exchanges are in the process of integrating and testing their systems with the Ironside Network.

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

Case Studies

      The following case studies illustrate how some of our customers have used our solutions to improve their business-to-business e-commerce capabilities.

J.L. Hammett Company

      J.L. Hammett Company is one of the largest school-supply distributors in the United States. The school supply distribution business is characterized by low operating margins, which makes cost control a priority. J.L. Hammett wanted to reduce customer service and order management costs by providing e-commerce capabilities to its customers and considered developing its own e-commerce applications before deciding to purchase Ironworks in December 1997. J.L. Hammett chose Ironworks because of its functionality and its ability to be rapidly deployed. We were able to integrate Ironworks with J.L. Hammett's custom order management and inventory control systems in approximately 90 days.

      J.L. Hammett initially perceived e-commerce as a way to reduce costs. Our solution not only reduced costs, but also helped J.L. Hammett increase inventory turns and strengthen customer satisfaction. Ironworks allowed J.L. Hammett to achieve a virtually paperless warehouse and provide its customers with real-time visibility into the actual inventories within J.L. Hammett's warehouse facilities. The high level of integration with existing enterprise systems provided by Ironworks enabled J.L. Hammett to greatly reduce order-processing times. For some products, J.L. Hammett was able to reduce order-processing times from approximately three-weeks to less than three hours. Our solutions help J.L. Hammett manage its supply chain more effectively, resulting in better inventory management and customers rarely encountering items that are out-of-stock.

      During 1999, the first full year that J.L. Hammett used Ironworks to provide e-commerce capabilities to its customers, J.L. Hammett handled more than 10 percent of its $160 million in revenues through its online storefront. J.L. Hammett expects online sales to be significantly higher in 2000. In addition, J.L. Hammett has increased its average order size by 200% due in part to our solutions.

      In March 2000, J.L. Hammett purchased an Ironside Access module from us. The Ironside Access module, together with Ironworks, enabled certain J.L. Hammett customers to connect to its systems using EDI technologies.

      To further strengthen its online presence, J.L. Hammett has agreed to become one of the first sellers to participate in the Ironside Network. J.L. Hammett will initially utilize the Ironside Network to integrate into Simplexis and Epylon.com, which are leading online trading exchanges for education and government institutions.

Brake Bros. Plc

      Brake Bros. is one of Europe's largest food distributors. Brake Bros. operates within a highly competitive, margin-sensitive industry in which operational efficiency is the key to profitability. To manage its sales and distribution operations, Brake Bros. employs one of the world's largest
SAP R/3-based ERP systems. Brake Bros. needed to extend this ERP system to provide e-commerce capabilities to its customers.

      Brake Bros. expected that integrating an e-commerce solution with its ERP system would be both costly and time-consuming. Our prepackaged Ironworks for SAP solution allowed Brake Bros. to significantly reduce the amount of time and expense necessary for deployment of an e-commerce solution. Brake Bros. purchased its Ironworks for SAP license in December 1999. We were able to implement this solution for Brake Bros. in approximately 90 days.

      Brake Bros. has traditionally handled approximately 15,000 telephone and fax orders per day. With its Ironworks for SAP solution fully deployed, Brake Bros. expects to immediately shift more than five percent of

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

its call center activity to the Internet, which is expected to reduce costs. Brake Bros. expects that this percentage will continue to increase as Brake Bros. markets its e-commerce capabilities to its 100,000 customers.

Strategic Relationships

      In order to deliver a comprehensive solution to our customers, we have established strategic relationships with organizations in three general categories: operating systems and application software vendors, system integrators, and online trading exchanges and e-commerce platform providers.

Operating Systems and Application Software Vendors

      We have established relationships with operating systems platform partners to help ensure the reliability, scalability and performance of our products when operating on these platforms. To enhance the functionality and benefits of our solutions, we also collaborate with application software vendors.

      SAP AG. We have entered into software license agreements with SAP America and complementary software program certification agreements with SAP AG. SAP is an international developer and supplier of integrated business application software. Under these agreements, SAP has granted us non-exclusive, perpetual licenses to use specified SAP R/3 General Function Blocks software to develop a prepackaged integrated version of Ironworks for SAP R/3. Also under these agreements, SAP will test and certify our Ironworks for SAP R/3 product and our Ironside Network for functionality with SAP's mySAP.com marketplace. As of September 30, 2000, we had installed our Ironworks for SAP solution for two customers. After SAP has certified our products, we anticipate entering into a complementary software program marketing agreement with SAP to provide marketing services for our Ironworks for SAP product.

      IBM. We have entered into a software vendor marketing program agreement with IBM. IBM is a leading supplier of end-to-end e-commerce solutions. Through this agreement, IBM has agreed to assist us in marketing our Ironworks products in exchange for a percentage of the revenues from sales of Ironworks in which IBM's sales force is directly involved. We are also an Advanced Business Partner in the IBM Partnerworld for Developers. Through this relationship, IBM provides support and services to select developers who build solutions using IBM technologies and whom IBM views as important to its business from the standpoint of revenue generation and technology. We have sold our software to large customers such as Goodyear and Chemfab through our relationship with IBM.

      Delano Technology Corporation. We have entered into a software license and OEM agreement with Delano Technology Corporation to use its Delano E-Business Interaction Suite Software to develop modules that enhance the functionality of our Ironworks software for our customers. Delano provides e-commerce solutions enabling businesses to interact electronically. To date, we have introduced several modules, including eNotification which adds email activities leveraging work-flow processing to a seller's e-commerce environment in order to facilitate more effective communication with buyers, and eApprovals which is a set of rules-based work-flows that simplify, streamline and automate a buyer's internal order-approval processes.

      Clarify, Inc. We are a software member of the Clarify Solutions Alliance Program. Through this arrangement, Clarify has agreed to assist us in marketing our Ironworks products, and we have agreed to assist Clarify in marketing its products. Clarify, a Nortel Networks company, provides software applications for managing customer interactions.

System Integrators

      We have relationships with several system integrators who implement our products and often assist us with sales and lead generation. We have certified and trained over 180 consultants in these organizations for the implementation and operation of our products.

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

      marchFIRST, Inc. We have entered into an alliance agreement with marchFIRST whereby marchFIRST markets our products and is responsible for installing, integrating, maintaining and supporting these products. marchFIRST, Inc. is a leading Internet professional services firm with offices throughout the world and considerable expertise and relationships in the manufacturing and distribution communities. marchFIRST has over 30 Ironside-certified employees, who are capable of managing the integration of Ironside solutions to a seller's enterprise business systems.

      BrightStar Information Technology Group, Inc. We have entered into an alliance agreement with BrightStar Information Technology Group. BrightStar is a leading e-commerce consulting and services company. Under this agreement, BrightStar markets our products and is responsible for product implementation.

Online Trading Exchanges and E-Commerce Platform Providers

      We have relationships with online trading exchanges and firms involved in the business-to-business integration of buyers and exchanges. These relationships assist us in ensuring that the Ironside Network is capable of receiving and translating transaction information from buyers and online trading exchanges. Also, by integrating these online exchanges into the Ironside Network, we can increase the number of buyers that can conduct online transactions with the sellers participating in the Ironside Network. We are pursuing additional relationships with other exchanges and technology vendors to further support the Ironside Network.

      BuildPoint Corporation. We have entered into a marketing agreement with BuildPoint Corporation. BuildPoint.com is the first live web-based online trading exchange, or marketplace, that provides online project bidding and materials procurement for the construction industry, which currently serves over 30,000 construction professionals. Our agreement with BuildPoint.com provides for joint development and implementation of a marketing plan for BuildPoint.com and the Ironside Network directed toward sellers. Our relationship with BuildPoint.com will permit sellers connected to the Ironside Network to sell their products and services to BuildPoint.com's buyer community.

      Epylon.com, Inc. We have entered into a Marketing Agreement with Epylon.com, Inc. Epylon.com is a leading online trading exchange for education and government institutions. Our agreement with Epylon.com provides for joint development and implementation of a marketing plan for Epylon.com and the Ironside Network directed toward sellers. Our relationship with Epylon.com developed out of our relationship with our customer J.L. Hammett, one of the largest school-supply distributors in the United States. J.L. Hammett will be the first supplier to use the Ironside Network to integrate into Epylon.com

Sales and Marketing

      We market and sell our products and services primarily through our direct sales force. As of September 30, 2000, our sales and marketing group consisted of 75 persons, including 37 direct sales professionals and managers located primarily at our headquarters in Pleasanton, California, and our offices in Framingham, Massachusetts; Alpharetta, Georgia; Warrenville, Illinois; Laguna Hills, California; Dallas, Texas; Elk Rapids, Michigan; Toronto, Canada; Utrecht, The Netherlands; Karlsruhe, Germany and Slough, United Kingdom. We expect to open additional sales offices in France, Japan, Singapore and Australia over the next 18 months. All of our marketing tools are available to our sales representatives through our secure intranet site.

      We engage in a variety of marketing activities to generate sales leads for our products. These activities include seminar programs, trade shows, guest speaker invitations, public relations activities and events, customer events and focused direct mailings. A number of our sales leads are also generated by our strategic relationships. In addition, we receive inquiries through our web site. We use telemarketing to qualify sales leads. In addition to meeting our size and industry criteria, qualified leads relate to potential customers that have established a budget and allocated responsibility for implementation of an e-commerce project. Our telemarketing staff members send qualified leads to our sales representatives. Our sales representatives continue to qualify leads as opportunities advance through various stages in the sales process. Our sales efforts are

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

directed at multiple decision makers involved with Internet projects within an organization, frequently including the president, vice president of sales, chief financial officer and chief information officer. The sales cycle for our products typically ranges from 90 to 180 days.

      New sales representatives generally become productive within three to six months. All of our sales representatives have annual sales quotas based on software license revenues. Our sales representatives receive a base salary plus sales commissions.

Technology

Product Architecture and the Ironside Powered Server

      Our Ironworks software is based on an open architecture, which means that our software can be easily adapted to work with different types of systems and future technologies. In the center of this architecture is the Ironside Powered Server, which refers to a server that is connected to a company's computer network and that is running our Ironworks software. The Ironside Powered Server represents the gateway for different Internet access mechanisms to gain access to the back-office systems of sellers who use our products. The server also represents the real-time integration technology for various back-office systems such as ERP systems.

      There are two primary access mechanisms that can be used to access the Ironside Powered Server. The first access mechanism is represented by the core Ironworks business applications, as well as custom business applications created using our iDK. These business applications utilize our patent-pending Ultra Thin Client, or UTC, technology, which makes it possible to create efficient transaction-based applications that are highly interactive. This access mechanism is highly configurable and extensible.

      The second access mechanism is an open mechanism that allows for any XML based system to gain access to the real-time integration offered by the Ironside Powered Server, using iXML. The Ironside Network, for example, uses this access mechanism to communicate with sellers running either our Ironworks software or our IronsideX software. External translation programs can take advantage of this open technology and provide specific integration to wireless networks, procurement systems, direct HTML integration, and online trading exchange integration. The real-time integration technology used by our Ironworks software also relies on the iXML protocol. This protocol is used to create a transaction adapter that allows an Ironside Powered Server to communicate with various enterprise business systems. The iXML protocol specification is freely available for all to use.

iXML

      Our software makes extensive use of iXML, which is based on eXtensible Markup Language, or XML, a recent standard that defines a universal method for structuring data. Unlike HTML, the standard currently used in most web applications, XML permits data to be coded for content rather than solely for presentation. This coding difference allows applications to examine and manipulate data contained in a document. Descriptive tags are attached to each piece of data so that applications can understand the meaning of the data and process it accordingly.

      iXML provides a method to translate the various XML document types into descriptions of specific business transactions. These transaction descriptions are used by our Ironworks software and the Ironside Network to communicate with the enterprise business systems of sellers.

The Ironside Transaction Adapter Toolkit

      The agility and extensibility of XML enables us to create transaction adapters tailored to a variety of systems. These transaction adapters enable our software to integrate with enterprise business systems. We create these transaction adapters with our Ironside Transaction Adapter Toolkit, or iTDK, which consists of software

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

tools that simplify the process of creating transaction adapters. Once a transaction adapter is created for a particular type of system, it can often be reused. Our integrated Ironworks solutions, for example, use previously created transaction adapters for commonly used ERP systems that require little modification, thus reducing deployment time. Our service professionals and our implementation partners use the iTDK to build transaction adapters for other systems for which we currently do not provide a prepackaged integrated solution. In addition, we make the iTDK available to our Ironworks customers if they desire to build their own transaction adapters.

Cross-Platform Support and Compatibility

      Our software has been developed almost exclusively in the Java programming language, which means our products can be deployed on nearly all computing hardware and operating systems. We currently support major server platforms, including Windows NT/2000, IBM AS-400 and AIX servers, HP UNIX servers running HP-UX and SUN servers running Solaris.

Scalability, Performance and Reliability

      The Ironside Powered Server is designed to be scalable. We consider a scalable solution to be a solution that can address rising system demands without significant performance degradation. We achieve this through a server-farm concept. If incremental demand exceeds existing server capacities, another Ironside Powered Server can be added to offset the incremental demand, with a fixed incremental cost per server. If a server experiences an outage, due to hardware or software failure, requests are automatically routed to the next available server.

      The Ironside Powered Server utilizes the latest encryption techniques and public key infrastructure. The server takes advantage of the public key infrastructure used by Hypertext Transfer Protocol, or HTTP, servers to handle requests and transmit responses. We use certificates and encryption schemes to provide methods to encode information transmitted over the Internet to make it unintelligible to all but intended recipients, and access control lists to ensure authentication, authorization and data privacy. In addition to encryption and server authentication, the Ironside Powered Server also performs user authentication based on user identification and password challenges. Application privileges can also be configured on a user by user basis.

Research and Development

      We have made substantial investments in research and development. We expect most enhancements to our software will continue to be developed internally. However, we have successfully licensed third party technology for several of our product modules, such as eNotification and eApprovals. We anticipate that the majority of our research and development activity will consist of developing new versions and enhancements to our Ironworks software, including continued development of additional prepackaged integrated solutions for rapid integration with commonly used enterprise business systems. We also intend to continue to develop enhancements to the Ironside Network and related software.

      Our product development group consists of five primary development groups: an infrastructure group, an application group, an integrated solutions group, an access group and an Ironside Network group. Our infrastructure group is focused primarily on integrating new techniques and tools into components for use by the other development groups. Our application group is focused on building and enhancing business applications. The integrated solutions group is responsible for ensuring manageable real-time integration to different host environments, including ERP systems, logistics and SCM systems. Our access group develops mechanisms to translate different XML formats for use within the Ironside Network. Finally, the Ironside Network group ensures proper development, automation and maintenance of the Ironside Network, and is responsible for the deployment of online trading exchange and seller integrations for the Ironside Network.

      As of September 30, 2000, we had 58 employees dedicated to research and development. Our research and development expenditures for the fiscal years 1998, 1999 and 2000 were approximately $1.0 million,

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

$1.3 million and $3.2 million, respectively. We expect to continue to incur significant expenses related to research and development. All research and development costs have been expensed as incurred.

Competition

      The market for business-to-business e-commerce solutions is complex and rapidly changing. The current market is intensely competitive and is likely to become more competitive as the number of entrants and new technologies increases. While none of our competitors or potential competitors currently produces a solution that is identical to ours, we are subject to current or potential competition from large software vendors, online trading exchanges that develop their own business-to-business solutions, certain EDI vendors, and vendors of proprietary EAI and application server products who have added XML capabilities to their products. Our current competitors include BroadVision, Click Commerce, Haht Software, IBM, Intershop, Microsoft, Open Market, SAP, Seagull Software, Spaceworks and webMethods. In addition, our customers and other companies with whom we have strategic relationships may also become competitors in the future.

      Many of our existing and potential customers evaluate on an on-going basis whether to develop their own e-commerce software solution or purchase it from outside suppliers. As a result, we must, on an on-going basis, educate existing and potential customer on the advantages of our software over internally developed software as well as our competitors products. We believe that the principal competitive factors affecting our market include breadth and depth of solution, speed and ease of deployment, interoperability with existing applications, core technology, product quality and performance, product features (including security), and customer service. We believe our solution currently competes favorably with respect to these factors. However, our market is relatively new and evolving rapidly. We may not be able to maintain our competitive position against current and potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other resources.

      Some large potential competitors have longer operating histories, larger customer bases, greater brand recognition, and significantly greater financial, marketing and other resources than we do and may enter into strategic or commercial relationships with larger, more established and well-financed companies. Some of our competitors may be able to secure alliances with customers and affiliates on more favorable terms, devote greater resources to marketing and promotional campaigns and devote substantially more resources to systems development than we can. In addition, new technologies and the expansion of existing technologies may increase competitive pressures on us. Competitive pressures faced by us could harm our business, operating results and financial condition.

Intellectual Property and Other Proprietary Rights

      We depend on proprietary rights and technology. We rely primarily on a combination of copyright, trade secret, trademark and patent laws, confidentiality procedures, contractual provisions and other similar measures to protect our proprietary information and technology.

      We license rather than sell our software, and we require our customers to enter into license agreements that impose restrictions on their ability to utilize our software. As part of our efforts to protect proprietary rights and technology, we generally require our employees to sign agreements that require them to assign to us any proprietary information, inventions or other intellectual property they generate while employed by us. We implement other procedures designed to avoid the disclosure of our trade secrets and technology, such as restricting access to our source code and executing confidentiality agreements with consultants, customers and other persons with access to our proprietary information.

      We presently have one patent application pending in the United States, Canada, Europe and Japan. It is possible that no patent will be issued from our patent application. In addition, the patent we have applied for, if issued, or our potential future patents, may be successfully challenged. It is also possible that we may not develop proprietary products or technologies that are patentable, that any patent issued to us may not provide us with any competitive advantages, or that the patents of others will seriously harm our ability to do business.

      Ironside and Ironside Powered are registered trademarks in the United States and Canada. We have also filed applications to register the Ironside trademark in a number of other countries. We have filed federal trademark applications in the United States for Ironworks, IronX, iXML, B2BChat and Supply Chain Relationship Management. In the case of Ironworks, we have also filed trademark applications in a number of other countries. Our trademark applications are subject to review by applicable governmental authorities, may be opposed by private parties and may not be issued. If such trademarks are issued, they may be canceled or otherwise fail to provide meaningful protection. We have registered the Internet domain names "ironside.com" and "ironside.net" with Network Solutions, Inc.

      Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary, and third parties may develop similar technology independently. It is difficult for us to police unauthorized use of our products. In addition, effective protection of our proprietary rights is unavailable or limited in some foreign countries. The protection of our proprietary rights may be inadequate and our competitors may be able to introduce competing products that are similar to ours, which would impair our competitive position, and we may become involved in costly and time-consuming litigation.

Employees

      As of September 30, 2000, we had a total of 218 employees, including 75 in sales and marketing, 57 in client services and support, 58 in research and development and 28 in general and administrative functions. Of these employees, approximately 44 were located in the United States, 142 were located in Toronto, Canada, and 32 were located in Europe. None of our employees is represented by a collective bargaining agreement, nor have we experienced any work stoppage. We consider our relations with our employees to be good.

Facilities

      Our primary offices are located in approximately 16,550 square feet of office space in Pleasanton, California under a lease expiring March 31, 2005. We lease a total of approximately 25,000 square feet of office space in two buildings located in Toronto, Canada for product development, professional services and training. We expect to lease approximately 25,000 additional square feet of office space in Toronto, Canada by the end of 2000. The leases for the Toronto offices expire in December 2001 and February 2005. We also lease sales offices in Alpharetta, Georgia; Utrecht, The Netherlands; and Slough, United Kingdom and we maintain smaller sales offices in Dallas, Texas; Elk Rapids, Michigan; Framingham, Massachusetts; Karlsruhe, Germany; Laguna Hills, California; and Warrenville, Illinois.

Legal Proceedings

      We are not currently a party to any material legal proceedings.

                                   MANAGEMENT

Executive Officers and Directors

      The following table sets forth certain information regarding our executive officers and directors as of September 30, 2000:

 Name                     Age Position
 ----                     --- --------
 William B. Lipsin.......  47 President, Chief Executive Officer and Director
 Derek J. Smyth..........  35 Chief Operating Officer
 Daniel W. Fairfax.......  45 Chief Financial Officer
 Lori A. Allan...........  45 Senior Vice President and General Manager,
                              Americas
 Philip J. Padfield......  43 Senior Vice President and General Manager,
                              International
 Dale A. deFreitas.......  34 Chief Administrative Officer
 Graham D.S. Anderson....  35 Director
 Djenane Cameron.........  32 Director
 Perry M. Monych.........  45 Director
 A. Michael Spence.......  56 Director
 Larry Wasser............  44 Director
 Peter A. Weinbach.......  35 Director

      William B. Lipsin joined Ironside in March 1997 as President and CEO. Prior to joining Ironside, Mr. Lipsin was General Manager of Bay Networks Canada, a provider of worldwide networking solutions, where he managed the Canadian merger between Synoptics Communications and Wellfleet. From 1992 to 1994, Mr. Lipsin served as Senior Vice President, Marketing and Services, for Crowntek, a Canadian systems integrator that was acquired by GE Capital. Prior to joining Crowntek, he spent 16 years at IBM. Mr. Lipsin holds a Bachelor of Commerce from the University of British Columbia. Mr. Lipsin is a resident of Danville, California.

      Derek J. Smyth joined Ironside in May 1997 as Vice President, Marketing and Business Development and was named Chief Operating Officer in November 1999. As Ironside's COO, Mr. Smyth is responsible for overall direction of strategic partnerships, business solutions and product development. Prior to joining Ironside, Mr. Smyth held a number of executive positions with Bay Networks Canada, a provider of worldwide networking solutions, including overall management of strategic marketing and sales initiatives across Canada. From September 1992 to December 1995, he held a number of positions, including Director of North American Distribution and Channels at Radius, Inc. Mr. Smyth holds a Bachelor, Commerce and Economics from the University of Toronto. Mr. Smyth is a resident of Oakville, Ontario.

      Daniel W. Fairfax joined Ironside in March 2000 as Chief Financial Officer. Prior to joining Ironside, Mr. Fairfax was Chief Financial Officer of Acta Technologies, a developer of data warehousing software. From June 1993 to October 1998, Mr. Fairfax served as the Chief Financial Officer of NeoVista Software (now Accrue Software), a provider of intelligent data-mining solutions. From June 1982 to June 1993, Mr. Fairfax held general management and senior financial positions with Siemens and Spectra-Physics. Mr. Fairfax is a Certified Public Accountant and holds an AB in Economics from Whitman College and an MBA from the University of Chicago. Mr. Fairfax is a resident of Los Altos, California.

      Lori A. Allan joined Ironside in April 2000 as Senior Vice President and General Manager, Americas. Ms. Allan was most recently Vice President, Sales, for the Americas for the Data Management division of IBM Corp. Before that, she held the role of Vice President, Software for IBM Canada. In her 22-year career with IBM, Ms. Allan has led teams in re-engineering, sales, marketing and organizational management. Ms. Allan holds a Bachelor of Mathematics from the University of Waterloo. Ms. Allan is a resident of Thornhill, Ontario.

      Philip J. Padfield served as a consultant to Ironside from September to December 1999. In December 1999, Mr. Padfield joined Ironside as Vice President for Europe, Middle East and Asia. He was named Senior Vice President and General Manager, International, in April 2000. Prior to joining Ironside, Mr. Padfield was

Vice President of International Operations for Inference Corporation, a developer of software and services for customer relationship management and e-commerce, where he was responsible for operations outside of North America. Mr. Padfield joined Inference as UK Sales Director in June 1995 and became UK Managing Director in May 1996. Prior to his tenure at Inference, he was a Regional Manager for Northern European operations at Informix and has held senior sales and sales management positions at Stratus Computer and Pyramid Technology. Mr. Padfield attended London University and The Royal Military Academy, Sandhurst. Mr. Padfield is a resident of Burnham, Buckinghamshire, England.

      Dale A. deFreitas joined Ironside in April 1997 as Vice President, Operations and was named Chief Administrative Officer in April 2000. From February 1996 to April 1997, Mr. deFreitas served as Controller of Bay Networks Canada, a provider of worldwide networking solutions. At Bay Networks, he was responsible for finance, administration, MIS, and the implementation of systems and processes. Prior to his tenure at Bay Networks, Mr. deFreitas held a number of senior management positions in planning, finance, administration, and MIS for various technology manufacturers and resellers, including AST Computer Canada and Crowntek Business Centres. Mr. deFreitas attended the University of Western Ontario. Mr. deFreitas is a resident of Toronto, Ontario.

      Graham D.S. Anderson has been a director of Ironside since October 1998. Mr. Anderson has been a general partner of Euclid Partners, a venture capital fund management firm, since 1996. From 1995 to 1996, he was with Salzinger & Company, where he served as a management consultant to America Online's Greenhouse Project, Image Technology Corporation (now network MCI Digital Imaging), CI Impressions and The Walt Disney Company. Prior to joining Salzinger & Company, Mr. Anderson practiced law at Susman Godfrey in Houston, where he concentrated on securities, private equity and software law. Mr. Anderson also serves as a director of Calypso Online and JuniorNet Corporation. He holds a BA and a JD from Yale University and a Master of Philosophy from the University of Glasgow. Mr. Anderson is a resident of Bedford, New York.

      Djenane Cameron has been a director of Ironside since January 2000. Ms. Cameron has been with Working Ventures Canadian Fund, Inc., a Canadian labor-sponsored investment fund, since 1997, where she is an Investment Manager. Ms. Cameron also serves as a director of Triple G Systems Group and Dipix Technologies Inc. She holds an MBA from the University of Western Ontario and a BA from McGill University. Ms. Cameron is a resident of Toronto, Ontario.

      Perry M. Monych has been a director of Ironside since May 2000. Effective as of November 8, 2000, Mr. Monych has resigned his position as President and CEO of GE Access, which he has held since November 1997, to become President of U.S. Operations at Tech Data Corporation pending INS approval of Tech Data's visa petition on Mr. Monych's behalf. He previously held the position of President and CEO of GE Capital IT Solutions, North America. Mr. Monych holds a BS from the University of British Columbia and an MBA from Harvard University. Mr. Monych is a resident of Boulder, Colorado.

      A. Michael Spence has been a director of Ironside since October 2000. Dr. Spence has been Professor of Management in the Graduate School of Business at Stanford University since 1999. From 1990 to 1999, he was Phillip H. Knight Professor and Dean of the Graduate School of Business at Stanford University. Dr. Spence also serves as a director of Blue Martini Software Inc., General Mills, Inc., ITI Education Corporation, Nike, Inc., Siebel Systems, Inc., and Torstar Corporation. He holds a BA from Princeton University, an MA from Oxford University and a PhD from Harvard University. Dr. Spence is a resident of Stanford, California.

      Larry Wasser has been a director of Ironside since April 1996. Mr. Wasser was the founder of Beamscope Canada, a distributor of home office products, home computer hardware and software, and video gaming and digital entertainment products, and he has been Chairman and CEO of Beamscope since 1982. Mr. Wasser also serves as a director of Unisel Holdings, S.A., Mt. Sinai Hospital and the Canadian Film Center. He holds an Hons. BA from the University of Toronto. Mr. Wasser is a resident of Toronto, Ontario.

      Peter A. Weinbach has been a director of Ironside since October 1999. Mr. Weinbach has been with AIG Horizon Partners LLC since 1998, where he is Managing Director. Prior to joining AIG Horizon Partners LLC, Mr. Weinbach was a principal in the Information Services Group of ING Barings Furman Selz, an investment banking firm. Before that, Mr. Weinbach was a Vice President in the Mergers and Acquisition Group of Salomon Smith Barney. Prior to joining Salomon Smith Barney, Mr. Weinbach was a Vice President at Patricof & Co., Ventures, Inc., where he focused on private equity investments in a variety of industries. He also serves as a director of Grassroots.com, Pensare, Personics Software and Lionheart Newspapers. Mr. Weinbach holds a BS and an MBA from the Wharton School of Business, and an MA from the Graduate School of Arts and Sciences, at the University of Pennsylvania. Mr. Weinbach is a resident of South Port, Connecticut.

Board of Directors

      Each of our directors serves until our next annual meeting of shareholders or until his or her successor is duly elected and qualified.

Committees

      The board of directors has an audit committee, a compensation committee and a strategic planning committee.

      Audit Committee. The audit committee makes recommendations to the board of directors regarding the selection of independent accountants, reviews the results and scope of audit and other services provided by our independent accountants and reviews and evaluates the audit and control functions. The audit committee currently consists of Mr. Anderson, Ms. Cameron and Mr. Monych.

      Compensation Committee. The compensation committee reviews and makes recommendations regarding our stock plans and makes decisions concerning salaries and incentive compensation for our executive officers. The compensation committee currently consists of Mr. Lipsin, Mr. Wasser and Mr. Weinbach.

      Strategic Planning Committee. The strategic planning committee reviews and assists with the company's strategic objectives, including identifying candidates for mergers and acquisitions, strategic licensing deals and corporate partnering opportunities. In order to be effective, all decisions of the strategic planning committee must be made by a vote of a majority of its members and must be approved by the board of directors. The strategic planning committee currently consists of Mr. Anderson, Mr. Lipsin and Mr. Weinbach.

Compensation Committee Interlocks and Insider Participation

      During the last fiscal year, Mr. Lipsin, our President and Chief Executive Officer, Mr. Wasser and Mr. Weinbach served on our compensation committee.

      During the last fiscal year, none of our executive officers served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) or as a director of another entity, one of whose executive officers served as a member of our compensation committee or as a director of our company.

Compensation

      Our directors are reimbursed for expenses incurred in connection with attending board and committee meetings but are not otherwise compensated for their services as board members, except for Dr. Spence, who receives an annual retainer of $10,000 and was granted an option to purchase 100,000 common shares under our 2000 stock incentive plan upon his appointment to our board of directors, subject to approval of the 2000 stock incentive plan by our shareholders.

Executive Officers

      Each of our executive officers is appointed by our board of directors and serves until his or her resignation or removal. There are no family relationships among our directors and executive officers.

Executive Compensation

      The following table sets forth certain information concerning compensation for services rendered to us in all capacities during the fiscal year ended March 31, 2000 by our chief executive officer and all of our other executive officers whose total annual salary and bonus for fiscal 2000 exceeded $100,000, whom we collectively refer to as the "Named Executive Officers." Mr. Smyth and Mr. deFreitas are paid in Canadian dollars, and Mr. Padfield is paid in British pounds. We have translated the amounts paid to these individuals into U.S. dollars based on the weighted average exchange rate for the fiscal year ended March 31, 2000, which was $1.00 : Cdn$1.4760 and $1.00 :
(Pounds)0.61831.

                           Summary Compensation Table

                                  Annual Compensation           Securities
                         -------------------------------------  Underlying   All Other
   Name and Principal                           Other Annual   Options/SARs Compensation
      Position(s)        Salary ($) Bonus ($) Compensation ($)     (#)          ($)
   ------------------    ---------- --------- ---------------- ------------ ------------
William B. Lipsin.......
 Chief Executive Officer  200,000    219,919         --          345,000       24,900(3)

Derek J. Smyth..........
 Chief Operating officer  114,916    104,941         --          550,000        8,333(4)

Daniel W. Fairfax(1)....
 Chief Financial
  Officer...............    2,692         --         --          900,000           --

Philip J. Padfield(2)...
 Senior V.P. and General
  Manager, International   44,419     93,502         --          300,000        9,761(5)

Dale A. deFreitas.......
 Chief Administrative
  Officer                 101,626     71,419         --          295,000        1,626(6)

--------
(1) Mr. Fairfax joined Ironside on March 28, 2000. The amount paid to Mr. Fairfax for the fiscal year ended March 31, 2000 reflects his annual salary of $175,000.
(2) The amounts in the table represent the amounts earned by Mr. Padfield as an Ironside employee, beginning December 22, 1999. From September 13 to December 21, 1999, Mr. Padfield was employed by Protege Virtual Management Limited, a consulting firm engaged by Ironside to perform management services in Europe. As a Protege employee, Mr. Padfield earned $37,598 in salary, $16,173 in bonus and $5,308 in other compensation, consisting solely of car allowance.
(3) Consists of $9,900 in car allowance and $15,000 in insurance premiums.
(4) Consists of $6,707 in car allowance and $1,626 in insurance premiums.
(5) Consists of $5,864 in car allowance, $1,743 in insurance premiums and $2,154 in group personal pension plan contributions.
(6) Consists solely of insurance premiums.

Option Grants in Fiscal Year 2000

      The following table sets forth each grant of stock options during fiscal 2000 to each of the Named Executive Officers. No stock appreciation rights were granted during fiscal 2000. All options granted to the Named Executive Officers were granted under our stock option plan. These options have a term of five years and vest at the rate of 25% per year, beginning one year after the date of grant, except that they become immediately exercisable in full upon the occurrence of specified events. See "Employment Agreements and Change of Control Arrangements" for a description of these events. The percentage numbers are based on options to purchase an aggregate of 4,887,386 common shares granted to eligible participants under our stock option plan during fiscal 2000.

      The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future stock prices. The potential realizable values are calculated by assuming that the initial public
offering price of $    per share was the fair market value of our common shares
at the time of grant, that the common shares appreciate at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of the option term at the appreciated price.

                     Option/SAR Grants in Last Fiscal Year

                                                                         Potential
                                                                        Realizable
                                                                         Value at
                                                                          Assumed
                                                                       Annual Rates
                                                                         of Stock
                                       Individual Grants                   Price
                         --------------------------------------------- Appreciation
                          Number of    % of Total                       for Option
                          Securities  Options/SARs Exercise                Terms
                          Underlying   Granted to  or Base             -------------
                         Options/SARs Employees in  Price   Expiration         10%
          Name           Granted (#)  Fiscal Year   ($/Sh)     Date    5% ($)  ($)
          ----           ------------ ------------ -------- ---------- ------ ------
William B. Lipsin.......   345,000         7.1%     $0.11     7/14/04
 Chief Executive Officer


Derek J. Smyth..........   550,000        11.3%     $0.11     7/14/04
 Chief Operating Officer

Daniel W. Fairfax.......   900,000        18.4%     $0.83     3/28/05
 Chief Financial Officer

Philip J. Padfield......    50,000         1.0%     $0.83     9/23/04
 Senior V.P. and General   250,000         5.1%     $0.83    12/23/04
  Manager,
  International

Dale A. deFreitas.......   295,000         6.0%     $0.11     7/14/04
 Chief Administrative
  Officer

Aggregate Option Exercises in Fiscal Year 2000 and Fiscal Year-End Option
Values

      None of our executive officers exercised any options in fiscal 2000. The following table sets forth the number and value of securities underlying unexercised options held by each of the Named Executive Officer as of March 31, 2000. The value of unexercised in-the-money options at 2000 fiscal year end has been calculated on the basis of an assumed initial public offering price of
$ per share, less the applicable exercise price per share, multiplied by the number of shares underlying the options.

              Aggregated Option/SAR Exercises in Last Fiscal Year
                          and FY-End Option/SAR Values

                                                 Number of Securities      Value of Unexercised
                           Shares               Underlying Unexercised   In-the-Money Options/SARs
                         Acquired On          Options/SARs at FY-End (#)       at FY End ($)
                          Exercise    Value   -------------------------- -------------------------
      Name                   (#)     Realized Exercisable/Unexercisable  Exercisable/Unexercisable
      ----               ----------- -------- -------------------------- -------------------------
William B. Lipsin.......      --        --           0/2,118,299                   0/
 Chief Executive Officer

Derek J. Smyth..........      --        --           0/1,140,000                   0/
 Chief Operating Officer

Daniel W. Fairfax.......      --        --           0/900,000                     0/
 Chief Financial Officer

Philip J. Padfield......      --        --           0/300,000                     0/
 Senior V.P. and General
 Manager, International

Dale A. deFreitas.......      --        --           0/590,000                     0/
 Chief Administrative
  Officer

Employee Benefit Plans

Amended and Restated Stock Option Plan

      Our amended and restated stock option plan was adopted by our board of directors and approved by our shareholders on September 18, 1998 (the "1998 Plan"). The 1998 Plan was further amended on June 30, 2000. Under the 1998 Plan, employees and directors are eligible to receive grants of stock options. We currently have 14,800,000 common shares reserved for issuance under the 1998 Plan. As of September 30, 2000, we had options to purchase 14,615,886 common shares outstanding under the 1998 Plan. We do not anticipate granting any additional stock options under our 1998 Plan after the effective date of our 2000 Stock Option Plan.

      The 1998 Plan provides that the exercise price of an option granted under the 1998 Plan shall not be less than the fair market value of a common share at the time the exercise price for such option is established by the board of directors. Options outstanding under the 1998 Plan generally vest at the rate of 25% upon the completion of one year of service from the date of grant and 6.25% upon the completion of each quarter year of service thereafter, and expire on the later of (1) five years from the date of grant, or (2) six months after an initial public offering of our common shares. The 1998 Plan provides for earlier termination of options in the event of the death or retirement of an optionee, or if we enter into certain business combination transactions.

2000 Stock Option Plan

      Our 2000 Stock Option Plan (the "2000 Plan") was adopted by our board of directors and approved by our shareholders in October 2000. The 2000 Plan will become effective as of October 19, 2000. The 2000 Plan provides for the granting of incentive stock options and nonqualified stock options to our employees, directors and consultants. Initially, 2,250,000 common shares will be reserved for issuance under the 2000 Plan.

      The number of shares reserved for issuance under the 2000 Plan will increase by the following:

    . The number of shares that were reserved but unissued under our 1998 Plan on the effective date of the 2000 Plan; and

    . any shares returned to the 1998 Plan as a result of termination of options issued under the 1998 Plan.

      The board of directors administers the 2000 Plan and determines the terms of options granted, including the exercise price, the number of shares subject to individual option awards and the vesting period of options. The exercise price of incentive stock options cannot be less than 100% of the fair market value of the common shares on the date of grant or, in the case of incentive stock options granted to holders of more than 10% of our voting power, less than 110% of the fair market value of the common shares on the date of grant. The term of an incentive stock option cannot exceed 10 years, and the term of an incentive stock option granted to a holder of more than 10% of our voting power cannot exceed five years.

      Our board of directors may not, without the adversely affected optionee's prior written consent, amend, modify or terminate the 2000 Plan if the amendment, modification or termination would impair the rights of option holders. Our 2000 Plan will terminate in 2010 unless terminated earlier by the board of directors.

Employee Stock Purchase Plan

      Our Employee Stock Purchase Plan is expected to be adopted by our board of directors and approved by our shareholders in November 2000. The Employee Stock Purchase Plan will become effective upon completion of this offering.
Initially, a total of        common shares will be available for issuance
under the plan.

      The Employee Stock Purchase Plan will be administered by a committee appointed by our board of directors. Employees are eligible to participate if they are customarily employed by us for at least 20 hours per week and more than five months in any fiscal year. The plan permits an eligible employee to purchase our common shares at a discount through accumulated payroll deductions of up to 15% of his or her base compensation.

      The plan, which is intended to qualify under Section 423 of the Internal Revenue Code, will be implemented by a series of overlapping offering periods of 24 months' duration, with new offering periods, other than the first offering period, commencing on or about May 15 and November 15 of each year. Each offering period will consist of four consecutive purchase periods of approximately six months' duration, at the end of which, an automatic purchase will be made for participants. The initial offering period is expected to commence on the date of this offering and end on November 15, 2002. The initial purchase period is expected to begin on the date of this offering and end on May 15, 2001. Participants may not accrue the right to purchase common shares at a rate that exceeds $25,000 in value, measured at the beginning of the offering period, for each calendar year of an offering period.

      Individuals who are eligible employees as of the first business day of each offering period may enter the plan as of that offering period. Once enrolled in the plan, a participant will continue to participate in the plan for future offering periods, until the participant ceases to be an eligible employee, withdraws from the plan or discontinues his or her contributions.

      The purchase price per share will be 85% of the lower of (1) the fair market value of our common shares on the purchase date and (2) the fair market value of our common shares on the last trading day before the offering date, or, in the case of the first offering period under the plan, the price at which our common shares are offered to the public in our initial public offering.

      The board of directors may at any time amend, modify or terminate the plan.

401(k) Plan

      Effective November 1, 1999, we established a 401(k) defined contribution plan, in which all of our U.S. employees may participate. Plan participants contribute up to 20% of their eligible compensation to the plan, subject to the statutorily prescribed annual limit, which is $10,500 for 2000. We intend the plan to qualify under Section 401(k) of the Internal Revenue Code so that contributions by employees to the plan, and income earned, if any, on plan contributions, are not taxable to employees until withdrawn from the plan. Under the plan, we may make matching contributions on behalf of plan participants. To date, we have not made any matching contributions, and we do not currently anticipate making any matching contributions in the foreseeable future.

Registered Retirement Savings Plan

      Effective November 1, 1999, we established a group registered retirement savings plan, which is a defined contribution plan in which all of our Canadian employees may participate. Plan participants contribute up to 18% of their eligible compensation, subject to the statutorily prescribed annual limit, which is Cdn.$13,500 for 2000. We intend the plan to qualify under Canadian tax law so that contributions by employees to the plan, and income earned, if any, on plan contributions, are not taxable to employees until withdrawn from the plan. To date, we have not made any matching contributions, and we do not currently anticipate making any matching contributions in the foreseeable future.

Group Personal Pension Plan

      Effective February 1, 2000, we established a group personal pension plan, which is a defined contribution plan in which all of our U.K. employees may participate. Plan participants contribute from 17.5% to 40% of their eligible compensation, depending on their age. In addition, we make matching contributions on behalf of plan participants equal to five percent of each participant's eligible compensation. We intend the plan to qualify under British tax law so that contributions to the plan by employees and by us, and the income earned, if any, on plan contributions, are not taxable to employees until withdrawn, and so that our contributions will be deductible by us when made.

Employment Agreements and Change of Control Arrangements

      We have entered into employment agreements with each of our executive officers. The terms of these agreements are described below. Amounts paid in Canadian dollars and British pounds have been translated into U.S. dollars at the weighted average exchange rate for the relevant fiscal year, which was $1.00 : Cdn. $1.4026 for the fiscal year ended March 31, 1998, and $1.00 : Cdn. $1.4760 : (Pounds)0.61831 for the fiscal year ended March 31, 2000. Amounts relating to the current fiscal year were translated at the weighted average exchange rate for the six month period ended September 30, 2000, which was $1.00 : Cdn.$1.4769 : (Pounds)0.6535.

      William B. Lipsin. We entered into an employment agreement with Mr. Lipsin on April 1, 1997, for an indefinite term. This agreement provides for annual salary of Cdn.$200,000 (approximately $142,592) and other compensation and benefits. We may terminate this agreement without just cause, as defined in the agreement, by giving Mr. Lipsin 18 months' written notice of termination or compensation in lieu of such notice. This agreement also contains confidentiality provisions. As a result of subsequent adjustments by our board of directors, Mr. Lipsin's current annual salary is $250,000.

      Derek J. Smyth. We entered into an employment agreement with Mr. Smyth on April 14, 1997, for an indefinite term. This agreement provides for annual salary of Cdn.$150,000 (approximately $106,944) and other compensation and benefits. We may terminate this agreement without just cause, as defined in the agreement, by giving Mr. Smyth 18 months' written notice of termination or compensation in lieu of such notice. This agreement also contains confidentiality and non-solicitation provisions. As a result of subsequent adjustments by our board of directors, Mr. Smyth's current annual salary is Cdn.$215,000 (approximately $145,575).

      Daniel W. Fairfax. We entered into an employment agreement with Mr. Fairfax on March 2, 2000, for an indefinite term. This agreement provides for annual salary of $175,000 and other compensation and benefits. We may terminate this agreement without just cause, as defined in the agreement, by giving Mr. Fairfax six months' written notice of termination or compensation in lieu of such notice. This agreement also contains confidentiality and non-solicitation provisions.

      Lori A. Allan. We entered into an employment agreement with Ms. Allan on March 28, 2000, for an indefinite term. This agreement provides for annual salary of Cdn.$240,000 (approximately $162,503) and other compensation and benefits. We may terminate this agreement without just cause, as defined in the agreement, by giving Ms. Allan six months' written notice of termination or compensation in lieu of such notice. This agreement also contains confidentiality and non-solicitation provisions.

      Philip J. Padfield. We entered into an employment agreement with Mr. Padfield on December 22, 1999, for a definite term expiring on September 26, 2022. This agreement provides for annual salary of (Pounds)100,000 (approximately $161,731) and other compensation and benefits. We may terminate this agreement without just cause, as defined in the agreement, by giving Mr. Padfield six months' written notice of termination or compensation in lieu of such notice. This agreement also contains confidentiality, non-solicitation and non-competition provisions. As a result of subsequent adjustments by our board of directors, Mr Padfield's current annual salary is (Pounds)115,000 (approximately $175,976).

      Dale A. deFreitas. We entered into an employment agreement with Mr. deFreitas on April 14, 1997, for an indefinite term. This agreement provides for annual salary of Cdn.$150,000 (currently, approximately $101,564) and other compensation and benefits. We may terminate this agreement without just cause, as defined in the agreement, by giving Mr. deFreitas 18 months' written notice of termination or compensation in lieu of such notice. This agreement also contains confidentiality and non-solicitation provisions.

      Pursuant to option agreements between us and our executive officers, some of our key personnel and one of our directors, the options granted to these individuals under our amended and restated stock option plan become immediately exercisable in full upon the occurrence of any of the following events:

    . A consolidation, merger or plan of exchange in which we are not the surviving entity;

    .  A sale, lease or exchange of all or substantially all of our assets;

    . A tender or exchange offer in which the offeror becomes the beneficial owner of at least 20% of our common shares; or

    . Individuals constituting a majority of our board of directors cease to constitute a majority during any 12 month period, unless the new directors are approved by at least two-thirds of the directors still in office.

Director and Officer Indemnification and Liability

      Under the Business Corporations Act (Yukon), we are permitted to indemnify our directors and officers and former directors and officers against all costs, charges and expenses reasonably incurred, including amounts paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which they are made parties because of their position as directors or officers, including an action against us, but excluding an action brought by us or on our behalf to procure a judgment in our favor unless court approval is obtained for such indemnification. In order to be entitled to indemnification under the Business Corporations Act (Yukon), the director or officer must act honestly and in good faith with a view to our best interests, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer must have reasonable grounds for believing that his or her conduct was lawful. Under our bylaws, we may indemnify our and our directly held subsidiaries' current and former directors and our and our directly held subsidiaries' current and former officers, employees and agents. Our by-laws also provide that, to the fullest extent permitted by the Business Corporations Act (Yukon), we are authorized to purchase and maintain insurance on behalf of our and our subsidiaries' current and past directors, officers, employees and agents against any liability incurred by them in their duties. Our unanimous shareholders' agreement, which will be terminated upon completion of this offering, also requires us to indemnify our directors to the fullest extent permitted by law.

      We have also entered into agreements to indemnify our directors and executive officers. These agreements, among other things, indemnify our directors and executive officers for expenses, such as attorneys' fees, judgments, fines and settlement amounts, incurred by any person in any action or proceeding, including any action by us arising out of that person's services as a director or executive officer of us or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

      Currently, there is no pending litigation or proceeding where a current or past director, officer or employee is seeking indemnification, nor are we aware of any threatened litigation that may result in claims for indemnification. We have purchased a liability insurance policy covering our directors and officers and the directors and officers of our subsidiaries.

                             PRINCIPAL SHAREHOLDERS

      The following table sets forth certain information regarding the beneficial ownership of our common shares as of September 30, 2000, and as adjusted to reflect the sale of the common shares offered hereby, by:

    . each shareholder known by us to own beneficially more than 5% of our outstanding common shares;

    .  each of our directors;

    .  each of our named executive officers; and

    .  all current executive officers and directors as a group.

      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. For purposes of calculating the number of shares beneficially owned by a shareholder and the percentage ownership of that shareholder, common shares subject to options that are currently exercisable or exercisable within 60 days of September 30, 2000 by that shareholder are deemed outstanding. These options are listed below under the heading "Number of Shares Underlying Options" and are not treated as outstanding for the purpose of computing the percentage ownership of any other shareholder. Percentage ownership is based on 86,670,790 common shares outstanding on September 30, 2000 (after giving effect to the conversion of all of our outstanding preferred
shares into common shares) and         shares outstanding upon completion of
this offering assuming no exercise of the underwriters' over-allotment option.

      Unless otherwise noted below, the address for each shareholder below is: c/o Ironside Technologies Inc., 7077 Koll Center Parkway, Pleasanton, California 94566. Unless otherwise noted, we believe that each of the shareholders has sole investment and voting power with respect to the common shares indicated, except to the extent shared by spouses under applicable law.

                                                                Percentage of
                                                                   Shares
                                                   Number of     Outstanding
                                                     Shares   -----------------
                                        Number of  Underlying  Before   After
 Name and Address of Beneficial Owner     Shares   Options(1) Offering Offering
 ------------------------------------   ---------- ---------- -------- --------
Working Ventures Canadian Fund Inc. ..  14,851,943        --    17.1%
 250 Bloor Street East, Suite 1600
 Toronto, Ontario M4W 1E6
G.E. Capital Equity Holdings B.V. ....  13,346,530        --    15.4
 120 Long Ridge Road
 Stamford, Connecticut 06927
Beamscope Canada Inc. ................  13,222,772        --    15.3
 33 West Beaver Creek Road
 Richmond Hill, Ontario L4B 1L8
EuclidSR Partners, L.P. ..............   8,310,138        --     9.6
 45 Rockefeller Plaza, Suite 907
 New York, New York 10111(2)
AIG Horizon Partners Fund, L.P. ......   7,215,605        --     8.3
 175 Water Street, 26th Floor
 New York, New York 10038
C.I. Covington Fund Inc. .............   7,099,434        --     8.2
 1 First Canadian Place, Suite 2620
 Toronto, Ontario M5X 1C9
William B. Lipsin.....................          -- 1,266,112     1.4
Derek J. Smyth........................          --   476,875       *
Daniel W. Fairfax.....................          --        --       *

                                                               Percentage of
                                                                  Shares
                                                  Number of     Outstanding
                                                    Shares   -----------------
                                       Number of  Underlying  Before   After
 Name and Address of Beneficial Owner    Shares   Options(1) Offering Offering
 ------------------------------------  ---------- ---------- -------- --------
Philip J. Padfield....................         --    12,500       *
Dale A. deFreitas.....................         --   249,688       *
Graham D.S. Anderson(3)...............  8,310,138        --     9.6
Djenane Cameron(4).................... 14,851,943        --    17.1
Perry M. Monych(5).................... 13,346,530        --    15.4
Larry Wasser(6)....................... 13,222,772        --    15.3
Peter A. Weinbach(7)..................  7,215,605        --     8.3
All executive officers and directors
 as a group (11 persons)(8)........... 43,480,844 2,005,175    53.2

--------
 *  Less than 1%
(1) Although these options have vested or will vest within 60 days of September 30, 2000, under the terms of our amended and restated stock option plan, they will not be exercisable until 90 days after this offering, except for 528,299 options held by Mr. Lipsin, which are currently exercisable.
(2) At the time that it acquired our shares, EuclidSR Partners, L.P., was known as Euclid Partners V, L.P.
(3) Includes 8,310,138 shares held by EuclidSR Partners, L.P. Mr. Anderson is a general partner of EuclidSR Associates, L.P., which is the general partner of EuclidSR Partners, L.P. As such, Mr. Anderson may be deemed to have voting and investment power with respect to such shares. Mr. Anderson disclaims beneficial ownership of shares held by EuclidSR Partners, L.P.
(4) Includes 14,851,943 shares held by Working Ventures Canadian Fund Inc., of which Ms. Cameron is an Investment Manager. Ms. Cameron disclaims beneficial ownership of the shares owned by Working Ventures Canadian Fund Inc.
(5) Includes 13,346,530 shares held by G.E. Capital Equity Holdings B.V. Mr. Monych is President and CEO of GE Access, which is an affiliate of G.E. Capital Equity Holdings B.V. As such, Mr. Monych may be deemed to have voting and investment power with respect to the shares held by G.E. Capital Equity Holdings B.V. Mr. Monych disclaims beneficial ownership of shares held by G.E. Capital Equity Holdings B.V.
(6) Includes 13,222,772 shares held by Beamscope Canada Inc., of which Mr. Wasser is Chairman and CEO. Mr. Wasser disclaims beneficial ownership of the shares owned by Beamscope Canada Inc.
(7) Includes 7,215,605 shares held by AIG Horizon Partners Fund, L.P. Mr. Weinbach is Managing Director of AIG Horizon Partners LLC, which is an affiliate of AIG Horizon Partners Fund, L.P. As such, Mr. Weinbach may be deemed to have voting and investment power with respect to the shares held by AIG Horizon Partners Fund, L.P. Mr. Weinbach disclaims beneficial ownership of the shares held by AIG Horizon Partners Fund, L.P.
(8) See footnotes 3-7 above.

                           RELATED PARTY TRANSACTIONS

Equity Financings

      On April 25, 1996, in connection with our initial organization, we sold 45 common shares to each of Peter W. Bennett, Douglas L. MacCallum and Andrew
R. Siks, and five common shares to Beamscope Canada Inc., for $1.00 per share. On March 1, 1997, we sold 6.12242489 common shares to Jerry Lenders for an aggregate purchase of $6.00. As of September 30, 2000, and as adjusted for stock splits, each of Peter W. Bennett, Douglas L. MacCallum and Andrew R. Siks held 1,244,114 common shares, Beamscope Canada Inc. Held 138,235 common shares and Jerry Lenders held 169,267 common shares.

      Between July 1997 and January 1998, we issued a total of 18,799,276 Class A convertible preferred shares at a purchase price of $0.3548813 per share. In September 1998, we issued a total of 16,630,212 Class B convertible preferred shares at a purchase price of $0.4409645 per share. In October 1999, we issued 30,065,025 Class C-1 convertible preferred shares at a purchase price of $0.8315312 per share. In October 1999, we issued 4,209,102 Class C-2 convertible preferred shares at a purchase price of $0.8315312 per share. In April 2000, we issued 8,052,170 Class D convertible preferred shares at a purchase price of $3.32 per share. The Class A, Class B, Class C-1, Class C-2 and Class D convertible preferred shares will automatically convert to common shares upon completion of this offering at a conversion rate of 1:1, 1:1.208784, 1:1, 1:1.333333, and 1:1, respectively. The conversion rates are subject to adjustment from time to time.

      We have granted registration rights to the holders of the Class B, Class C-1, Class C-2 and Class D preferred shares. Therefore, we may become obligated to register the common shares issued upon conversion of these preferred shares. See "Description of Share Capital--Registration Rights."

      The following table sets forth those shareholders who beneficially own five percent or more of our outstanding equity securities who have purchased our preferred shares. The numbers in the following table are on an as converted to common shares basis in accordance with the conversion ratios described above.

                                                                             Aggregate
                          Class A   Class B  Class C-1 Class C-2  Class D  Consideration
Shareholder              Preferred Preferred Preferred Preferred Preferred     Paid
-----------              --------- --------- --------- --------- --------- -------------
Working Ventures
 Canadian Fund Inc...... 5,939,395 4,568,714 2,405,202 1,336,223  602,410   $9,039,360
Beamscope Canada Inc.... 8,617,456 1,827,485 1,803,902   534,489  301,205    6,410,030
G.E. Capital Equity
 Holdings B.V...........           9,137,426 1,803,902 2,405,201             6,333,333
C.I. Covington Fund
 Inc.................... 4,242,425           2,405,202            451,807    5,313,829
AIG Horizon Partners
 Fund, L.P..............                     7,215,605                       6,000,000
EuclidSR Partners,
 L.P....................           4,568,714 2,405,202 1,336,223             4,500,000

      Djenane Cameron, one of our directors, is an investment manager with Working Ventures Canadian Fund Inc. Larry Wasser, one of our directors, is Chairman and CEO of Beamscope Canada. Perry M. Monych, one of our directors, is President and CEO of GE Access, an affiliate of G.E. Capital Equity Holdings B.V. Peter A. Weinbach, one of our directors, is Managing Director of AIG Horizon Partners LLC, an affiliate of AIG Horizon Partners Fund, L.P. At the time that it acquired our shares, EuclidSR Partners, L.P., was known as Euclid Partners V, L.P. Graham D.S. Anderson, one of our directors, is a general partner of EuclidSR Associates, L.P., the general partner of EuclidSR Partners, L.P.

Loans to Officers

      During the fiscal year ended March 31, 1999, we loaned $200,000 to William B. Lipsin, our President and Chief Executive Officer, to assist him with his relocation expenses in connection with the relocation of our headquarters to Pleasanton, California. This loan was non-interest bearing, and Mr. Lipsin was obligated to repay the amount of this loan only if he did not remain employed by us through September 2000. Because Mr. Lipsin remained employed by us through this date, his obligation to repay this loan has been extinguished.

Other Transactions

      During the fiscal year ended March 31, 1998, we sold software licenses and related services of approximately $54,300 to Beamscope Canada Inc. During the fiscal year ended March 31, 2000, we sold additional software licenses and related services to Beamscope of approximately $290,000. Beamscope is the beneficial owner of approximately 15.3% of our outstanding capital stock. In addition, Larry Wasser, who is a member of our board of directors, is Chairman and CEO of Beamscope. The sales to Beamscope were made on the same general terms and condition as the majority of our other sales during the respective years.

                          DESCRIPTION OF SHARE CAPITAL

      The following description is not complete and may not contain all the information you should consider before investing in our common shares. This description is subject to and qualified in its entirety by our restated articles of continuance and bylaws, which are included as exhibits to the registration statement of which this prospectus is a part, and by applicable provisions of Yukon Territory law.

      Our restated articles of continuance authorize us to issue an unlimited number of common shares, no par value, and an unlimited number of preferred shares, no par value, in the following classes and series: Class A Special Shares, Class B Special Shares, Class C-1 Special Shares, Class C-2 Special Shares and Class D Special Shares.

Common Shares

      As of September 30, 2000, assuming conversion of all outstanding preferred shares, there were 86,670,790 common shares outstanding that were held of record by 25 shareholders. After giving effect to the sale of common
shares offered in this offering, there will be        common shares
outstanding, assuming no exercise of outstanding options and warrants. As of September 30, 2000, there were outstanding options to purchase a total of 15,584,434 common shares and outstanding warrants to purchase 1,403,387 common shares.

      The holders of common shares are entitled to one vote per share on all matters to be voted upon by the shareholders and do not have cumulative voting rights. The holders of outstanding common shares are entitled to receive dividends out of assets legally available at times and in amounts as the board may determine from time to time. Upon our liquidation, dissolution or winding up, the holders of our common shares are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred shares, if any, then outstanding. The common shares have no preemptive or conversion rights and are not subject to redemption. All outstanding common shares are fully paid and nonassessable, and the common shares to be issued upon completion of this offering will be fully paid and nonassessable.

Preferred Shares

      Upon completion of this offering, provided that the price per share is approved by our board of directors or a committee thereof consisting of not less than four directors, all of our outstanding preferred shares will be converted into common shares. After the completion of this offering, pursuant to our restated articles of continuance, our board of directors will have the authority, without further action by the shareholders, to issue an unlimited number of preferred shares with the designations, rights and preferences prescribed in our restated articles of continuance, some of which are superior to those of our common shares. Therefore, preferred shares could be issued quickly with terms that could delay or prevent a change in control of our company or make removal of our management more difficult. Additionally, the issuance of preferred shares may decrease the market price of the common shares and may adversely affect the voting and other rights of the holders of common shares. We have no present plans to issue any preferred shares.

      If we do not complete this offering prior to 5:00 p.m. Eastern Standard Time on December 31, 2000, the conversion price applicable to the Class D Special Shares will be adjusted by dividing the current conversion price of $3.32 per share by 1.1. This would result in the issuance of an additional 805,398 common shares upon conversion of the Class D Special Shares. After giving effect to this potential adjustment to the conversion price of the Class D Special Shares, and assuming the automatic conversion of all outstanding preferred shares into common shares upon completion of this offering, the number of shares outstanding as of June 30, 2000 would be 87,476,188.

Registration Rights

      After this offering, the holders of 63,831,670 common shares will be entitled to rights with respect to the registration or qualification of those shares under the Securities Act and applicable Canadian provincial securities laws, respectively, pursuant to a registration rights agreement among those holders and us dated April 11, 2000. Under the terms of this agreement, if we propose to register any of our securities under the Securities Act or qualify for distribution any of our securities under applicable Canadian provincial and territorial securities laws, either for our own account or for the account of other security holders exercising registration rights, the holders of these shares are entitled to notice of the registration and to include their common shares in the registration or filing at our expense. Additionally, the holders of these shares are entitled to demand registration rights pursuant to which they may require us to file a registration statement under the Securities Act or a prospectus under applicable Canadian provincial and territorial securities laws at our expense with respect to their common shares. All of these registration and related rights are subject to the right of the underwriters of an offering to limit the number of shares included in such registration. Holders of these registration rights have entered into lock-up agreements and waived their registration rights until 180 days following the closing of this offering.

Transfer Agent and Registrar

      The transfer agent and registrar for our common shares is
                    . The transfer agent's address is
                                   , and its telephone number is
                .

National Market Listing

      We will apply to list our common shares on The Nasdaq Stock Market's National Market under the symbol "IRON."

                        SHARES ELIGIBLE FOR FUTURE SALE

      Upon completion of this offering, we will have             common shares
outstanding, assuming no exercise of outstanding options. Of these shares, the shares sold in this offering will be available for immediate sale in the public market as of the date of this prospectus. The remaining common shares are "restricted securities" under Rule 144 of the Securities Act. Generally, restricted securities that have been owned for two years may be sold immediately after the completion of this offering and restricted securities that have been owned for at least one year may be sold 90 days after completion of this offering subject to compliance with the volume and other limitations of Rule 144. Following this offering, 12,712,747 common shares will be eligible for sale in the public market beginning 180 days after the date of this prospectus, or earlier with the consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and 73,958,043 common shares will become eligible for sale in the public market at various times following 180 days after the date of this prospectus, subject in each case to the limitations of Rule 144. Common shares previously issued by us may also be subject to hold periods under applicable Canadian securities laws. The U.S. and Canadian resale restrictions are summarized below.

Lock-Up Agreements

      Pursuant to certain "lock-up" agreements, we and our executive officers, directors and certain of our other shareholders, option holders and warrant holders have agreed not to offer, sell, contract to sell, announce an intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any common shares or securities convertible into or exchangeable or exercisable for any common shares without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated for a period of 180 days after the date of this prospectus.

Rule 144

      In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year would be entitled to sell in any three-month period up to the greater of:

    . 1% of the then-outstanding common shares, or approximately shares immediately after this offering; and

    . the average weekly trading volume of the common shares during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

      Sales under Rule 144 are also subject to certain manner of sale and notice requirements and to the availability of current public information about us.

      Under Rule 144(k), a person who has not been one of our affiliates during the preceding 90 days and who has beneficially owned the restricted shares for at least two years is entitled to sell them without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Rule 701

      Any of our employees, directors, officers, consultants or advisors who purchased shares from us in connection with a written stock or option plan before the effective date of this offering is entitled to rely on the resale provisions of Rule 701, subject to the lock-up agreements described above. In general, Rule 701 permits non-affiliates to sell their Rule 701 shares 90 days after the effectiveness of a registration statement relating to a company's initial public offering without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the holding period of Rule 144. As of September 30, 2000, the holders of options to purchase approximately 2,227,796 common shares will be eligible to sell their shares after exercise of their options in reliance upon Rule 701 upon the expiration of the 180-day lock-up period.

Registration Rights

      After this offering, the holders of 63,831,670 common shares will be entitled to rights with respect to the registration of these shares under the Securities Act and Canadian securities laws. If these shares are registered under these laws, they would become freely tradable immediately upon the effectiveness of the registration, except for shares purchased by affiliates. See "Description of Share Capital--Registration Rights."

Stock Options and Warrants

      As of September 30, 2000, options to purchase a total of 14,615,886 common shares under our existing stock option plan were outstanding. Additional options and warrants to purchase 2,371,935 common shares were also outstanding as of September 30, 2000. An additional 2,137,745 common shares were available for future option grants under our existing stock option plan. We intend to file a registration statement on Form S-8 to register common shares issued or reserved for issuance under our existing stock option plan, our proposed 2000 stock incentive plan and our proposed Employee Stock Purchase Plan within 180 days after the date of this prospectus, thus permitting the resale of such shares by nonaffiliates in the public market without restriction under the Securities Act.

Canadian Resale Restrictions

      Excluding any common shares purchased in this offering, as of September 30, 2000, Canadian residents held 52,686,908 common shares and options or warrants to purchase 8,892,722 common shares. Under applicable Canadian securities laws, all such common shares or common shares issuable upon exercise of such options may not be sold or otherwise disposed of for value, except pursuant to a prospectus qualifying the sale of such shares, a discretionary exemption or a statutory exemption from the requirement to file a prospectus, until we have been a reporting issuer for at least 12 months in the province in which such shareholder or optionee resides. We will become a reporting issuer in the provinces of Ontario and British Columbia when we file this prospectus with the securities regulatory authorities of those provinces and when those authorities issue receipts for the prospectus. We expect that the receipts will be issued on or about the date of this prospectus.

      The Canadian prospectus will qualify the issuance of common shares on the automatic conversion of the preferred shares and on the exercise of convertible preferred share warrants and, accordingly, such common shares will only be subject to resale restrictions pursuant to the lock-up agreements and under U.S. securities laws.

                           INCOME TAX CONSIDERATIONS

      In this section we summarize certain of the U.S. and Canadian federal income tax considerations that may be relevant to purchasers of common shares in this offering who:

    . are U.S. persons within the meaning of the U.S. Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), including a purchaser who, or that, is a citizen or resident of the U.S., a corporation or partnership created or organized under the laws of the U.S. or any political subdivision thereof or therein, an estate, the income of which is subject to U.S. federal income tax regardless of the source, or a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust;

    . for purposes of the Income Tax Act (Canada) (the "Income Tax Act") and the Canada-U.S. Income Tax Convention (1980) (the "Convention"), are resident in the U.S. and are not nor are deemed to be resident in Canada;

    . hold our common shares as capital assets for purposes of the Internal Revenue Code and capital property for purposes of the Income Tax Act; and

    . deal at arm's length with us for purposes of the Income Tax Act and the Internal Revenue Code.

      For purposes of this discussion, we will refer to beneficial owners of common shares who satisfy the above conditions as "Unconnected U.S. Shareholders." Such persons do not include, and this summary does not apply to, persons who are "financial institutions" as defined in Section 142.2 of the Income Tax Act and non-resident insurers that carry on business in Canada and elsewhere.

      We will assume, for purposes of this discussion, that you are an Unconnected U.S. Shareholder. The tax consequences to a purchaser of common shares who is not an Unconnected U.S. Shareholder may differ substantially from the tax consequences discussed in this section. This discussion does not purport to deal with all aspects of U.S. or Canadian federal income taxation that may be relevant to particular Unconnected U.S. Shareholders or, except where specifically noted, to certain classes of Unconnected U.S. Shareholders who are subject to special treatment under the U.S. or Canadian federal income tax laws, including, but not limited to, Unconnected U.S. Shareholders who own, actually or constructively, 10% or more of the total value or the combined voting power of all classes of our shares, financial institutions, dealers in securities, banks, insurance companies, tax-exempt organizations, broker-dealers, individual retirement and other tax-deferred accounts, U.S. persons whose functional currency (as defined in Section 985 of the Internal Revenue
Code) is not the U.S. dollar, and Unconnected U.S. Shareholders holding common shares as part of a "straddle", "hedge" or "conversion transaction" or Unconnected U.S. Shareholders in respect of whom we are or will be a "foreign affiliate" within the meaning of the Income Tax Act.

      This discussion is based upon:

    .  the Income Tax Act and the Income Tax Regulations;

    . the Internal Revenue Code and existing and proposed regulations under the Internal Revenue Code;

    .  the Convention;

    . the current administrative policies and practices published by the Canada Customs and Revenue Agency;

    . all specific proposals to amend the Income Tax Act and the Income Tax Regulations that have been publicly announced by the Minister of Finance (Canada) prior to the date of this prospectus;

    . the administrative rulings, practice and policies of the U.S. Internal Revenue Service (the "IRS"); and

    .  applicable U.S. and Canadian judicial decisions,

all as of the date hereof and all of which are subject to change (possibly on a retroactive basis) and differing interpretation. We do not discuss the potential effects of any proposed legislation in the U.S. and do not take into account the tax laws of the various provinces or territories of Canada, the various state and local jurisdictions of the U.S., or foreign jurisdictions.

      This discussion is merely a general description of the U.S. and Canadian federal income tax considerations material to a purchase of common shares and it is not intended to be, nor should it be construed as, legal or tax advice to any person purchasing common shares. This discussion does not deal with all possible tax consequences relating to an investment in our common shares. We have not taken into account your particular circumstances and do not address all consequences to you under provisions of U.S. or Canadian income tax law.

      Therefore, you should consult your own tax advisor regarding the particular tax consequences to you of purchasing, owning and disposing of common shares, including the applicability and effect of any state, local or foreign tax laws, and any changes in applicable laws.

U.S. Federal Income Tax Considerations

      You generally will be required to include the U.S. dollar value of any dividend distribution which you receive on the common shares in ordinary income to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. The amount of the distribution required to be included in gross income will be determined without reduction for Canadian withholding tax. Therefore, in the event that the distribution is subject to Canadian withholding tax, you generally will be required to report gross income in an amount greater than the cash received. To the extent any dividend distribution paid by us exceeds our current and accumulated earnings and profits, your pro rata share of the excess amount will be treated first as a return of capital up to your adjusted tax basis in our common shares (with a corresponding reduction in basis), and then as a gain from the sale or exchange of the common shares. Unconnected U.S. Shareholders should consult their tax advisors regarding the tax treatment of foreign currency gain or loss, if any, on Canadian dollars received.

      Dividends, if any, paid by us on our common shares generally will not be eligible for the "dividends received" deduction. However, an Unconnected U.S. Shareholder that is a corporation may, in certain circumstances, be entitled to a 70% deduction in respect of the U.S. source portion of the dividends received from us if such Unconnected U.S. Shareholders own shares representing at least 10% of our voting power and value.

      Subject to certain conditions and limitations, you may be entitled to claim a credit for U.S. federal income tax purposes in an amount equal to the U.S. dollar value of Canadian taxes withheld on certain distributions that we make to you. The rules relating to foreign tax credits are extremely complex and the availability of a foreign tax credit depends on numerous factors. You should consult your own tax advisor concerning the application of the U.S. foreign tax credit rules to your particular situation.

      You generally will recognize gain or loss on the sale, exchange or other disposition of your common shares in an amount equal to the difference, if any, between the amount realized on the sale, exchange or disposition and your adjusted tax basis in the common shares. Any gain or loss you recognize upon the sale, exchange or disposition of common shares held as capital assets generally will be long-term or short-term capital gain or loss, depending on whether the shares have been held by you for more than one year. Gain or loss resulting from a sale, exchange or disposition of the common shares generally will be U.S. source for U.S. foreign tax credit purposes unless it is attributable to an office or other fixed place of business outside the U.S. and other conditions are met.

      Dividend payments, if any, with respect to the common shares and proceeds from the sale, exchange or disposition of common shares may be subject to information reporting to the IRS and possible U.S. backup withholding tax at a rate of 31%. Backup withholding generally will not apply, however, to an Unconnected U.S. Shareholder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding. Generally, an Unconnected U.S. Shareholder will provide such certification on IRS Form W-9. Amounts withheld under the backup withholding rules may be credited against a holder's tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate form for refund with the IRS.

Passive Foreign Investment Companies

      The rules governing "passive foreign investment companies" can have significant tax effects on Unconnected U.S. Shareholders. We believe that we will not be a passive foreign investment company as of the date the offering is completed. If, however, we are classified as a passive foreign investment company for any taxable year in which you own our common shares, the U.S. federal income tax consequences to you of owning and disposing of your common shares may differ from those described above. We generally will be classified as a passive foreign investment company for any taxable year if either in that taxable year or in any prior taxable year for which you have held our shares:

    . 75% or more of our gross income is "passive income," which generally includes interest, dividends, some types of rents and royalties and gains from the sale or exchange of assets that produce passive income; or

    . the average percentage, by fair market value, or, in some cases, by adjusted tax basis, of our assets that produce or are held for the production of "passive income" is 50% or more.

      In the event that we are a passive foreign investment company, distributions by us which constitute "excess distributions," as defined in
Section 1291 of the Internal Revenue Code, and gains from the disposition of our common shares, are subject to special rules, pursuant to which an Unconnected U.S. Shareholder generally must allocate the gain or excess distribution ratably to each day in such holder's holding period for the common shares. The portion of the gain or excess distribution allocated to the taxable year in which the gain was recognized or the excess distribution was received and any taxable year during which we were not a passive foreign investment company would be taxed as ordinary income for the current year. The portion of the gain or excess distribution allocated to each of the other taxable years would be subject to tax at the maximum ordinary income rate in effect for such taxable year and an interest charge would be imposed on the resulting tax liability determined as if that liability had been due with respect to that prior year (such amounts are subject to U.S. tax liability even though they are not actually included in an Unconnected U.S. Shareholder's income). However, if an Unconnected U.S. Shareholder makes a timely election to treat us as a qualified electing fund under section 1295 of the Internal Revenue Code, and if other requirements are satisfied, the above described rules generally will not apply. Instead, the Unconnected U.S. Shareholder would include annually in his gross income his pro rata share of our ordinary earnings and net capital gain, regardless of whether such income or gain was actually distributed to such Unconnected U.S. Shareholder.

      In addition, subject to specific limitations, Unconnected U.S. Shareholders owning, actually or constructively, marketable shares in a passive foreign investment company may in certain circumstances, make an election under section 1296 of the Internal Revenue Code to mark that stock to market annually, rather than being subject to the above-described rules. Amounts included in or deducted from income under this mark to market election and actual gains and losses realized upon disposition, subject to specific limitations in the case of losses, will be treated as ordinary gains or losses.

      An Unconnected U.S. Shareholder who beneficially owns shares of a passive foreign investment company must file an annual return with the IRS.

      To determine whether we are a passive foreign investment company, it is necessary to examine each year our gross income and the value of our assets. Although we do not anticipate classification as a passive foreign investment company, the tests are complex and fact-dependent and we cannot determine whether these tests will be met for the year 2000 or future years. Neither we nor our advisors have the duty, or will undertake, to inform you of a determination that we are or have become a passive foreign investment company, and we do not currently intend to take actions necessary to permit you to make a "qualified electing fund election" in the event we are classified as a passive foreign investment company. You are urged to consult your own tax advisor with respect to the potential consequences to you if at any time we qualify as a passive foreign investment company, including the advisability of making a mark to market election if such election is available or a qualified electing fund election.

Canadian Federal Income Tax Considerations

      In this section, we summarize the material anticipated Canadian federal income tax considerations relevant to your purchase of common shares. This section will only apply if you do not use or hold and are not deemed to use or hold the common shares in, or in the course of, carrying on a business in Canada and you never become resident in Canada for the purposes of the Income Tax Act.

      Under the Income Tax Act, as an Unconnected U.S. Shareholder, you will generally be exempt from Canadian tax on a capital gain realized on an actual or deemed disposition of the common shares unless you, persons with whom you did not deal at arm's length for the purposes of the Income Tax Act, or you and such persons owned or had interests in or rights to acquire 25% or more of our issued shares of any class of the capital stock of our company at any time during the five year period immediately preceding the disposition or deemed disposition. Where a capital gain realized on a disposition or deemed disposition of our common shares is subject to tax under the Income Tax Act, the Convention will exempt the capital gain from Canadian tax if, at the time of the disposition of our shares, the value of our common shares is not derived principally from real property situated in Canada.

      Dividends paid, credited or deemed to have been paid or credited on the shares to Unconnected U.S. Shareholders will generally be subject to a Canadian withholding tax at a rate of 25% under the Income Tax Act. Under the Convention, the rate of withholding tax generally applicable to Unconnected U.S. Shareholders who beneficially own the dividends is reduced to 15%. In the case of Unconnected U.S. Shareholders that are companies that beneficially own at least 10% of our voting shares, the rate of withholding tax on dividends is reduced to 5%.

      The Canadian federal government does not currently impose any estate taxes or succession duties, however, if you die, there is generally a deemed disposition of the common shares held at that time for proceeds of disposition equal to the fair market value of the shares immediately before your death. Capital gains realized on the deemed disposition, if any, will generally have the income tax consequences described above.

                                  UNDERWRITING

      Merrill Lynch, Pierce, Fenner & Smith Incorporated, CIBC World Markets Corp. and Thomas Weisel Partners LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions described in a purchase agreement among us, we have agreed to sell to the underwriters, and each of the underwriters, severally and not jointly, has agreed to purchase the number of shares listed opposite its name below:

                                                                       Number
              Underwriter                                             of Shares
              -----------                                             ---------
     Merrill Lynch, Pierce, Fenner & Smith
          Incorporated...............................................
     CIBC World Markets Corp.........................................
     Thomas Weisel Partners LLC......................................
                                                                         ---
           Total.....................................................
                                                                         ===

      The underwriters have agreed to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated. The closings for the sale of shares to be purchased by the underwriters are conditioned on one another.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

      The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreements, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

      The representatives have advised us that the underwriters propose initially to offer the shares to the public at the initial public offering price on the cover page of this prospectus and to dealers at that price less a
concession not in excess of $.   per share. The underwriters may allow, and the
dealers may reallow, a discount not in excess of $.   per share to other
dealers. After the initial public offering, the public offering price, concession and discount may be changed.

      The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment options.

                                         Per Share Without Option  With Option
                                         --------- --------------- -----------
     Public offering price..............     $           $             $
     Underwriting discount..............     $           $             $
     Proceeds, before expenses, to
      Ironside..........................      $          $             $

      The expenses of the offering, not including the underwriting discount,
are estimated at $     and are payable by us.

Over-allotment Option

      We have granted options to the underwriters to purchase up to additional shares at the public offering price less the underwriting discount. The underwriters may exercise these options for 30 days from the date of the prospectus solely to cover any over-allotments. If the underwriters exercise those options, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

Reserved Shares

      At our request, the underwriters have reserved for sale, at the initial public offering price, up to an aggregate of 5% of the shares offered by this prospectus for sale to some of our directors, officers, employees, distributors, dealers, business associates and related persons. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. Any reserved shares that are not orally confirmed for purchase within one day of the pricing of this offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

No Sales of Similar Securities

      We and our executive officers and directors and all existing stockholders have agreed, with exceptions, not to sell or transfer any common stock for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch. Specifically, we and these other individuals have agreed not to directly or indirectly

    .  offer, pledge, sell or contract to sell any common stock,

    .  sell any option or contract to purchase any common stock,

    .  purchase any option or contract to sell any common stock,

    .  grant any option, right or warrant for the sale of any common stock,

    .  lend or otherwise dispose of or transfer any common stock,

    . request or demand that we file a registration statement related to the common stock, or

    . enter into any swap or other agreement that transfers, in whole or in part, the economic consequences of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

      This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Quotation on the Nasdaq National Market

      We expect the shares to be approved for quotation on the Nasdaq National Market, subject to notice of issuance, under the symbol "IRON."

      Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations among us and the representatives of the underwriters. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are

    . the valuation multiples of publicly traded companies that the representatives of the underwriters believe to be comparable to us,

    .  our financial information,

    . the history of, and the prospects for, our company and the industry in which we compete,

    . an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues,

    .  the present state of our development, and

    . the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

      An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

      The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

      Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

      If the underwriters create a short position in the common stock in connection with the offering, i.e, if they sell more shares than are listed on the cover of this prospectus, the representatives may reduce that short position by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of the common stock to stabilize its price or to reduce a short position may cause the price of the common stock to be higher than it might be in the absence of such purchases.

      The representatives may also impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase shares in the open market to reduce the underwriter's short position or to stabilize the price of such shares, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares. The imposition of a penalty bid may also affect the price of the shares in that it discourages resales of those shares.

      Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

      An affiliate of CIBC World Markets Corp., a representative of the underwriters engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. This affiliate has received customary fees and commissions, including warrants to purchase shares of our preferred stock, for these transactions. CIBC is an indirect wholly-owned subsidiary of an entity that purchased shares of preferred stock in connection with one of our preferred stock financing rounds.

      Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager on numerous public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

Internet Offering

      Merrill Lynch will be facilitating Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch intends to allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet Web site maintained by Merrill Lynch. Other than the prospectus in electronic format, the information on the Merrill Lynch website is not part of this prospectus.

                                 LEGAL MATTERS

      Stikeman Elliott, Toronto, Canada and Anton, Campion, Macdonald & Oyler, Yukon, Canada, will pass on the legality of the common shares offered by this prospectus. Stoel Rives LLP, Portland, Oregon, is acting as our United States counsel with respect to the offering. Certain legal matters will be passed upon for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

      The consolidated financial statements of Ironside Technologies Inc. at March 31, 1999 and 2000, and for each of the three years in the period ended March 31, 2000, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

      We have filed with the SEC a registration statement on Form S-1. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any of our contracts or other documents, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may read and copy the registration statement, including exhibits and schedules filed with it, at the SEC's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as us, that file electronically with the SEC.

      Upon completion of this offering, we will become subject to the information and periodic reporting requirements under the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference facilities and the website of the SEC referred to above.

                           IRONSIDE TECHNOLOGIES INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Accountants........................................... F-2
Consolidated Balance Sheets................................................. F-3
Consolidated Statements of Operations....................................... F-4
Consolidated Statements of Shareholders' Equity (Deficit)................... F-5
Consolidated Statements of Cash Flows....................................... F-6
Notes to Consolidated Financial Statements.................................. F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Ironside Technologies Inc.

      In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Ironside Technologies Inc. (the "Company") at March 31, 1999 and 2000 and the results of its operations and its cash flows for each of the three years in the period ended March 31, 2000, in conformity with accounting principles generally accepted in the United States. These consolidated financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits of these consolidated financial statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Toronto, Canada
April 20, 2000, except for note 12, which is as of October 17, 2000

                           IRONSIDE TECHNOLOGIES INC.

                          CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                            March 31,                    Pro Forma
                                        ------------------   June 30,    June 30,
                                          1999      2000       2000        2000
                                        --------  --------  ----------- -----------
                                                            (unaudited) (unaudited)
                ASSETS

Current assets:
  Cash and cash equivalents............ $  3,014  $ 15,880   $ 34,746
  Accounts receivable, net.............    1,810     3,527      3,877
  Prepaid expenses and other current
   assets..............................      192     1,340      1,623
                                        --------  --------   --------
    Total current assets...............    5,016    20,747     40,246
Restricted cash........................      --        316        311
Property and equipment, net............      526     2,512      3,225
                                        --------  --------   --------
                                        $  5,542  $ 23,575   $ 43,782
                                        ========  ========   ========

  LIABILITIES, MANDATORILY REDEEMABLE
    CONVERTIBLE PREFERRED SHARES AND
     SHAREHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Accounts payable..................... $    698   $ 2,355   $  2,151
  Accrued liabilities..................      442     3,545      4,183
  Deferred revenue.....................      288     1,447      2,194
  Current portion of capital lease
   obligations.........................       31       131        131
                                        --------  --------   --------
    Total current liabilities..........    1,459     7,478      8,659
Capital lease obligations, long-term...       90       309        268
                                        --------  --------   --------
                                           1,549     7,787      8,927
                                        --------  --------   --------

Commitments (Note 9)

Mandatorily redeemable convertible
 preferred shares: no par value;
 unlimited authorized shares at March
 31, 1999 and 2000 and June 30, 2000
 (unaudited); 35,429, 69,704, and
 77,756 shares issued and outstanding
 at March 31, 1999 and 2000 and June
 30, 2000 (unaudited), respectively,
 and none pro forma (unaudited);
 aggregate liquidation preference of
 $72,074 at June 30, 2000 (unaudited)..   15,220    44,723     70,972    $     --
                                        --------  --------   --------
Shareholders' Equity (Deficit):
Common shares: no par value; unlimited
 authorized shares at March 31, 1999
 and 2000 and June 30, 2000
 (unaudited); 4,040 shares issued and
 outstanding at March 31, 1999 and 2000
 and June 30, 2000 (unaudited),
 respectively, and 86,671 pro forma
 (unaudited)...........................      --        --         --       70,972
Additional paid-in capital.............      248     5,233     17,687      17,687
Deferred stock-based compensation......     (369)   (3,879)   (15,207)    (15,207)
Accumulated other comprehensive income
 (loss)................................      --          2        (15)        (15)
Accumulated deficit....................  (11,106)  (30,291)   (38,582)    (38,582)
                                        --------  --------   --------    --------
    Total shareholders' equity
     (deficit).........................  (11,227)  (28,935)   (36,117)   $ 34,855
                                        --------  --------   --------    ========
                                        $  5,542  $ 23,575   $ 43,782
                                        ========  ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           IRONSIDE TECHNOLOGIES INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)

                                                               Three Months
                                        March 31,             ended June 30,
                                 --------------------------  -----------------
                                  1998     1999      2000      1999     2000
                                 -------  -------  --------  --------  -------
                                                               (unaudited)
Revenues:
  License....................... $ 1,258  $ 2,714  $  2,805  $    238  $ 1,751
  Services and maintenance......     108      613     3,376       339    2,518
                                 -------  -------  --------  --------  -------
    Total revenues..............   1,366    3,327     6,181       577    4,269
                                 -------  -------  --------  --------  -------
Cost of revenues:
  License.......................       5      207       268        70      219
  Services and maintenance
   (excluding stock-based
   compensation of $0, $5, $81,
   $6, and $75, respectively)...     231      697     4,474       335    2,199
                                 -------  -------  --------  --------  -------
    Total cost of revenues......     236      904     4,742       405    2,418
                                 -------  -------  --------  --------  -------
Gross profit....................   1,130    2,423     1,439       172    1,851
                                 -------  -------  --------  --------  -------
Operating Expenses:
  Research and development
   (excluding stock-based
   compensation of $0, $19,
   $142, $17, and $150,
   respectively)................   1,022    1,273     3,226       553    1,424
  Sales and marketing (excluding
   stock-based compensation of
   $0, $38, $379, $32, and
   $1,501, respectively)........   3,276    4,689    11,568     1,494    5,856
  General and administrative
   (excluding stock-based
   compensation of $0, $66,
   $398, $31, and $610,
   respectively)................   1,238    1,312     2,403       411    1,068
  Stock-based compensation......      --      128     1,000        86    2,336
                                 -------  -------  --------  --------  -------
                                   5,536    7,402    18,197     2,544   10,684
                                 -------  -------  --------  --------  -------
Loss from operations............  (4,406)  (4,979)  (16,758)   (2,372)  (8,833)
Interest income.................      76       98       544        27      548
Interest expense................     (24)     (16)   (2,971)      (10)      (6)
                                 -------  -------  --------  --------  -------
Net loss........................  (4,354)  (4,897)  (19,185)   (2,355)  (8,291)
Accretion of mandatorily
 redeemable convertible
 preferred shares to redemption
 value..........................    (946)  (1,074)   (2,801)     (355)  (1,682)
                                 -------  -------  --------  --------  -------
Net loss attributable to common
 shareholders................... $(5,300) $(5,971) $(21,986) $ (2,710) $(9,973)
                                 =======  =======  ========  ========  =======
Net loss per share:
  Basic and diluted............. $ (1.31) $ (1.48) $  (5.44) $  (0.67) $ (2.47)
                                 =======  =======  ========  ========  =======
  Weighted average shares used
   in computing basic and
   diluted net loss per share...   4,040    4,040     4,040     4,040    4,040
                                 =======  =======  ========  ========  =======
Pro forma net loss per share:
  Basic and diluted
   (unaudited)..................                    $ (0.37)           $ (0.12)
                                                   ========            =======
  Weighted average shares used
   in computing basic and
   diluted pro forma net loss
   per share (unaudited)........                     59,363             85,698
                                                   ========            =======

   The accompaying notes are an integral part of these consolidated financial statements.

                          IRONSIDE TECHNOLOGIES INC.

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                                (in thousands)

                       Convertible
                        preferred
                          shares       Common shares Additional   Deferred                Accumulated       Total
                      ---------------  -------------  paid-in   stock-based  Accumulated comprehensive  shareholders'
                      Shares  Amount   Shares Amount  capital   compensation   deficit   income (loss) equity (deficit)
                      ------  -------  ------ ------ ---------- ------------ ----------- ------------- ----------------
Balance at March 31,
1997.................  4,424  $   733  4,040   $ --   $    --     $     --    $ (1,046)      $ --          $   (313)
 Issuance of Class A
 convertible
 preferred shares on
 conversion of notes
 payable from
 related party.......    800      726     --     --        --           --          --         --               726
 Conversion of Class
 A convertible
 preferred shares to
 mandatorily
 redeemable
 convertible
 preferred shares.... (5,224)  (1,459)    --     --        --           --          --         --            (1,459)
 Issuance of
 mandatorily
 redeemable
 convertible
 preferred share
 warrants............     --       --     --     --       137           --          --         --               137
 Accretion of
 mandatorily
 redeemable
 convertible
 preferred shares to
 redemption value....     --       --     --     --      (137)          --        (809)        --              (946)
 Net loss............     --       --     --     --        --           --      (4,354)        --            (4,354)
                      ------  -------  -----   ----   -------     --------    --------       ----          --------
Balance at March 31,
1998.................     --       --  4,040     --        --           --      (6,209)        --            (6,209)
 Deferred stock-
 based
 compensation........     --       --     --     --       497         (497)         --         --                --
 Stock-based
 compensation........     --       --     --     --        --          128          --         --               128
 Issuance of
 mandatorily
 redeemable
 convertible
 preferred share
 option..............     --       --     --     --       825           --          --         --               825
 Accretion of
 mandatorily
 redeemable
 convertible
 preferred shares to
 redemption value....     --       --     --           (1,074)          --          --         --            (1,074)
 Net loss............     --       --     --     --        --           --      (4,897)        --            (4,897)
                      ------  -------  -----   ----   -------     --------    --------       ----          --------
Balance at March 31,
1999.................     --       --  4,040     --       248         (369)    (11,106)        --           (11,227)
 Beneficial
 conversion feature
 on issuance of
 convertible
 promissory notes....     --       --     --     --     2,931           --          --         --             2,931
 Deferred stock-
 based
 compensation........     --       --     --     --     4,447       (4,447)         --         --                --
 Stock-based
 compensation........     --       --     --     --        63          937          --         --             1,000
 Issuance of
 mandatorily
 redeemable
 convertible
 preferred share
 warrants............     --       --     --     --       345           --          --         --               345
 Accretion of
 mandatorily
 redeemable
 convertible
 preferred shares to
 redemption value....     --       --     --     --    (2,801)          --          --         --            (2,801)
 Net loss............     --       --     --     --        --           --     (19,185)        --           (19,185)
 Other comprehensive
 income (loss).......
   Currency
   translation
   adjustment .......     --       --     --     --        --           --          --          2                 2
                      ------  -------  -----   ----   -------     --------    --------       ----          --------
 Comprehensive
 loss................     --       --     --     --        --           --     (19,185)         2           (19,183)
                      ------  -------  -----   ----   -------     --------    --------       ----          --------
Balance at March 31,
2000.................     --       --  4,040     --     5,233       (3,879)    (30,291)         2           (28,935)
 Deferred stock-
 based compensation
 (unaudited).........     --       --     --     --    13,770      (13,770)         --         --                --
 Stock-based
 compensation
 (unaudited).........     --       --     --     --        31        2,365          --         --             2,396
 Stock option
 cancellations
 (unaudited).........     --       --     --     --      (137)          77          --         --               (60)
 Issuance of
 mandatorily
 redeemable
 convertible
 preferred share
 warrants
 (unaudited).........     --       --     --     --       472           --          --         --               472
 Accretion of
 mandatorily
 redeemable
 convertible
 preferred shares to
 redemption value
 (unaudited).........     --       --     --     --    (1,682)          --          --         --            (1,682)
 Net loss
 (unaudited).........     --       --     --     --        --           --      (8,291)        --            (8,291)
 Other comprehensive
 income (loss).......
   Currency
   translation
   adjustment
   (unaudited).......     --       --     --     --        --           --          --        (17)              (17)
                      ------  -------  -----   ----   -------     --------    --------       ----          --------
 Comprehensive loss
 (unaudited).........     --       --     --     --        --           --      (8,291)       (17)           (8,308)
                      ------  -------  -----   ----   -------     --------    --------       ----          --------
Balance at June 30,
2000 (unaudited).....     --  $    --  4,040   $ --   $17,687     $(15,207)   $(38,582)      $(15)         $(36,117)
                      ======  =======  =====   ====   =======     ========    ========       ====          ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           IRONSIDE TECHNOLOGIES INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                               Three Months
                                                                   ended
                                    Year ended March 31,         June 30,
                                  --------------------------  ----------------
                                   1998     1999      2000     1999     2000
                                  -------  -------  --------  -------  -------
                                                                (unaudited)
Cash flows from operating
 activities:
  Net loss....................... $(4,354) $(4,897) $(19,185) $(2,355) $(8,291)
  Adjustments to reconcile net
   loss to net cash used in
   operating activities:
    Depreciation and
     amortization................     116      193       573       92      314
    Foreign exchange
     (gain)/loss.................       1       (1)       (9)      --      (28)
    Stock-based compensation.....      --      128     1,000       86    2,336
    Non-cash compensation........      --       64       105       --       25
    Beneficial conversion feature
     on convertible promissory
     notes.......................      --       --     2,931       --       --
    Net changes in operating
     assets and liabilities
      Accounts receivable........    (485)  (1,117)   (1,725)     107     (330)
      Prepaid expenses and other
       current assets............     (58)    (196)   (1,253)    (112)    (308)
      Accounts payable...........     410      351     1,648        4     (194)
      Accrued liabilities........     199      219     3,103      (25)     649
      Deferred revenue...........      57      146     1,159      (33)     747
                                  -------  -------  --------  -------  -------
        Net cash used in
         operating activities.... (4,114)   (5,110)  (11,653)  (2,236)  (5,080)
                                  -------  -------  --------  -------  -------
Cash flows from investing
 activities:
  (Increase) decrease in
   restricted cash...............      --       --      (316)    (316)       5
  Additions to property and
   equipment.....................    (358)    (237)   (2,130)    (152)  (1,027)
                                  -------  -------  --------  -------  -------
        Net cash used in
         investing activities....    (358)    (237)   (2,446)    (468)  (1,022)
                                  -------  -------  --------  -------  -------
Cash flows from financing
 activities:
  Repayment of capital lease
   obligations...................      (1)     (17)      (96)     (12)     (41)
  Advances from related party....     308       --        --       --       --
  Proceeds from issuance of Class
   A preferred shares, net of
   issuance costs................   5,431       --        --       --       --
  Proceeds from issuance of Class
   B preferred shares, net of
   issuance costs................      --    7,272        --       --       --
  Proceeds from issuance of Class
   C-1 preferred shares, net of
   issuance costs................      --       --    23,725       --       --
  Proceeds from issuance of
   convertible promissory notes,
   net of issuance costs.........      --       --     3,322       --       --
  Proceeds from issuance of Class
   D preferred shares, net of
   issuance costs................      --       --        --       --   25,039
                                  -------  -------  --------  -------  -------
        Net cash provided by
         financing activities....   5,738    7,255    26,951      (12)  24,998
                                  -------  -------  --------  -------  -------
Effect of exchange rate changes
 on cash.........................      --     (163)       14       --      (30)
                                  -------  -------  --------  -------  -------
Increase in cash and cash
 equivalents during the period...   1,266    1,745    12,866   (2,716)  18,866
Cash and cash equivalents at
 beginning of period.............       3    1,269     3,014    3,014   15,880
                                  -------  -------  --------  -------  -------
Cash and cash equivalents at end
 of period....................... $ 1,269  $ 3,014  $ 15,880  $   298  $34,746
                                  =======  =======  ========  =======  =======

  The accompanying notes are an integral part of these consolidated financial statements.

                           IRONSIDE TECHNOLOGIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 Information as of and/or for the three months ended June 30, 1999 and 2000 is unaudited

1 The Company and summary of significant accounting policies

      Ironside Technologies Inc. (the "Company") was incorporated on February 22, 1996 under the laws of the Province of Ontario, Canada. The Company reincorporated in Yukon, Canada on October 16, 1998. The Company is a provider of Internet-based software applications and related services for manufacturers and distributors, or sellers, designed to facilitate and enhance business-to-business e-commerce. The Company's solutions enable sellers to quickly and efficiently leverage their existing enterprise business systems and the Internet to connect with multiple buyers and online trading exchanges, while maintaining the traditional sales channels around which their enterprise infrastructure was built. With the Company's products and services, sellers can interact more closely and efficiently with their customers, suppliers and other business partners through the exchange of real-time product and process information. The Company's primary markets are North America and Europe.

Basis of presentation

      The Company's consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. All financial and share numbers have been rounded to the nearest thousand throughout the consolidated financial statements. The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Ironside Technologies Europe Ltd., which was incorporated in the United Kingdom on July 12, 1999. All significant intercompany balances and transactions have been eliminated.

Unaudited interim results

      The interim consolidated financial statements as of June 30, 2000 and for the three months ended June 30, 1999 and 2000 are unaudited. In the opinion of management, these interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and reflect all adjustments consisting only of normal, recurring adjustments necessary for the fair presentation for the results of interim periods. The financial data and other information disclosed in these notes to the consolidated financial statements for the related periods are unaudited. The results of the interim periods are not necessarily indicative of the results to be expected for any future periods.

Use of estimates by management

      The preparation of financial statements, in conformity with accounting principles generally accepted in the United States, requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Foreign currency translation

      The Company's functional currency is the United States dollar, except as noted below. Foreign denominated non-monetary assets, liabilities and operating items of the Company are measured in United States dollars at the exchange rate prevailing at the respective transaction dates. Monetary assets and liabilities denominated in foreign currencies are measured at exchange rates prevailing at the balance sheet date. Resulting remeasurement adjustments are included in general and administrative expenses within the consolidated statements of operations.

      The functional currency of the Company's subsidiary in the United Kingdom is the local currency. Accordingly, the Company applies the current exchange rate to translate the subsidiary's assets and liabilities

                           IRONSIDE TECHNOLOGIES INC.

 Information as of and/or for the three months ended June 30, 1999 and 2000 is unaudited

and the weighted average exchange rate to translate the subsidiary's revenues, expenses, gains and losses into United States dollars. Translation adjustments are included as a separate component of comprehensive income within shareholders' equity (deficit) in the accompanying consolidated financial statements.

Revenue recognition

      The Company derives revenues from licensing of its software and related services, which include implementation services and training services. The Company expects to earn revenues from the Ironside Network, a network that provides sellers with a single point of entry into multiple online trading exchanges.

      The Company generally recognizes revenue under the residual method as prescribed by Statement of Position ("SOP") No. 97-2 "Software Revenue Recognition" and SOP No. 98-9, "Modification of SOP No. 97-2 with Respect to Certain Transactions" whereby revenue is allocated to each undelivered element when sold separately and the residual amount is then allocated to the delivered element. The license fee revenues are recognized when there is persuasive evidence of an arrangement with a fixed and determinable fee that is probable of collection and when delivery has occurred.

      For contracts involving significant implementation or customization essential to the functionality of the Company's product, the license and service revenues are recognized under the percentage-of-completion method using labor hours incurred as the measure of progress towards completion. The Company classifies revenues from these arrangements as license and services and maintenance revenues, respectively, based upon the estimated fair value of each element. Provisions for estimated contract losses are recognized in the period in which the loss becomes probable and can be reasonably estimated.

      License revenues from reseller arrangements are recognized upon receipt of payment from the reseller relating to sales to third parties. The Company's agreements with its customers and resellers do not contain product return rights.

      Services and maintenance revenues consist of professional services and maintenance fees. Professional services primarily consist of software implementation and training. Professional services revenues are recognized as such services are performed. Services revenues from maintenance agreements, which include services such as technical product support and an unspecified number of product upgrades, is recognized ratably over the term of the agreement, which is generally one year.

      The revenues that the Company expects to generate from the Ironside Network will primarily consist of implementation fees, monthly subscription license fees per transaction fees and monthly fees for value-added services. Implementation fees and subscription license fees will be recognized on a ratable basis over the term of the agreement. Revenues from transaction fees will be recognized as these services are performed. Revenues from monthly fees for value-added services will be recognized as these services are rendered.

Cash and cash equivalents

      Cash equivalents consist of short-term investments that are highly liquid, are readily convertible into cash and have original or remaining maturity of three months or less at the time of purchase and money market funds.

                           IRONSIDE TECHNOLOGIES INC.

 Information as of and/or for the three months ended June 30, 1999 and 2000 is unaudited


Fair value of financial instruments

      The carrying amounts of cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued liabilities approximate fair values because of the short period to receipt or payment of cash.

Restricted cash

      At March 31 and June 30, 2000, cash balances of approximately $316,000 and $311,000, respectively, were restricted from withdrawal and held by a bank in the form of certificates of deposit. These certificates of deposit serve as collateral supporting the outstanding balance of certain capital lease obligations.

Concentration of credit risk and business risk

      The Company's financial instruments that are exposed to concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company maintains its accounts for cash and cash equivalents primarily with one major low-credit-risk financial institution in Canada. Deposits with this financial institution may exceed the amount of insurance provided on such deposits. The Company has not experienced any losses on its deposits of cash and cash equivalents.

      The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral and maintains an allowance for potential credit losses based upon the expected collectibility of accounts receivable. At March 31, 1999, two customers accounted for 13% and 11% of total trade accounts receivable, respectively. At March 31, 2000, two customers accounted for 30% and 13% of total trade accounts receivable, respectively. At June 30, 2000, one customer accounted for 16% of total trade accounts receivable.

      During 1997, the Company emerged from the development stage. Although no longer in the development stage, the Company continues to be subject to risks and challenges similar to other companies in a comparable stage of development. These risks include, but are not limited to, successful development, commercialization, integration and market acceptance of products, expansion of direct and indirect sales channels, maintaining strategic relationships and the ability to obtain adequate financing to support growth.

Property and equipment

      Property and equipment are recorded at historical cost and depreciated on a straight-line basis over the estimated useful lives of the assets, ranging between two and four years. Leasehold improvements are amortized on a straight-line basis over the term of the lease or estimated useful lives, whichever is shorter.

      In January 1999, the Company adopted SOP No. 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use," which requires software development costs associated with internal use software to be charged to operations until certain capitalization criteria are met.

Software development costs

      Software development costs incurred in the research and development of new products and enhancements to existing products are charged to expense as incurred. Software development costs are capitalized after technological feasibility has been established. The period between the achievement of

                           IRONSIDE TECHNOLOGIES INC.

 Information as of and/or for the three months ended June 30, 1999 and 2000 is unaudited

technological feasibility, which the Company defines as the establishment of a working model, until the general availability of such software to customers has been short, and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs since its inception.

Valuation of long-lived assets

      The Company periodically evaluates the carrying value of its long-lived assets, including, but not limited to, property and equipment, patents and trademarks, and other assets. The carrying value of a long-lived asset is considered impaired when the undiscounted cash flow from such asset is estimated to be less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of would be determined in a similar manner, except that fair market values would be reduced by the cost of disposal.

Income taxes

      The Company provides for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and income tax bases of assets and liabilities and are measured using enacted tax rates and laws. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized.

Stock-based compensation

      The Company accounts for stock-based awards to employees in accordance with the provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees", and complies with the disclosure provisions of Statement of Financial Accounting Standards (" SFAS") No. 123, "Accounting for Stock-Based Compensation". Under APB No. 25, deferred stock-based compensation is based on the difference, if any, on the date of the grant, between the fair value of the Company's shares and the exercise price. Deferred stock-based compensation is amortized and expensed on an accelerated basis over the vesting period of the individual award consistent with the method described in Financial Accounting Standards Board Interpretation ("FIN") No. 28. The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and the Emerging Issues Task Force Consensus on Issue ("EITF") No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling Goods or Services".

Advertising costs

      The Company expenses the cost of advertising as incurred. The Company incurred advertising costs of approximately $455,000, $623,000 and $1,531,000 for the years ended March 31, 1998, 1999 and 2000, respectively. The Company incurred advertising costs of approximately $278,000 (unaudited) and $1,014,000 (unaudited) for the three months ended June 30, 1999 and 2000, respectively.

Comprehensive income (loss)

      Under SFAS No. 130 "Reporting Comprehensive Income" the Company displays all items required to be recognized under accounting standards as components of its comprehensive income. Comprehensive loss differs from net loss as a result of foreign currency translation adjustments.

                           IRONSIDE TECHNOLOGIES INC.

 Information as of and/or for the three months ended June 30, 1999 and 2000 is unaudited


Net loss per share

      Basic net loss per share is computed by dividing the net loss available to common shareholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss available to common shareholders for the period by the weighted average number of common and potential common shares outstanding during the period. The calculation of diluted net loss per share excludes potential common shares if their effect is anti-dilutive.

      The following table sets forth the computation of basic and diluted net loss per share available to common shareholders for the periods indicated:

                                                              Three Months
                                   Year ended March 31,      ended June 30,
                                 --------------------------  ----------------
                                  1998     1999      2000     1999     2000
                                 -------  -------  --------  -------  -------
                                                               (unaudited)
                                 (in thousands, except per share amounts)
   Numerator
     Net loss attributable to
      common shareholders....... $(5,300) $(5,971) $(21,986) $(2,710) $(9,973)
                                 =======  =======  ========  =======  =======
   Denominator
     Weighted average shares....   4,040    4,040     4,040    4,040    4,040
                                 =======  =======  ========  =======  =======
   Basic and diluted net loss
    per share................... $ (1.31) $ (1.48) $  (5.44) $ (0.67) $ (2.47)
                                 =======  =======  ========  =======  =======

      The following table sets forth the potential common shares that are not included in the diluted net loss per share available to common shareholders calculation above because to do so would be antidilutive for the periods indicated:

                                                                  Three Months
                                                                   ended June
                                             Year ended March 31,      30,
                                             -------------------- -------------
                                              1998   1999   2000   1999   2000
                                             ------ ------ ------ ------ ------
                                                                   (unaudited)
                                                       (in thousands)
   Effect of common share equivalents
     Class A preferred shares..............  18,799 18,799 18,799 18,799 18,799
     Class B preferred shares..............      -- 20,103 20,103 20,103 20,103
     Class C-1 preferred shares............      --     -- 30,065     -- 30,065
     Class C-2 preferred shares............      --     --  5,612     --  5,612
     Class D preferred shares..............      --     --     --     --  8,052
     Warrants to purchase Class A preferred
      shares...............................     480    480    480    480    480
     Warrants to purchase Class C-1
      preferred shares.....................      --     --    601     --    601
     Warrants to purchase Class D preferred
      shares...............................      --     --     --     --    322
     Option to purchase Class B preferred
      shares...............................      -- 10,051     --     --     --
     Common stock options..................      --  2,054  6,094  3,152 11,004
                                             ------ ------ ------ ------ ------
                                             19,279 51,487 81,754 42,534 95,038
                                             ====== ====== ====== ====== ======

                           IRONSIDE TECHNOLOGIES INC.

 Information as of and/or for the three months ended June 30, 1999 and 2000 is unaudited


Pro forma net loss per share (unaudited)

      Pro forma net loss per share for the year ended March 31, 2000 and the three months ended June 30, 2000 is computed using the weighted average number of shares outstanding, including the conversion of the Company's Mandatorily Redeemable Convertible Preferred Shares into Common Shares of the Company effective upon closing of the Company's initial public offering, as if such conversion occurred at April 1, 1999 or at the date of issuance, if later. The resulting unaudited pro forma adjustment includes an increase in the weighted average shares of 55,323,000 and 81,658,000 used to compute basic and diluted net loss per share for the year ended March 31, 2000 and the three months ended June 30, 2000, respectively. The calculation of pro forma diluted net loss per share excludes incremental Common Shares issuable upon the exercise of stock options and warrants as the effect would be antidilutive.

Pro forma shareholders' equity (unaudited)

      Effective upon the closing of the Company's initial public offering, the outstanding shares of Class A, B, C-1, C-2 and D preferred shares will automatically convert into 18,799,000; 20,103,000; 30,065,000; and 5,612,000;
and 8,052,000 common shares, respectively. The pro forma effects of these transactions have been reflected in the accompanying pro forma balance sheet at June 30, 2000.

Recent accounting pronouncements

      In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In July 1999, the Financial Accounting Standards Board issued SFAS No. 137, "Accounting with Derivative Instruments and Hedging Activities Deferral of the Effective Date of FASB Statement No. 133". SFAS No. 137 deferred the effective date until the first fiscal quarter of the first fiscal year beginning after June 15, 2000. The Company will adopt SFAS No. 133 in its quarter ending June 30, 2001. The Company has not engaged in hedging activities or invested in derivative instruments and accordingly, does not believe Implementation of SFAS 133 will have a material effect on its financial statements.

      In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements", which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB No. 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. Management has complied with the guidance in SAB No. 101.

      In March 2000, the FASB issued FIN No. 44, "Accounting for Certain Transactions Involving Stock Compensation--an interpretation of APB Opinion No. 25". This Interpretation clarifies the definition of employee for purposes of applying APB No. 25, the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and the accounting for an exchange of stock compensation awards in a business combination. This Interpretation is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. Management believes the adoption of FIN No. 44 will not have a material effect on the financial position or results of operations of the Company.

                           IRONSIDE TECHNOLOGIES INC.

 Information as of and/or for the three months ended June 30, 1999 and 2000 is unaudited


2 Balance sheet components

  Accounts receivable

                                                                   March 31,
                                                                 --------------
                                                                  1999    2000
                                                                 ------  ------
                                                                      (in
                                                                  thousands)
   Trade........................................................ $1,862  $3,617
   Less: Allowance for doubtful accounts........................    (54)   (154)
   Less: Provision for bad debts................................    (40)    (95)
                                                                 ------  ------
                                                                  1,768   3,368
   Sales tax receivable.........................................     42     159
                                                                 ------  ------
                                                                 $1,810  $3,527
                                                                 ======  ======

      Certain accounts receivable have been netted against deferred revenue. At March 31, 2000, this included $1,689,000 of accounts receivable.

  Property and equipment


                                                                   March 31,
                                                                  -------------
                                                                  1999    2000
                                                                  -----  ------
                                                                      (in
                                                                   thousands)
   Computer equipment and software............................... $ 473  $1,646
   Furniture and fixtures........................................   374   1,561
   Leasehold improvements........................................    --     206
                                                                  -----  ------
                                                                    847   3,413
   Less: Accumulated depreciation and amortization...............  (321)   (901)
                                                                  -----  ------
                                                                  $ 526  $2,512
                                                                  =====  ======

      Property and equipment includes $139,000 and $564,000 of fixed assets under capital leases at March 31, 1999 and 2000, respectively. Accumulated amortization of assets under capital lease totaled $32,000 and $158,000 at March 31, 1999 and 2000, respectively.

  Accrued liabilities

                                                                     March 31,
                                                                    -----------
                                                                    1999  2000
                                                                    ---- ------
                                                                        (in
                                                                    thousands)
   Salaries and benefits........................................... $261 $  879
   Warranty costs..................................................   --  1,067
   Accrual for loss on contracts...................................   --    383
   Accrued professional services...................................   31    705
   Sales tax.......................................................   96    116
   Other...........................................................   54    395
                                                                    ---- ------
                                                                    $442 $3,545
                                                                    ==== ======

                          IRONSIDE TECHNOLOGIES INC.

 Information as of and/or for the three months ended June 30, 1999 and 2000 is unaudited


3 Mandatorily redeemable convertible preferred shares

     Mandatorily redeemable convertible preferred shares consist of the following:

                                    Shares
                            ----------------------                        Proceeds net
                                       Issued and  Liquidation Redemption of issuance
                            Authorized outstanding    value      value       costs
                            ---------- ----------- ----------- ---------- ------------
                                                  (in thousands)
  Class A.................  unlimited    18,799      $ 7,263    $ 8,981     $ 6,753
  Class B.................  unlimited    16,630        7,333      7,721       6,447
  Class C-1...............  unlimited    30,065       26,000     24,542      23,380
  Class C-2...............  unlimited     4,210        3,640      3,479       3,322
                                         ------      -------    -------     -------
    Balance at March 31,
     2000.................               69,704       44,236     44,723      39,902
  Class D (unaudited).....  unlimited     8,052       27,268     25,210      24,567
  Accretion of Class A, B,
   C-1 and C-2
   (unaudited)............                   --          570      1,039          --
                                         ------      -------    -------     -------
    Balance at June 30,
     2000 (unaudited).....               77,756      $72,074    $70,972     $64,469
                                         ======      =======    =======     =======

     On July 8, 1997, the Company issued 640,000 units consisting of 6 Class A preferred shares and 4 Class A preferred share purchase warrants. The units were issued at a price of $9.07 per unit. The purchase warrants and $3.63 of the price per unit were held in escrow and were to be released subject to the terms of the escrow agreement. On January 30, 1998, pursuant to an amending agreement, the purchase warrants were cancelled and replaced by an issuance of 9,736,000 Class A preferred shares and the amount held in escrow was released.

     On September 18, 1998, the Company issued 16,630,000 Class B preferred shares and an option to purchase additional Class B preferred shares at a price of $0.4410 per share. The net proceeds on issuance were allocated between the preferred shares and the investors' option, based upon relative fair values, in the amount of $6,447,000 and $825,000, respectively.

     On October 14, 1999, the Company issued 30,065,000 Class C-1 preferred shares at a price of $0.8315 per share.

     In July and September 1999, the Company issued non-interest bearing convertible promissory notes in the amounts of $1,667,000 and $1,833,000, respectively. The notes were convertible into Class C preferred shares at either a 25% discount or a conversion price equal to $0.3648 per share, depending on the occurrence and timing of the Class C offering. The difference between the fair value at the respective dates of issuance and the conversion price most beneficial to the holders of the notes resulted in a beneficial conversion feature of $2,931,000. This amount was charged to interest expense, using the effective interest method, from the date of issuance to when the notes were converted.

     In conjunction with the Class C round of financing, the terms of the convertible notes were renegotiated and converted into 4,210,000 Class C-2 preferred shares at a price of $0.8315 per share.

     In April 2000, the Company issued 8,052,170 Class D preferred shares at a price of $3.32 per share.

                           IRONSIDE TECHNOLOGIES INC.

 Information as of and/or for the three months ended June 30, 1999 and 2000 is unaudited


      The terms of the respective classes of shares are as follows:

Liquidation preferences

      In the event of any liquidation, dissolution or winding up of the Company, the holders of the Class A, B, C-1, C-2 and D preferred shares shall be entitled to receive an amount equal to $0.3549, $0.4410, $0.8315, $0.8315 and $3.32 per share, respectively, plus any declared but unpaid dividends. In addition, the holders of Class C-1, C-2 and D preferred shares shall be entitled to receive an amount equal to an 8% annual cumulative dividend thereon from the date of issuance of Class C-1, C-2 and D preferred shares, before any payment will be made to the holders of Class A and B preferred shares and the holders of common shares. Should the Company's assets be insufficient to satisfy the liquidation preferences of the holders of Class A, B, C-1, C-2 and D preferred shares, the funds will be distributed ratably firstly among the holders of Class C-1, C-2 and D preferred shares, secondly among the holders of Class B preferred shares, and thirdly among the holders of Class A preferred shares. Any assets remaining following the distribution of the liquidation preferences to the preferred shares holders will be distributed ratably among the holders of Class B, C-1, C-2 and D preferred shares and the holders of the common shares, with the holders of preferred shares being deemed to have converted into common shares immediately prior to the Liquidation Event.

Conversion

      Each class of preferred shares is convertible at the option of the holder without the payment of any additional consideration, at any time, into such number of fully paid and non-assessable common shares at the respective conversion rate for each class of preferred share. The conversion rate per share for Class A, Class B, Class C-1, Class C-2 and Class D preferred shares is 1:1, 1:1.21, 1:1, 1:1.33 and 1:1, respectively. In the event that the Company does not complete an initial public offering under the terms described below by December 31, 2000, the Class D conversion price will be adjusted by dividing the initial conversion price of $3.32 by 1.1. These conversion rates are subject to adjustment, as defined, which essentially provides adjustments for holders of the preferred shares in the event of dilutive issuances, stock splits, combinations or other capitalizations.

      Each Class A, B, C-1, C-2 and D preferred share shall automatically be converted into common shares, based on the then effective conversion price, at the earlier of the following events: (i) closing of an initial public offering in the United States or Canada, covering the offer and sale of common shares for account of the Company in which: (a) the net proceeds of the Company from such offering is not less than $30 million; (b) the common shares of the Company are quoted on the NASDAQ National Market, or listed for trading on the Toronto Stock Exchange, or the Canadian Venture Exchange; and (c) the offering price per common share is not less than $4.98 per share; or (ii) a Liquidation Event, a vote of shareholders or a qualification event occurs as defined under each of the terms for each class of shares.

Voting

      Each preferred share of Class A, B, C-1, C-2 and D entitles the holder thereof to the number of votes per share equal to the number of common shares into which each preferred share of Class A, B, C-1, C-2 and D is convertible, and votes together as a single class with the holders of common shares.

Dividends

      The holders of Class A, B, C-1, C-2 and D preferred shares are entitled to participate in dividends on common shares, when and if declared by the Board of Directors, based on the number of common shares held on an as-if-converted basis.

                           IRONSIDE TECHNOLOGIES INC.

 Information as of and/or for the three months ended June 30, 1999 and 2000 is unaudited


Redemption

      Holders of Class A, B, C-1, C-2 and D preferred shares may elect to have the Company redeem their shares from them, subject to certain restrictions, after the following dates: in the case of Class D, March 31, 2005; in the case of Class C-1 and Class C-2, the fifth anniversary of the original issue date; and in the case of Class B and Class A, the later of (a) October 13, 2003 and
(b) the fifth anniversary of the original issue date.

      In the event of redemption, each holder of Class A, B, C-1, C-2 and D preferred shares would receive an amount equal to the sum of the consideration originally paid and an 8% annual cumulative dividend thereon from the date of issuance.

Warrants and option for preferred shares

      The Company issued warrants and an option, the fair values of which have been estimated using the Black-Scholes pricing model at the date of grant, using the contractual terms of the respective instruments and the following assumptions: Risk free interest rate of 5.2% in fiscal 1997 and fiscal 1998, 6.2% in fiscal 1999, 6.5% in fiscal 2000, and 6.4% for the three months ended June 30, 2000, no expected dividends and volatility of 75%.

                                                       Number of
                                                       warrants/ Exercise Fair
   Date of Issuance                              Class  option    price   value
   ----------------                              ----- --------- -------- -----
                                                   (in thousands, except per
                                                          share data)
   July 1997....................................   A       480   $0.9100  $137
   September 1998...............................   B     8,315   $0.4410  $939
   October 1999.................................  C-1      601   $0.8315  $345
   April 2000 (unaudited).......................   D       322   $  3.32  $472

      In connection with the Class A preferred shares, and pursuant to an agency agreement, the Company issued brokers' warrants for no additional consideration in July 1997. The warrants expire on the date which is 24 months from the date upon which the Company becomes a reporting issuer in the Province of Ontario, Canada. The fair value of the warrants was treated as a share issuance cost of the preferred financing and charged directly to additional paid-in capital. The warrants automatically convert to warrants to purchase common shares at a 1 for 1 ratio upon the effective date of an initial public offering.

      In connection with subscription agreements signed in September 1998, the Class B preferred shareholders had the option to purchase additional Class B preferred shares no later than ten business days after the audited financial statements for the year ended March 31, 1999 were delivered to such investors. This option was not exercised prior to expiration. The net Class B proceeds were allocated between mandatorily redeemable preferred shares and the option based on the relative fair value of each instrument. The fair value ascribed to the option of $825,000 was charged directly to additional paid-in capital.

      In connection with the Class C-1 preferred shares and pursuant to an agency agreement, the Company issued brokers' warrants in October 1999, for no additional consideration. The brokers' warrants expire five years from the date of grant. The fair value of the warrants was treated as a share issuance cost of the preferred financing and charged directly to additional paid-in capital. The warrants automatically convert to warrants to purchase common shares at a one for one ratio upon the effective date of an initial public offering.

                           IRONSIDE TECHNOLOGIES INC.

 Information as of and/or for the three months ended June 30, 1999 and 2000 is unaudited


      In connection with the Class D preferred shares and pursuant to an agency agreement, the Company issued brokers' warrants in April 2000, for no additional consideration. The brokers' warrants expire five years from the date of grant. The fair value of the warrants was treated as a share issuance cost of the preferred financing and charged directly to additional paid-in capital. The warrants automatically convert to warrants to purchase common shares at a one for one ratio upon the effective date of an initial public offering.

4 Convertible preferred shares

      During fiscal 1996 and 1997, the Company obtained financing to fund operations from a shareholder in exchange for promissory notes totaling $733,000. These promissory notes were subsequently converted into 4,424,000 Class A convertible preferred shares. At the respective dates, each Class A convertible preferred share was non-voting, convertible at any time, at the option of the holder, into one common share, and ranked ahead of common shares in the event of liquidation, dissolution or winding up of the Company.

      On July 8, 1997, the Company converted an additional promissory note in the principal amount of $726,000 into 800,000 Class A convertible preferred shares.

      In addition, on July 8, 1997, the Company's articles of incorporation were amended to entitle the holders of the Class A convertible preferred shares the right to require the Company to redeem the Class A convertible preferred shares, at any time after July 8, 2002, at a redemption amount equal to the aggregate consideration received by the Company upon the issuance of each Class A convertible preferred share together with all dividends declared thereon and unpaid.

5 Common shares

      As of March 31, 2000, the Company has reserved for issuance of common shares as follows (in thousands):

   Conversion of Class A shares.......................................... 18,799
   Conversion of Class B shares.......................................... 20,103
   Conversion of Class C-1 shares........................................ 30,065
   Conversion of Class C-2 shares........................................  5,612
   Exercise of warrants issued for Class A shares .......................    480
   Exercise of warrants issued for Class C-1 shares......................    601
   Common stock options.................................................. 10,697
                                                                          ------
     Total shares reserved for issuance.................................. 86,357
                                                                          ======

      As of June 30, 2000, the Company has reserved for issuance of common shares as follows (in thousands) (unaudited):

   Conversion of Class A shares.......................................... 18,799
   Conversion of Class B shares.......................................... 20,103
   Conversion of Class C-1 shares........................................ 30,065
   Conversion of Class C-2 shares........................................  5,612
   Conversion of Class D shares..........................................  8,052
   Exercise of warrants issued for Class A shares........................    480
   Exercise of warrants issued for Class C-1 shares......................    601
   Exercise of warrants issued for Class D shares........................    322
   Common stock options.................................................. 15,768
                                                                          ------
     Total shares reserved for issuance.................................. 99,802
                                                                          ======

                           IRONSIDE TECHNOLOGIES INC.

 Information as of and/or for the three months ended June 30, 1999 and 2000 is unaudited


      The Company is authorized to issue an unlimited number of common shares. The holders of common shares are entitled to one vote per share held on all matters to be voted upon by the shareholders of the Company. Subject to the preferences that may be applicable to any outstanding preferred shares, the holders of common shares are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors.

6 Employee Benefit Plans

401(k) Savings Plan

      The Company has a 401(k) Savings Plan (the "US Plan") that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the US Plan, participating employees may elect to contribute up to 20% of their eligible compensation, subject to certain limitations. All employees on the United States payroll of the Company are eligible to participate in the US Plan. The Company is not required to contribute to the US Plan and has made no contributions since the US Plan's inception.

Registered Retirement Savings Plan

      The Company has a group registered retirement savings plan ("the Canadian Plan"), which is a defined contribution plan in which all employees on the Canadian payroll of the Company are eligible to participate. Under the Canadian Plan, participating employees may elect to contribute up to 18% of their eligible compensation, subject to certain limitations. The Company is not required to contribute to the Canadian Plan and has made no contributions since the Canadian Plan's inception.

Group Personal Pension Plan

      The Company has a group personal pension plan (the "UK Plan"), which is a defined contribution plan in which all employees on the UK payroll are eligible to participate. Under the UK Plan, participating employees may elect to contribute up to 40% of their eligible compensation, subject to certain limitations. The Company contributes 5% of each participant's eligible compensation under the UK Plan.

Stock Option Plan

      In 1997, the Company established a stock option plan, as amended by the Board of Directors on September 18, 1998 and June 30, 2000 (the "1998 Plan"). Under the 1998 Plan, options to purchase common shares may be granted to employees, directors and advisors of the Company, at the discretion of the Board of Directors. A total of 14,800,000 common shares have been allotted out of the authorized but unissued share capital of the corporation for issuance to the holders of options granted under the 1998 Plan.

      Generally, the options granted under the 1998 Plan become exercisable at a rate of 25% after the first year and ratably over the next three years on a quarterly basis. Upon termination of employment with the Company, all unvested options are cancelled immediately. Upon retirement of employees or directors of the Company, the options are cancelled three months after retirement date. The options expire at the later of five years from the date of grant or six months after an initial public offering, or immediately after the closing of an amalgamation, consolidation or merger of the Company, where the Company is not the continuing entity or has less than 80% voting power of the continuing entity. The fair value of the Company's common shares is determined by the Board of Directors.

                           IRONSIDE TECHNOLOGIES INC.

 Information as of and/or for the three months ended June 30, 1999 and 2000 is unaudited


      The following table summarizes the activity under the 1998 Plan (options in thousands):

                                                      Options Outstanding
                                                  ----------------------------
                                       Options
                                    available for   Number    Weighted average
                                        grant     outstanding  exercise price
                                    ------------- ----------- ----------------
Initial shares authorized..........     1,696
  Granted..........................      (413)         413         $0.11
  Cancelled........................        18          (18)         0.11
                                       ------       ------         -----
Balance at March 31, 1998..........     1,301          395          0.11
Additional shares authorized.......     8,033
  Granted..........................    (3,133)       3,133          0.11
  Cancelled........................       145         (145)         0.11
                                       ------       ------         -----
Balance at March 31, 1999..........     6,346        3,383          0.11
  Granted..........................    (4,887)       4,887          0.40
  Cancelled........................       120         (120)         0.22
                                       ------       ------         -----
Balance at March 31, 2000..........     1,579        8,150          0.28
Additional shares authorized
 (unaudited).......................     5,071
  Granted (unaudited)..............    (6,615)       6,615          1.52
  Cancelled (unaudited) ...........       297         (297)         0.14
                                       ------       ------         -----
Balance at June 30, 2000
 (unaudited).......................       332       14,468         $0.85
                                       ======       ======         =====

      The options outstanding and exercisable by exercise price under the 1998 plan at March 31, 2000 are as follows (share information in thousands):

                                Options outstanding        Options exercisable
                          -------------------------------- --------------------
                                       Weighted
                                        average
                                       remaining  Weighted             Weighted
                                      contractual average              average
                            Number       life     exercise   Number    exercise
   Exercise price         outstanding   (years)    price   exercisable  price
   --------------         ----------- ----------- -------- ----------- --------
   $0.11.................    6,188        4.0      $0.11        914     $0.11
   $0.83.................    1,962        4.9      $0.83        120     $0.83
                             -----                            -----
                             8,150                 $0.28      1,034     $0.19
                             =====                            =====

      The options outstanding and exercisable by exercise price under the 1998 plan at June 30, 2000 are as follows (share information in thousands) (unaudited):

                                Options outstanding        Options exercisable
                          -------------------------------- --------------------
                                       Weighted
                                        average
                                       remaining  Weighted             Weighted
                                      contractual average              average
                            Number       life     exercise   Number    exercise
   Exercise price         outstanding   (years)    price   exercisable  price
   --------------         ----------- ----------- -------- ----------- --------
    $0.11................    5,903       3.58      $ 0.11     1,478     $0.11
    $0.83................    4,663       4.72      $ 0.83       120     $0.83
    $2.00................    3,902       4.88      $ 2.00        --        --
                            ------                            -----
                            14,468                 $ 0.85     1,598     $0.18
                            ======                            =====

                           IRONSIDE TECHNOLOGIES INC.

 Information as of and/or for the three months ended June 30, 1999 and 2000 is unaudited


      At March 31, 1998, 1999 and 2000, approximately zero, 92,000 and 1,034,000 options were exercisable at a weighted average exercise price per share of $0.00, $0.11 and $0.19, respectively. At June 30, 2000, approximately 1,598,000 options were exercisable at a weighted average exercise price per share of $0.18.

Fair value disclosure

      The fair value of each option grant has been estimated on the date of grant using the minimum value method of the Black-Scholes options pricing model with the following weighted average assumptions:

                                                             Year ended March
                                                                    31,
                                                             -----------------
                                                             1998  1999  2000
                                                             ----- ----- -----
   Risk-free interest rate..................................  5.10  4.70  5.70
   Expected life (in years).................................  4.50  4.50  4.50
   Dividend yield...........................................    --    --    --
   Weighted average fair value of options granted (per
    share).................................................. $0.17 $0.28 $1.26

      Had compensation cost for options granted under the 1998 plan and the executive employment agreements been determined based on the fair value at the grant dates for the awards under a method prescribed by SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts below for the years ended March 31, 1998, 1999 and 2000 and the three months ended June 30, 1999 and 2000, respectively.

                                                     Year ended March 31,
                                                   --------------------------
                                                    1998     1999      2000
                                                   -------  -------  --------
                                                    (in thousands, except
                                                      per share amounts)
   Net loss attributable to common shareholders... $(5,300) $(5,971) $(21,986)
                                                   =======  =======  ========
   Net loss--FAS 123 adjusted..................... $(5,349) $(6,028) $(22,162)
                                                   =======  =======  ========
   Net loss per share--as reported
     Basic and diluted............................ $ (1.31) $ (1.48) $  (5.44)
                                                   =======  =======  ========
   Net loss per share--FAS 123 adjusted
     Basic and diluted............................ $ (1.32) $ (1.49) $  (5.49)
                                                   =======  =======  ========

      Because the determination of the fair value of all options granted after the Company becomes a public entity will include an expected volatility factor in addition to the factors described above and because additional option grants are expected to be made each year, the compensation expense for options granted during each of the three years in the period ended March 31, 2000 and the three months ended June 30, 1999 and 2000 are not representative of the pro forma effects of options grants on reported net income (loss) for future years.

Options issued to service providers

      Stock-based compensation expense related to stock options granted to consultants is recognized as the stock options are earned. The fair value of the stock options granted is calculated at each reporting date using the Black-Scholes option pricing model. As a result, the stock-based compensation expense will fluctuate as the

                           IRONSIDE TECHNOLOGIES INC.

 Information as of and/or for the three months ended June 30, 1999 and 2000 is unaudited

fair market value of the common stock fluctuates. The Company believes that the fair value of the stock options are more reliably measurable than the fair value of the services received. In connection with the granting of stock options to consultants, the Company recorded stock-based compensation expense of $63,000 and $31,000 for the year ended March 31, 2000 and the three months ended June 30, 2000, respectively.

Deferred stock-based compensation

      In connection with certain stock options granted during the years ended March 31, 1999 and 2000 and the three months ended June 30, 2000, the Company recorded deferred stock-based compensation for the estimated difference between the exercise price of the options and their deemed fair value of $497,000, $4,447,000 and $13,693,000 (unaudited), respectively, which is being amortized over the four-year vesting period of the options. Amortization of stock-based compensation totaled $128,000, $937,000 and $2,365,000 (unaudited), for the years ended March 31, 1999 and 2000 and the three months ended June 30, 2000, respectively. The remaining deferred stock-based compensation for all option grants through June 30, 2000 will be amortized as follows: $6,680,000 in fiscal 2001, $4,846,000 in fiscal 2002, $2,627,000 in fiscal 2003, $1,023,000 in fiscal 2004, and $31,000 in fiscal 2005.

Stock options issued to executives

      Pursuant to employment agreements between the Company and two senior executives, the executives have an option to purchase 968,000 additional common shares of the Company, outside of the Company's stock option plan. These current options are exercisable at a price of $0.01. The options expire March 31, 2007 or if the executives terminate employment. At March 31, 2000, the weighted average remaining contractual life of these options is 6.9 years.

7 Income taxes

                                                      Year ended March 31,
                                                     -------------------------
                                                      1998     1999     2000
                                                     -------  -------  -------
                                                         (in thousands)
Net loss for the period is summarized as follows:
  Canadian.........................................  $ 4,354  $ 4,897  $17,821
  United Kingdom...................................       --       --    1,364
                                                     -------  -------  -------
                                                     $ 4,354  $ 4,897  $19,185
                                                     =======  =======  =======
Canadian statutory rate at 44.62% in 1998 and 1999,
 and 43.58% in 2000................................  $(1,943) $(2,185) $(8,361)
Amounts not deductible for tax purposes............       12       69    1,755
Foreign tax rate differential......................       --       --      185
Decrease in enacted tax rates......................       --       --      108
Other..............................................      (10)     (20)      (2)
Net operating loss and temporary differences for
 which no benefit was recognized...................    1,941    2,136    6,315
                                                     -------  -------  -------
                                                     $    --  $    --  $    --
                                                     =======  =======  =======

                           IRONSIDE TECHNOLOGIES INC.

 Information as of and/or for the three months ended June 30, 1999 and 2000 is unaudited


      Deferred tax assets consist of the following:

                                                      Year ended March 31,
                                                    --------------------------
                                                     1998     1999      2000
                                                    -------  -------  --------
                                                         (in thousands)
   Deferred tax assets
     Benefit of unclaimed scientific research and
      experimental development expenditures.......  $    (9) $    50  $     60
     Net operating loss carryforwards.............    2,377    4,349    10,538
     Benefit of net investment tax credit.........      128      188       200
     Depreciation and amortization of property and
      equipment...................................       40      130       378
     Share issuance costs.........................      131      123       736
     Other........................................       --       23        55
                                                    -------  -------  --------
   Deferred tax assets............................    2,667    4,863    11,967
   Deferred tax asset valuation allowance.........   (2,667)  (4,863)  (11,967)
                                                    -------  -------  --------
                                                    $    --  $    --  $     --
                                                    =======  =======  ========

      The valuation allowance increased by $2,117,000 during 1998, $2,196,000 in 1999 and $7,104,000 in 2000.

      The Company provides a valuation allowance for deferred tax assets when it is more likely than not that some portion or all of the net deferred tax assets will not be realized. Based on a number of factors, including the lack of a history of profits and that the market in which the Company competes is intensely competitive and characterized by rapidly changing technology, management believes that there is sufficient uncertainty regarding the realization of deferred tax assets that a full valuation allowance has been provided.

      As of March 31, 2000, the Company has available net operating loss carryforwards for Canadian and United Kingdom purposes of approximately $23,149,000 and $1,306,000, respectively. The Canadian net operating loss carryforwards begin to expire in 2003 and the United Kingdom net operating losses do not expire. Approximately $11,442,000 of the Canadian net operating loss carryforwards relate to the Company's U.S. operations. As such, they may be utilized to reduce United States taxable income arising from operations in the United States and begin to expire in 2013 for U.S. tax purposes. The Canadian net operating losses are subject to certain Canadian and United States restrictions that may apply on any change in the control of the Company and which could adversely effect the amounts and benefits to be derived therefrom in certain circumstances.

                           IRONSIDE TECHNOLOGIES INC.

 Information as of and/or for the three months ended June 30, 1999 and 2000 is unaudited


8 Supplemental cash flow information

                                                                  Three Months
                                                                     ended
                                             Year ended March 31,   June 30,
                                             -------------------- ------------
                                              1998   1999   2000  1999   2000
                                             ------ ------ ------ ----  ------
                                                (in thousands)    (unaudited)
   Cash paid for interest................... $   24 $   16 $   39 $ 10  $    6
                                             ====== ====== ====== ====  ======
   Conversion of note payable to Class A
    shares.................................. $  726 $   -- $   -- $ --  $   --
                                             ====== ====== ====== ====  ======
   Capital lease obligations................ $   22 $  114 $  424 $328  $   --
                                             ====== ====== ====== ====  ======
   Conversion of promissory notes to Class
    C-2 mandatorily redeemable convertible
    preferred shares........................ $   -- $   -- $3,322 $ --  $   --
                                             ====== ====== ====== ====  ======
   Accretion of mandatorily redeemable
    convertible preferred shares to
    redemption value........................ $  946 $1,074 $2,801 $355  $1,682
                                             ====== ====== ====== ====  ======
   Conversion of Class A convertible
    preferred shares to mandatorily
    redeemable convertible preferred
    shares.................................. $1,459     --     --   --      --
                                             ====== ====== ====== ====  ======
   Issuance of warrants to purchase
    mandatorily redeemable convertible
    preferred shares in connection with
    financing............................... $  137     -- $  345   --  $  472
                                             ====== ====== ====== ====  ======
   Issuance of an option to purchase
    mandatorily redeemable convertible
    preferred shares in connection with
    financing...............................     -- $  825     --   --      --
                                             ====== ====== ====== ====  ======

9 Commitments

Capital lease obligations

      Future minimum lease payments due under capital leases at March 31, 2000 is as follows (in thousands):

                                                                       March 31,
                                                                       ---------
   Years ended March 31,                                                 2000
   ---------------------                                               ---------
   2000...............................................................   $  --
   2001...............................................................     164
   2002...............................................................     154
   2003...............................................................      95
   2004...............................................................      58
   2005...............................................................      47
                                                                         -----
                                                                           518
   Less: Imputed interest on capital lease obligations................     (78)
                                                                         -----
                                                                           440
   Less: Current portion..............................................    (131)
                                                                         -----
   Capital lease obligations, long-term...............................   $ 309
                                                                         =====

                           IRONSIDE TECHNOLOGIES INC.

 Information as of and/or for the three months ended June 30, 1999 and 2000 is unaudited


      The amount of interest expense related to office equipment and computer equipment under capital leases is $4,000, $6,000 and $30,000 in 1998, 1999 and 2000, respectively.

      The Company leases its facilities and certain equipment under non-cancelable operating leases which expire at various dates through 2005. Total rent expense for the years ended March 31, 1998, 1999 and 2000 was $67,000, $135,000 and $382,000, respectively. Total rent expense for the three months ended June 30, 1999 and 2000 was $68,000 and $493,000, respectively.

Operating leases

      Future minimum lease payments due under operating leases at March 31, 2000 are as follows (in thousands):

                                                                       March 31,
                                                                       ---------
   Years ended March 31,                                                 2000
   ---------------------                                               ---------
   2001...............................................................  $1,108
   2002...............................................................   1,108
   2003...............................................................     936
   2004...............................................................     679
   2005...............................................................     671
                                                                        ------
                                                                        $4,502
                                                                        ======

      The Company also has commitments at March 31, 2000 with respect to capital expenditures amounting to approximately $300,000.

10 Segment information

      Revenues from two customers accounted for 15% and 14% of total revenues for the year ended March 31, 1998. One customer accounted for 11% of total revenues for the year ended March 31, 1999. Revenues from two customers accounted for 19% and 16% of total revenues for the year ended March 31, 2000. Two customers accounted for 27% and 13% of total revenues for the three months ended June 30, 2000 (unaudited).

      In 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". This replaced the previous industry segment approach with disclosure based upon the internal organization used by management for making operating decisions and assessing performance. SFAS No. 131 also requires disclosures as to products and services, geographic areas and major customers.

                           IRONSIDE TECHNOLOGIES INC.

 Information as of and/or for the three months ended June 30, 1999 and 2000 is unaudited


      The Company operates in one segment, business-to-business electronic commerce solutions. Revenue and asset information by geographic area is as follows:

                             Geographic information

                          Revenue by customer location

                                                                   Three Months
                                                                       ended
                                              Year ended March 31,   June 30,
                                              -------------------- ------------
                                               1998   1999   2000  1999   2000
                                              ------ ------ ------ -------------
                                                                    (unaudited)
                                                        (in thousands)
   North America
     Canada.................................. $  277 $  174 $  443 $  58 $    62
     United States...........................  1,089  3,153  4,908   519   3,428
                                              ------ ------ ------ ----- -------
                                               1,366  3,327  5,351   577   3,490
   Europe
     United Kingdom..........................     --     --    830    --     779
                                              ------ ------ ------ ----- -------
                                              $1,366 $3,327 $6,181 $ 577 $ 4,269
                                              ====== ====== ====== ===== =======

                               Long-lived assets

                                                                   Three Months
                                                                       ended
                                                        March 31,    June 30,
                                                       ----------- ------------
                                                       1999  2000  1999   2000
                                                       ---- ------ -------------
                                                                    (unaudited)
                                                            (in thousands)
   Canada............................................. $370 $1,658 $ 835 $ 1,988
   United States......................................  156    376   153     773
   United Kingdom.....................................   --    478    --     464
                                                       ---- ------ ----- -------
                                                       $526 $2,512 $ 988 $ 3,225
                                                       ==== ====== ===== =======

11 Related party transactions

a) Revenues

      Revenues for the year ended March 31, 1998, 1999 and 2000 include $54,300, $zero and $290,000, respectively, to a significant shareholder. Revenues for the three months ended June 30, 2000 include $25,000 (unaudited) to a significant shareholder. These sales were made on the same general terms and conditions as the majority of other sales during the respective years.

b) Loan to officer

      In August 1998, the Company advanced $200,000, representing a moving allowance, to a senior executive officer and shareholder. The amount is non-interest bearing and will be forgiven if the executive remains employed by the Company through September 2000. The amount of the advance is being charged as a compensation expense on a straight-line basis over two years, the period over which the advance becomes non-

                          IRONSIDE TECHNOLOGIES INC.

 Information as of and/or for the three months ended June 30, 1999 and 2000 is unaudited

repayable. At March 31, 1999 and 2000, $142,000 and $42,000, respectively, is included in prepaid expenses and other assets. At June 30, 2000, $16,000 is included in prepaid expenses and other assets.

12 Subsequent events

a) Stock option plan

      During the period from July 1, 2000 to September 30, 2000, the Company granted options to purchase 138,500 common shares at an exercise price of $2.00 per share. The Company recorded deferred stock-based compensation expense of approximately $262,000 related to the issuance of these options.

b) Initial public offering

      In June 2000, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission, that would permit the Company to sell its common shares in connection with a proposed initial public offering that meets all the requirements for automatic conversion of the preferred shares.

c) 2000 stock option plan

      The Company's board of directors adopted a 2000 Stock Option Plan (the "2000 Plan") which was approved by the shareholders in October 2000. The 2000 Plan will become effective as of October 19, 2000. The 2000 Plan provides for the granting of incentive stock options and nonqualified stock options to their employees, directors and consultants. Initially, 2,250,000 common shares will be reserved for issuance under the 2000 Plan.

      The number of shares reserved for issuance under the 2000 Plan will increase by the following:

    . The number of shares that were reserved but unissued under our 1998 Plan on the effective date of the 2000 Plan; and

    . any shares returned to the 1998 Plan as a result of termination of options issued under the 1998 Plan.

      The board of directors administers the 2000 Plan and determines the terms of options granted, including the exercise price, the number of shares subject to individual option awards and the vesting period of options. The exercise price of incentive stock options cannot be less than 100% of the fair market value of the common shares on the date of grant or, in the case of incentive stock options granted to holders of more than 10% of our voting power, less than 110% of the fair market value of the common shares on the date of grant. The term of an incentive stock option cannot exceed 10 years, and the term of an incentive stock option granted to a holder of more than 10% of our voting power cannot exceed five years.

      The board of directors may not, without the adversely affected optionee's prior written consent, amend, modify or terminate the 2000 Plan if the amendment, modification or termination would impair the rights of option holders. The 2000 Plan will terminate in 2010 unless terminated earlier by the board of directors.

                           IRONSIDE TECHNOLOGIES INC.

 Information as of and/or for the three months ended June 30, 1999 and 2000 is unaudited


d) Amendment to Articles of Continuance

      In October 2000, the shareholders of the Company approved an amendment to the Company's Articles of Continuance providing that the outstanding preferred shares automatically convert to common shares upon completion of an initial public offering if among other things, the price per share is approved by the Board of Directors or a committee thereof consisting of not less than four directors.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   Through and including       , 2000 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                        Shares

                      [LOGO OF IRONSIDE TECHNOLOGIES INC.]

                                 Common Shares

                                --------------

                                   PROSPECTUS

                                --------------

                              Merrill Lynch & Co.

                               CIBC World Markets

                           Thomas Weisel Partners LLC

                                        , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

      The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the securities being registered. All amounts are estimates except the Securities and Exchange Commission registration fee, the NASD filing fee and The Nasdaq National Market listing fee.

   Securities and Exchange Commission Registration Fee.............. $   19,800
   NASD Filing Fee..................................................      6,500
   Nasdaq National Market Filing Fee................................     90,000
   Printing Costs...................................................    175,000
   Legal Fees and Expenses..........................................    500,000
   Accounting Fees and Expenses.....................................    500,000
   Directors' and Officers' Insurance Policy Premium................    475,000
   Blue Sky Fees and Expenses.......................................      7,500
   Transfer Agent and Registrar Fees................................      5,000
   Miscellaneous....................................................    126,200
                                                                     ----------
     Total.......................................................... $1,830,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers.

      The Yukon Business Corporations Act and the Company's Bylaws provide the following authority to indemnify directors or officers or former directors or officers of the Company or of a company of which the Company is or was a shareholder:

           (1) Except in respect of an action by or on behalf of the corporation or a body corporate to procure a judgment in its favor, a corporation shall indemnify a director or officer of the corporation, a former director of officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of that corporation or body corporate, if (a) he acted honestly and in good faith with a view to the best interests of the corporation, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

           (2) A corporation may, with the approval of the Supreme Court, indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which he is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with the action if he fulfills the conditions set out in paragraphs (1)(a) and (b).

      The Yukon Business Corporations Act also provides that:

           (3) Notwithstanding anything in subsections (1) through (6), a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity (A) was substantially successful on the merits of his defense of the action or proceeding, (B) fulfills the conditions set out in paragraphs (1)(a) and (b), and (C) is fairly and reasonably entitled to indemnity.

           (4) A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by him (a) in his capacity as a director or officer of the corporation, except when the liability relates to his failure to act honestly and in good faith with a view to the best interests of the corporation, or (b) in his capacity as a director or officer of another body corporate if he acts or acted in that capacity at the corporation's request, except when the liability relates to his failure to act honestly and in good faith with a view to the best interests of the body corporate.

      The Bylaws of the Company also provide that the provisions for indemnification contained in the Bylaws (outlined in subsections (1) and (2) above) shall not limit the right of any person entitled to indemnity to claim indemnity, apart from the provisions of the Bylaws. The Company maintains director's and officer's insurance.

      The Company has also entered into agreements to indemnify its directors and executive officers. These agreements, among other things, indemnify the Company's directors and executive officers for expenses, such as attorneys' fees, judgments, fines and settlement amounts, incurred by any person in any action or proceeding, including any action by the Company arising out of that person's services as a director or executive officer of the Company or any of its subsidiaries or any other company or enterprise to which the person provides services at the Company's request. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

      The following is a description of all securities that the registrant has sold within the past three years without registering the securities under the Securities Act:

      On July 8, 1997, the company issued 640,000 units consisting of 6 Class A preferred shares and 4 Class A preferred share purchase warrants. The units were issued at a price of $9.07 per unit for cash consideration of $5,431,376, net of issuance costs of $372,876. The purchase warrants and $3.63 of the price per unit were held in escrow and were to be released subject to the terms of the escrow agreement. On January 30, 1998, pursuant to an amending agreement, the purchase warrants were cancelled and replaced by an issuance of 9,735,760 Class A preferred shares and the amount held in escrow was released to the company to acquire these additional Class A preferred shares. In connection with the private placement of Class A preferred shares and pursuant to an agency agreement dated July 8, 1997, the company granted brokers' warrants to Gordon Capital Corporation, which was acquired by HSBC James Capel Canada Inc. (now HSBC Securities (Canada) Inc.) in January 1999, and CIBC Wood Gundy Securities Inc., for no additional consideration, representing the right to purchase up to 480,000 Class A preferred shares at a price of $0.91 per share. The brokers' warrants expire on the date which is 24 months from the date upon which the company becomes a reporting issuer in the Province of Ontario, Canada. The securities involved in this transaction were issued on a private placement basis pursuant to the Ontario Securities Act. To the extent that the issuance of these securities was subject to the registration requirements of the U.S. Securities Act, the company believes that they were exempt from such requirements under Section 4(2) of the same.

      Under various subscription agreements dated September 18, 1998, the company entered into an arrangement to sell up to an aggregate amount of 24,945,318 Class B preferred shares at a price of $0.4409645 per share, in two tranches. On September 18, 1998, the company issued 16,630,212 Class B preferred shares in the first tranche for cash consideration of $7,272,260, net of issuance costs of $61,074. Pursuant to certain conditions under the subscription agreement, the investors had the option to purchase an additional 8,315,106 Class B preferred shares at a price of $0.4409645 per share no later than ten business days after the audited financial statements for the year ended March 31, 1999 were delivered to such investors. This option expired, and no additional Class B shares were issued. The securities involved in this transaction were issued on a private placement basis pursuant to the Ontario Securities Act. To the extent that the issuance of these securities was subject to the registration requirements of the U.S. Securities Act, the company believes that they were exempt from such requirements under Section 4(2) of the same.

      On October 14, 1999, pursuant to various subscription agreements, the company issued 30,065,025 Class C-1 preferred shares at a price of $0.8315312 per share for cash consideration of $23,724,781, net of issuance costs of $1,275,225. In connection with the private placement of Class C-1 preferred shares and pursuant to an engagement letter agreement dated June 8, 1999, the company granted brokers' warrants to Donaldson, Lufkin & Jenrette, for no additional consideration, representing the right to purchase up to 601,300 Class C-1 preferred shares at a price of $0.8315312 per share. The brokers' warrants expire five years from the date of grant. The securities involved in this transaction were issued on a private placement basis pursuant to the Yukon and Ontario Securities Acts. To the extent that the issuance of these securities was subject to the registration requirements of the U.S. Securities Act, the company believes that they were exempt from such requirements under
Section 4(2) of the same.

      On October 14, 1999, pursuant to various subscription agreements, the company issued 4,209,102 Class C-2 preferred shares at a price of $0.8315312 per share for net proceeds of $3,321,469, net of issuance costs of $178,531. The cash with respect to the issuance of these shares was received on various dates between July 23, 1999 and September 29, 1999 in exchange for convertible promissory notes, which were converted into Class C-2 shares effective October 14, 1999. The securities involved in this transaction were issued on a private placement basis pursuant to the Yukon and Ontario Securities Acts. To the extent that the issuance of these securities was subject to the registration requirements of the U.S. Securities Act, the company believes that they were exempt from such requirements under Section 4(2) of the same.

      On April 11, 2000, pursuant to various subscription agreements, the company issued 8,052,170 Class D preferred shares at $3.32 per share for net proceeds of $25,041,075, net of issuance costs of $1,692,126. In connection with the private placement of Class D preferred shares, the company granted broker's warrants to CIBC World Markets Inc. and Yorkton Securities Inc., for no additional consideration, representing the right to purchase up to 322,087 compensation options convertible into common shares of the company at a price of $3.32 per share. The broker's warrants expire on the second anniversary of the company becoming a reporting issuer in the province of Ontario, Canada. The securities involved in this transaction were issued on a private placement basis pursuant to the Yukon and Ontario Securities Acts. To the extent that the issuance of these securities was subject to the registration requirements of the U.S. Securities Act, the company believes that they were exempt from such requirements under Section 4(2) of the same.

      From inception to September 30, 2000, the company granted outstanding options to purchase 14,615,886 common shares under its amended and restated stock option plan at a weighted average exercise price of $1.16 per share. In addition, the company granted options to purchase 968,548 common shares outside of its amended and restated stock option plan at an exercise price of $0.01. These options were issued pursuant to the Ontario or Yukon Securities Acts. To the extent that the issuance of these securities was subject to the registration requirements of the U.S. Securities Act, the company believes that they were exempt from such requirements under Rule 701 of the same.

Item 16. Exhibits and Financial Statement Schedules.

      (a) Exhibits.

 Number                               Description
 ------                               -----------
  1.1*  Form of Underwriting Agreement.
  3.1   Restated Articles of Continuance of the Registrant, filed with the
        Yukon Registrar of Corporations on April 11, 2000.
  3.2   Bylaws of the Registrant.
  4.1   Registration Rights Agreement, dated April 11, 2000.
  4.2   See Exhibits 3.1 and 3.2 for other instruments defining the rights of shareholders.
  5.1*  Opinions of Stikeman Elliott and Anton, Campion, Macdonald & Oyler as
        to the legality of the shares being registered.
  8.1*  Opinion of Stoel Rives LLP as to certain U.S. federal tax matters.
  8.2*  Opinion of Stikeman Elliott as to certain Canadian federal tax matters.
 10.1   Form of Indemnification Agreement entered into by the Registrant and its directors and executive officers.
 10.2   Second Amended and Restated Stock Option Plan, dated June 30, 2000.
 10.3   2000 Stock Incentive Plan.
 10.4*  Employee Stock Purchase Plan.
 10.5   Lease Agreement between Bernal Corporate Park and the Registrant, dated
        January 20, 2000.
 10.6   Lease Agreement between Emery Place Limited Partnership and the
        Registrant, dated February 1, 2000.
 10.7   Lease Agreement between E. Manson Investments Limited, Zureit Holdings
        Limited and Blackhill Development Limited and the Registrant, dated
        March 5, 1999.
 10.8   Sublease Agreement between Scott's Management Services, Inc. and the
        Registrant, dated March 1, 1999.
 10.9   Employment Agreement between the Registrant and William B. Lipsin, dated April 1, 1997.
 10.10  Employment Agreement between the Registrant and Derek J. Smyth, dated
        April 14, 1997.
 10.11  Employment Agreement between the Registrant and Daniel W. Fairfax, dated March 2, 2000.
 10.12  Employment Agreement between the Registrant and Lori A. Allan, dated
        March 28, 2000.
 10.13  Employment Agreement between the Registrant and Philip J. Padfield, dated December 22, 1999.
 10.14  Employment Agreement between the Registrant and Dale A. deFrietas, dated April 14, 1997.
 10.15  Software License and OEM Agreement between Registrant and Delano
        Technology Corporation, dated February 2, 2000.
 10.16* Software License Agreement between Registrant and SAP America, Inc., dated October 31, 1999.
 10.17* Complementary Software Interface Testing and Demonstration License
        Agreement between Registrant and SAP America, Inc., dated May 3, 1999.
 10.18  Alliance Agreement between Registrant and Whittman-Hart, Inc., dated
        August 31, 1999.
 10.19* Complementary Software Program Certification Agreement between
        Registrant and SAP Aketiengesellschaft, dated November 19, 1999.
 10.20* Software Partner Program Certification Agreement between Registrant and
        SAP Aketiengesellschaft, dated May 26, 2000.
 10.21* PartnerWorld Agreement between Registrant and IBM Corporation, dated
        June 2, 2000.
 21.1   Subsidiaries of the Registrant.
 23.1   Consent of PricewaterhouseCoopers LLP, Independent Accountants.
 23.2*  Consent of Anton, Campion, Macdonald & Oyler (contained in the opinion filed as Exhibit 5.1 hereto).
 23.3*  Consent of Stoel Rives LLP.
 23.4*  Consent of Stikeman Elliott.
 24.1   Power of Attorney (See Page II-6).
 27.1   Financial Data Schedule.

--------
* To be filed by amendment

      (b) Financial Statement Schedules.

      All schedules are omitted because they are inapplicable or the requested information is shown in the consolidated financial statements of the registrant or related notes thereto.

Item 17. Undertakings.

      The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pleasanton, State of California, on the 18th day of October 2000.

                                          IRONSIDE TECHNOLOGIES INC.

                                          By: /s/ William B. Lipsin
                                             ----------------------------------
                                               William B. Lipsin
                                               President and Chief Executive
                                              Officer

                               POWER OF ATTORNEY

      Each person whose individual signature appears below hereby authorizes and appoints William B. Lipsin and Daniel W. Fairfax, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this registration statement, including any and all post-effective amendments thereto and any registration statement relating to the same offering as this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on the 18th day of October, 2000.

                  Signature                              Title
                  ---------                              -----

           /s/ William B. Lipsin             President, Chief Executive
  __________________________________________ Officer and Director
              William B. Lipsin              (Principal Executive Officer)

           /s/ Daniel W. Fairfax             Chief Financial Officer
  __________________________________________ (Principal Financial
              Daniel W. Fairfax              and Accounting Officer)

         /s/ Graham D.S. Anderson
  __________________________________________ Director
            Graham D.S. Anderson

            /s/ Djenane Cameron
  __________________________________________ Director
               Djenane Cameron

                  Signature                    Title
                  ---------                    -----

            /s/ Perry M. Monych
  __________________________________________ Director
               Perry M. Monych

           /s/ A. Michael Spence
  __________________________________________ Director
              A. Michael Spence

             /s/ Larry Wasser
  __________________________________________ Director
                Larry Wasser

           /s/ Peter A. Weinbach
  __________________________________________ Director
              Peter A. Weinbach

                                 EXHIBIT INDEX

 Number                               Description
 ------                               -----------
  1.1*  Form of Underwriting Agreement.
  3.1   Restated Articles of Continuance of the Registrant, filed with the
        Yukon Registrar of Corporations on April 11, 2000.
  3.2   Bylaws of the Registrant.
  4.1   Registration Rights Agreement, dated April 11, 2000.
  4.2   See Exhibits 3.1 and 3.2 for other instruments defining the rights of shareholders.
  5.1*  Opinions of Stikeman Elliott and Anton, Campion, Macdonald & Oyler as
        to the legality of the shares being registered.
  8.1*  Opinion of Stoel Rives LLP as to certain U.S. federal tax matters.
  8.2*  Opinion of Stikeman Elliott as to certain Canadian federal tax matters.
 10.1   Form of Indemnification Agreement entered into by the Registrant and its directors and executive officers.
 10.2   Second Amended and Restated Stock Option Plan, dated June 30, 2000.
 10.3   2000 Stock Incentive Plan.
 10.4*  Employee Stock Purchase Plan.
 10.5   Lease Agreement between Bernal Corporate Park and the Registrant, dated
        January 20, 2000.
 10.6   Lease Agreement between Emery Place Limited Partnership and the
        Registrant, dated February 1, 2000.
 10.7   Lease Agreement between E. Manson Investments Limited, Zureit Holdings
        Limited and Blackhill Development Limited and the Registrant, dated
        March 5, 1999.
 10.8   Sublease Agreement between Scott's Management Services, Inc. and the
        Registrant, dated March 1, 1999.
 10.9   Employment Agreement between the Registrant and William B. Lipsin, dated April 1, 1997.
 10.10  Employment Agreement between the Registrant and Derek J. Smyth, dated
        April 14, 1997.
 10.11  Employment Agreement between the Registrant and Daniel W. Fairfax, dated March 2, 2000.
 10.12  Employment Agreement between the Registrant and Lori A. Allan, dated
        March 28, 2000.
 10.13  Employment Agreement between the Registrant and Philip J. Padfield, dated December 22, 1999.
 10.14  Employment Agreement between the Registrant and Dale A. deFrietas, dated April 14, 1997.
 10.15  Software License and OEM Agreement between Registrant and Delano
        Technology Corporation, dated February 2, 2000.
 10.16* Software License Agreement between Registrant and SAP America, Inc., dated October 31, 1999.
 10.17* Complementary Software Interface Testing and Demonstration License
        Agreement between Registrant and SAP America, Inc., dated May 3, 1999.
 10.18  Alliance Agreement between Registrant and Whittman-Hart, Inc., dated
        August 31, 1999.
 10.19* Complementary Software Program Certification Agreement between
        Registrant and SAP Aketiengesellschaft, dated November 19, 1999.
 10.20* Software Partner Program Certification Agreement between Registrant and
        SAP Aketiengesellschaft, dated May 26, 2000.
 10.21* PartnerWorld Agreement between Registrant and IBM Corporation, dated
        June 2, 2000.
 21.1   Subsidiaries of the Registrant.
 23.1   Consent of PricewaterhouseCoopers LLP, Independent Accountants.
 23.2*  Consent of Anton, Campion, Macdonald & Oyler (contained in the opinion filed as Exhibit 5.1 hereto).
 23.3*  Consent of Stoel Rives LLP.
 23.4*  Consent of Stikeman Elliott.
 24.1   Power of Attorney (See Page II-6).
 27.1   Financial Data Schedule.

--------
* To be filed by amendment